As filed with the Securities and Exchange Commission on September 29, 1997
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 --------------
                      DELAWARE FIRST FINANCIAL CORPORATION
                 (Name of small business issuer in its charter)

           Delaware                                 6035                          Applied For
(State or other jurisdiction of         (Primary standard industrial           (I.R.S. employer
incorporation or organization)           classification code number)         identification number)

                 400 Delaware Avenue, Wilmington, Delaware 19801
                                 (301) 421-9090
--------------------------------------------------------------------------------
   (Address and telephone number of principal executive offices and principal place of business)

                              Mr. Ronald P. Crouch
                      President and Chief Executive Officer
                          Ninth Ward Savings Bank, FSB
                               400 Delaware Avenue
                           Wilmington, Delaware 19801
                                 (302) 421-9090
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

                  Please send copies of all communications to:
                           Raymond J. Gustini, Esquire
                             Jeremy J. Sher, Esquire
                                 Peabody & Brown
                        1255 23rd Street, N.W., Suite 800
                             Washington, D.C. 20037
                                 (202) 973-7700

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                ______
                                               |______|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                         ______
                        |______|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                  ______
                                 |______|

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
Title of each Class of     Dollar Amount to be     Prosposed Maximum     Prosposed Maximum         Amount of
 Securities Dollar            Registered           Offering Price Per    Aggregate Offering    Registration Fee
                                                       Security              Price(1)
---------------------------------------------------------------------------------------------------------------
Common Stock, par value       $11,570,000               $10.00             $11,570,000              $3,990
    $.01 per share
---------------------------------------------------------------------------------------------------------------

      (1) Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                    [LOGO]


                     Up to 1,006,000 Shares of Common Stock

                      DELAWARE FIRST FINANCIAL CORPORATION
                               400 Delaware Avenue
                           Wilmington, Delaware 19801
                                 (302) 421-9090


================================================================================

     Ninth Ward Savings Bank, FSB is converting from the mutual form to the stock form of organization. As part of the Conversion, Ninth Ward Savings Bank, FSB will become a wholly owned subsidiary of Delaware First Financial Corporation. Delaware First Financial Corporation was formed in September 1997 and upon consummation of the Conversion will own all of the shares of Ninth Ward Savings Bank, FSB. The common stock of Delaware First Financial Corporation is being offered to the public in accordance with a Plan of Conversion. The Plan of Conversion must be approved by a majority of the votes eligible to be cast by members of Ninth Ward Savings Bank, FSB and by the Office of Thrift Supervision. The offering will not go forward if Ninth Ward Savings Bank, FSB does not receive these approvals or Delaware First Financial Corporation does not sell at least the minimum number of shares.

================================================================================


                                TERMS OF OFFERING

     An independent appraiser has estimated the market value of the common stock being offered to be between $7,440,000 to $10,060,000, which establishes the range of the number of shares to be offered. Subject to Office of Thrift Supervision approval, up to 1,157,000 shares, an additional 15% above the maximum number of shares, may be offered. Based on these estimates, we are making the following offering of shares of common stock:

o  Price Per Share:                      $10

o  Number of Shares
   Minimum/Maximum/Maximum as adjusted:  744,000 to 1,006,000 to 1,157,000

o  Underwriting Commissions and Expenses
   Minimum/Maximum/Maximum as adjusted:  $492,000 to $522,000 to $540,000

o  Net Proceeds to Delaware First
     Financial Corporation
   Minimum/Maximum/Maximum as adjusted:  $6,948,000 to $9,538,000 to $11,030,000

     Please refer to Risk Factors beginning on page _____ of this Prospectus.

     These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     Neither the Securities and Exchange Commission, Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

              For information on how to subscribe, please call the
                  Stock Information Center at (302) _________.

                            TRIDENT SECURITIES, INC.

                             November _______, 1997

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

TERMS OF OFFERING..........................................................    i
QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING.............................    v
SUMMARY....................................................................    1
SELECTED FINANCIAL DATA....................................................    4
RECENT DEVELOPMENTS........................................................    7
RISK FACTORS...............................................................    8
PROPOSED MANAGEMENT PURCHASES..............................................   13
USE OF PROCEEDS............................................................   14
DIVIDEND POLICY............................................................   16
MARKET FOR THE COMMON STOCK................................................   16
CAPITALIZATION.............................................................   17
HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE................................   19
PRO FORMA DATA.............................................................   21
CONSOLIDATED STATEMENT OF EARNINGS AND INCOME
  OF NINTH WARD SAVINGS BANK, FSB..........................................   27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS................................................   28
BUSINESS OF DELAWARE FIRST FINANCIAL CORPORATION...........................   45
BUSINESS OF NINTH WARD SAVINGS BANK, FSB...................................   46
REGULATION.................................................................   69
TAXATION...................................................................   76
MANAGEMENT OF THE COMPANY..................................................   78
MANAGEMENT OF NINTH WARD SAVINGS BANK, FSB.................................   79
THE CONVERSION.............................................................   89
RESTRICTIONS ON ACQUISITION OF THE COMPANY.................................  106
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY................................  111
LEGAL AND TAX MATTERS......................................................  113
EXPERTS....................................................................  114
REGISTRATION REQUIREMENTS..................................................  114
ADDITIONAL INFORMATION.....................................................  114
GLOSSARY...................................................................  G-1


         This Prospectus contains forward-looking statements which reflect Delaware First Financial Corporation's views regarding future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements as a result of risks and uncertainties, including, but not limited to, those found in the "Risk Factors" section. The words "believe," "expect," and "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of their dates. Delaware First Financial Corporation undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise. The "Risk Factors" discussion begins on page _______ of this Prospectus.

         Please see the Glossary beginning on page G-1 for the meaning of capitalized terms that are not defined in this Prospectus.

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:   How will I benefit from the Offering?

A: The offering means that you will have the chance to become a stockholder of our newly formed holding company, Delaware First Financial Corporation, which will allow you to share in our future as a federal stock savings bank. The stock offering will increase our capital and funds for lending and investment activities, which will give us greater flexibility to diversify operations and expand into other geographic markets. As a stock savings institution operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets.

Q:   How do I subscribe for the stock during the offering?

A: You must complete and return the Stock Order Form to us together with your payment, on or before December ___, 1997.

Q:   For how much stock may I subscribe?

A: The minimum purchase is 25 shares (or $250). The maximum purchase is 10,000 shares (or $100,000), for any individual person or persons ordering through a single account. In certain instances, your purchase might be grouped together with purchases by persons with other accounts and in that event the aggregate purchases may not exceed 20,000 shares (or $200,000). We may decrease or increase the maximum purchase limitation without notifying you. In the event that the offering is oversubscribed, shares will be allocated based upon a formula.

Q:   What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares for which you subscribe. If there is an oversubscription, the stock will be offered on a priority basis to the following persons:

     o Persons who had a deposit account of $50 or more with us on December 31, 1995. Any remaining shares will be offered to:

     o Tax Qualified Employee Plans, including the Employee Stock Ownership Plan of Ninth Ward Savings Bank, FSB. Any remaining shares will be offered to:

     o Persons who had a deposit account of $50 or more with us on September 30, 1997. Any remaining shares will be offered to:

     o    Other depositors and certain borrowers of ours, as of _________, 1997.

If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public with preference given to people who live in the state of Delaware or counties in Maryland, New Jersey or Pennsylvania that are contiguous to New Castle County, Delaware.

Q: What particular factors should I consider when deciding whether or not to subscribe for the stock?

A: Because of the small size of the offering, there may not be an active market for the shares, which may make it difficult to resell any shares you may own. Also, before you decide to subscribe for stock, you should carefully read the Risk Factors section in this Prospectus.

Q: As a depositor or borrower member of Ninth Ward Savings Bank, FSB, what will happen if I do not subscribe for any stock?

A: You presently have voting rights while we are in the mutual form; however, once we convert to the stock form you will lose your voting rights unless you purchase stock. You are not required to purchase stock. Your deposit account, certificate accounts and any loans you may have with us will be not be affected.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire Prospectus. This section highlights selected information and may not contain all of the information that is important to you. In addition, you should contact:

                            Stock Information Center
                         Delaware First Financial Corp.
                               400 Delaware Avenue
                           Wilmington, Delaware 19801
                          (302) _____________________.

                                     SUMMARY


     This summary highlights selected information from this Prospectus and may not contain all the information that is important to you. To understand our Conversion and the stock offering fully, you should carefully read this entire Prospectus, including the consolidated financial statements and the notes to the financial statements of Ninth Ward Savings Bank, FSB. References in this Prospectus to "Ninth Ward," the "Bank," "we," "us," and "our" refer to Ninth Ward Savings Bank, FSB. In certain instances where appropriate, "us" or "our" refers collectively to Delaware First Financial Corporation and Ninth Ward
Savings Bank, FSB. References in this Prospectus to "the Company" refer to Delaware First Financial Corporation, only.

The Companies

                      Delaware First Financial Corporation
                               400 Delaware Avenue
                           Wilmington, Delaware 19801
                                 (302) 421-9090

     Delaware First Financial Corporation is not an operating company and has not engaged in any significant business to date. It was formed in September 1997, as a Delaware corporation to be the holding company for Ninth Ward Savings Bank, FSB. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See "BUSINESS OF THE COMPANY."

                          Ninth Ward Savings Bank, FSB
                               400 Delaware Avenue
                           Wilmington, Delaware 19801
                                 (302) 421-9090

     We are a community and customer oriented federal mutual savings bank operating from a single office in Wilmington since 1922. Historically, we have emphasized residential mortgage lending, primarily originating one-to-four family mortgage loans. At June 30, 1997, we had total assets of $112.5 million, total liabilities of $106.5 million, and retained earnings of $6.1 million. See "BUSINESS OF NINTH WARD."

The Stock Offering

     Between 744,000 and 1,006,000 shares of common stock par value $0.01 per share of the Company are being offered at $10 per share (the "Common Stock"). As a result of changes in market and financial conditions prior to completion of the Conversion or to fill the order of our ESOP and subject to the Office of Thrift Supervision approval, the offering may be increased to 1,157,000 shares without further notice to you.

Stock Purchases

         The shares of Common Stock will be offered on the basis of priorities. If you are a depositor or borrower member, you will receive subscription rights to purchase the shares. The shares will be offered first to eligible depositor and borrower members in a Subscription Offering and any remaining shares will be offered in a Community Offering to members of the general public with first preference being given to natural persons residing in Delaware, in Cecil County, Maryland, Chester County and Delaware County, Pennsylvania, and in Salem County, New Jersey . We reserve the right in our absolute discretion to reject in whole or in part orders in the Community Offering and Syndicated Community Offering. See "THE CONVERSION."

Subscription Rights

     You may not sell or assign the subscription rights you may have because of your status as a depositor or borrower of Ninth Ward Savings Bank, FSB. Any transfer of subscription rights is prohibited by law.

The Offering Range and Determination of the Price Per Share

         The offering range is based on an independent appraisal of the pro forma market value of the Common Stock by FinPro, Liberty Corner, NJ 07938, an appraisal firm experienced in appraisals of savings institutions. FinPro has estimated that, in its opinion, as of ______, 1997, the aggregate pro forma market value of the Common Stock ranged between $7.4 million and $10.1 million (with a mid-point of $8.8 million). We are offering up to 1,006,000 shares for sale. The pro forma market value of the shares is our market value after giving effect to the sale of shares in this offering. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of Common Stock in this offering. The $10 price per share was determined by our Board of Directors and is the per share price most commonly used in stock offerings involving conversions of mutual savings institutions. The independent appraisal will be updated prior to the consummation of the Conversion. If the pro forma market value of the Common Stock is either below $7.4 million or above $11.6 million, or if the offering is extended beyond _____, 1998, you will be notified by us and you will have the opportunity to modify or cancel your order. See "THE CONVERSION."

Termination of the Offering

     The Subscription Offering will terminate at 12:00 p.m., Eastern Time, on December _______, 1997. The Community Offering, if any, may terminate at any time on or after the Subscription Offering expiration date without notice but no later than _______________, 1998, without approval by the OTS.

Benefits to Management from the Offering

     Our full-time employees will participate in the offering through purchases of stock by our Employee Stock Ownership Plan (the "ESOP"), which is a form of employee ownership and retirement plan. We also intend to implement a Restricted Stock Plan (the "RSP") and an Option Plan following completion of the Conversion, which will benefit our executive and other officers and directors. However, the RSP and Option Plan cannot be adopted until after the Conversion and are subject to both stockholder approval and compliance with OTS regulations. See "MANAGEMENT OF NINTH WARD SAVINGS BANK, FSB."

Use of the Proceeds Raised from the Sale of Common Stock

     The primary purpose of the Conversion is to increase the capital of the Bank. The majority of the funds raised in the Conversion will be used by the Company to purchase all of the outstanding shares of the Bank. Delaware First Financial Corporation will retain up to 25% of the net proceeds from the stock offering. The Company will use some or all of its funds to make a loan to our ESOP to fund its purchase of stock in the Conversion. The loan to the ESOP must be approved by the OTS. See "US OF PROCEEDS."

Dividends

     Initially, we do not intend to pay any cash dividends on the Common Stock. See "DIVIDEND POLICY."

Market for the Common Stock

     We have applied to have the Common Stock quoted on the NASDAQ Small-Cap Market under the symbol "________." However, since the size of the offering is relatively small, no assurance can be given that our Common Stock will be quoted on the NASDAQ or that an active and liquid trading market for the Common Stock will develop and be maintained after the Conversion. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or to sell them at a price equal to or above $10. Trident Securities, Inc. ("Trident") has informed us that they intend to make a market in the shares of the Common Stock following completion of the Conversion. See "MARKET FOR COMMON STOCK."

Important Risks in Owning Delaware First Financial Corporation's Common Stock

     Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages _______ of this Prospectus.

                             SELECTED FINANCIAL DATA

     We are providing the following summary of selected financial information and other data for your benefit. This information is only a summary and does not purport to be complete, and is qualified in its entirety by reference to the detailed information and financial statements and accompanying notes beginning on page F-1. Selected financial information at June 30, 1997 and for the six months ended June 30, 1997 and 1996 have been derived from unaudited financial statements. In our opinion, such information reflects all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the selected financial information and other data. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results which may be expected for any other period.

                             Selected Financial Data

                                                            December 31,
                                                            ------------
                                  June 30, 1997        1996            1995
                                  -------------        ----            ----

Total Assets                       $112,544,699    $112,683,218     $97,377,204

Investment securities, net(1)        $5,992,005      $6,475,800     $11,488,192
Mortgage-backed securities(1)           190,414         203,147         698,669
Interest-bearing deposits             2,668,566       2,456,294         783,808
Noninterest-bearing deposits            169,649         187,158         277,048
Loans receivable, net                92,919,385      98,042,118      78,835,306
Loans held for sale                   5,547,674               0       1,020,000
Savings deposits                     78,351,363      78,408,793      81,522,249
FHLB advances                        25,200,000      25,900,000       7,950,000
Net worth or retained earnings       $6,086,942      $5,957,589      $6,062,906
  -- substantially restricted

----------

(1) All of the Bank's investment securities and mortgage-backed securities were classified as "Held to Maturity" at December 31, 1995 and "Available for Sale" at December 31, 1996 and June 30, 1997.

                                                           Summary of Operations

                                               For the Six Months              For the Year
                                                 Ended June 30,              Ended December 31,
                                            ------------------------      ------------------------
                                               1997          1996            1996          1995
                                            ----------    ----------      ----------    ----------

Operating Data:
Total interest income                       $4,072,358    $3,762,647      $7,922,109    $7,292,747

Total interest expense                       2,976,891     2,641,110       5,750,139     5,055,141
                                            ----------    ----------      ----------    ----------

Net interest income:                         1,095,467     1,121,537       2,171,970     2,237,606

Provision for loan losses                       10,000        26,000          47,000         5,000
                                            ----------    ----------      ----------    ----------
Net interest income after provision
  for loan losses                            1,085,467     1,095,537       2,124,970     2,232,606

Gain on sales of loans                          16,632        48,766          68,629       438,970
Other income                                    68,281       108,504         236,147        81,229
Other expenses                                 960,575     1,181,961       2,593,287     2,068,211
                                            ----------    ----------      ----------    ----------

Income (loss) before income taxes
  and extraordinary item                       209,805        70,846         163,541)      684,594
Income taxes (benefit)                          88,000        30,000         (69,000)      264,670
                                            ----------    ----------      ----------    ----------
Net income (loss)                           $  121,805    $   40,846      $  (94,541)   $  419,924
                                            ==========    ==========      ==========    ==========


                                                         Key Operating Ratios(1)

                                               For the Six Months              For the Year
                                                 Ended June 30,              Ended December 31,
                                            ------------------------      ------------------------
                                               1997          1996            1996          1995
                                            ----------    ----------      ----------    ----------
Key Performance Ratios:
  Return on average assets                     0.22%         0.08%          (0.09%)        0.45%
  Return on average retained earnings          4.05          1.34           (1.57%)        7.17
  Average retained earnings to
    average assets                             5.35          5.83            5.72          6.23
  Average interest rate spread during
    the period                                 1.75          1.99            1.78          2.13

Quality Ratios:
  Nonperforming assets to total assets         0.29          0.22            0.33          0.25
  Allowance for loan losses to total loans     0.27          0.24            0.25          0.25
  Allowance for loan losses to
    nonperforming loans                       78.59         93.78           65.69         81.97


  Noninterest expense to average assets        0.85          1.13            2.47          2.20
  Net interest income to noninterest
     expense(2) (x times)                      1.14          0.95            0.84          1.08
Average interest-earning assets to
  average interest-bearing liabilities
 (x times)                                     1.05          1.06            1.05          1.05

----------
(1) Quality ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on the average of period ending balances during the indicated periods and are annualized where appropriate.

(2)  Noninterest expense is assumed to be General & Administrative Expenses

                               RECENT DEVELOPMENTS


                                    [TO COME]

                                  RISK FACTORS

     In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in our Common Stock.

Interest Rate Risk

     Historically, we have primarily originated fixed rate mortgage loans. Typically, we have sold a portion of these loans in the secondary market. However, in 1996 we held many of these loans in our portfolio. At June 30, 1997, over 87% of our first mortgage loans were fixed rate. This concentration of fixed rate loans, and our inability to attract adjustable rate loans has exposed us to greater interest rate risk which the OTS has advised us is unacceptably high. In June we undertook certain actions to lower interest rate risk, but these actions have not completely eliminated our exposure to interest rate risk.

     Our operating results are also dependent to a significant degree on our net interest income which is the difference between interest income from our loans and investments and the interest we pay on deposits and the money we borrow. Our interest income and expense change as interest rates increase or decrease and the amount we earn on our assets and pay on our liabilities. Interest rates fluctuate and assets and liabilities reprice because of a variety of factors including general economic conditions, the policies of various regulatory authorities, and other factors which are beyond our control. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management" and "BUSINESS OF NINTH WARD SAVINGS BANK -- Lending Activities" and "-- Deposits and Borrowings."

     Because of our single office location, the competition in our market area and a deposit base which we believe is interest rate sensitive, our cost of funds is high. This high cost of funds in combination with our asset and liability structure as it is presently constituted exposes us to substantial interest rate risk. When interest rates are rising the interest income earned on our predominantly fixed rate mortgage loan assets will not increase as rapidly as the interest expense we pay on our deposit and borrowing liabilities, which are predominately certificates of deposit with maturities of up to three years. As a result, our earnings will be adversely affected when the cost of our certificates of deposit and other savings accounts and borrowings increases more rapidly than the income we earn on our loans and investments. The degree to which such earnings will be adversely affected depends upon how quickly interest rates rise and the degree to which we are affected by a rise in interest rates. Our earnings were also adversely affected in 1996 and the first half of 1997 by the narrow difference between the interest paid by us on our deposits and the income we received from our loans and assets. If interest rates rise, that spread may become smaller, since $72.1 million, or 77.5% of our loan portfolio at June 30, 1997 consisted of longer term fixed rate loans, while $44.2 million, or 56.4% of our deposits mature within one year of June 30, 1997. The interest earned on our loan portfolio will increase slowly to the extent that existing fixed rate loans at lower rates are paid off and new loans at higher rates are originated, while the rates paid on deposits would increase more quickly. Rising interest rates also affect our earnings if loan demand is diminished. Our total interest-bearing liabilities repricing within one year exceeded our total interest-earning assets repricing in the same period by $29.2 million, creating a one-year interest sensitivity gap of negative 25.9%. This will cause the Bank's net interest income to be adversely affected in a rising rate environment. Both our business plan and our Supervisory Agreement emphasize a reduction of this interest rate risk. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management"

Expansion into Small Business/Commercial Lending and Creation of Branches

     To date, we have operated as a traditional savings and loan association operating from a single location and emphasizing the origination of loans secured by one-to-four family residences. At June 30, 1997, $82.6 million, or 88.9%, of our loan portfolio consisted of single family residential mortgage loans in our market area. However, the Board of Directors believes that as a result of market trends, including the recent consolidation of financial institutions and the economics of our market area, there will be increasing demand in our market area for commercial loans and home equity loans. After the Conversion, we anticipate expanding our product line to offer small business/commercial loans secured by real estate and unsecured small business/commercial loans, as well as expanding our existing home equity loan program. At the present time there is no one in our management with significant experience in the small business/commercial lending area. In order to expand into this area we anticipate hiring a Senior Officer to supervise and develop this business. This person's ability and skills will be essential in order to enable us to execute our strategy. If we are unable to locate and hire a suitable individual we may be unable to implement our strategy concerning small business/commercial lending.

     While small business/commercial loans are more interest rate sensitive and carry higher yields than do residential mortgage loans, they generally carry a higher degree of credit risk than residential mortgage loans. Consequently, diversification of our loan portfolio may alter and increase our risk profile.. Additionally, small business/commercial loans are often larger and may involve greater risks than other types of lending. Because payments on such loans are often dependent on successful operations of the underlying business or project, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. We will seek to minimize these risks through underwriting guidelines which may contain certain safeguards. However, our business plan calls for us to make small business/commercial loans secured by real estate as well as unsecured business loans.

     We also plan to increase our home equity lending program. At June 30, 1997, these loans amount to $10.9 million, or 11.7%, of our loan portfolio. These loans may carry greater risks than our traditional mortgage loans because we are often a second lien holder on such loans. Additionally, our provision for loan losses may increase in the future as we implement the Board of Directors' strategy of emphasizing home equity loans and expanding into small business/commercial lending

     Our business plan also calls for us to open additional branches in the next two years. While such branches are intended to provide us with access to lower cost funds, they will increase our operating expenses and related costs.

Source of Funds

     At June 30, 1997, $65.8 million, or 84.0% of our deposits were in the form of certificates of deposit. Of this amount, $14.3 million, or 18.3%, were certificates of deposit of $100,000 or more ("Jumbo Deposits"). While many of our certificates of deposit are accounts of long-standing customers, they are significantly influenced by prevailing interest rate levels and market conditions. Our single office location, the need to offer interest rates competitive with other financial institutions, and the abundance of other alternative investment products have caused us to be more reliant on certificates of deposit, particularly Jumbo Deposits, which are generally considered more sensitive to changes in interest rates. Therefore, we believe our cost of funds is higher than many financial institutions operating in our market area.

     Only $12.6 million, or 16.0% of our deposits are in the form of passbooks, money market and transaction accounts. We believe that these are core deposits, which are traditionally defined as lower-cost funds not held in certificate of deposit form. Core deposits, as opposed to those in certificate form, are typically not as susceptible to withdrawal in times of rapidly increasing interest rates. However, because the majority of our funding sources are in certificate form, we are susceptible to the risk of withdrawal or changes in interest income in the event of rapid increases in rates. The substantial amount of Jumbo Deposits could enable a relatively small number of depositors to move their deposits to higher yielding investments and cause a large deposit outflow. Such an outflow could force us to place additional reliance on Federal Home Loan Bank ("FHLB") advances as a source of funds. At June 30, 1997, we had $25.2 million of outstanding advances from the FHLB and an unused line of credit of $8.6 million.

Supervisory Agreement

     On May 21, 1997, we entered into a Supervisory Agreement with the OTS. Pursuant to the Supervisory Agreement, we are required to take certain actions in the areas of interest rate risk, increases in capital, and the development and adoption of a business plan. The primary thrust of the actions required by the OTS is to improve operations and performance through reductions in our interest rate risk and to provide OTS with a three year business plan. The purpose of this business plan is, among other things, to improve performance and achieve and maintain adequate levels of capital. Our business plan is also required to address our long-term goals with respect to cost of funds, asset growth and non-interest expense. See "BUSINESS OF NINTH WARD SAVINGS BANK, FSB -- Supervisory Agreement."

     We are also required to adopt an interest rate risk policy which expressly sets forth our policies and procedures for maintaining an acceptable level of interest rate risk. Under regulations of the FDIC relating to the premiums paid for deposit insurance, we are also required to pay more for federal deposit insurance than we did before the Supervisory Agreement was instituted. That additional cost will continue as long as the Supervisory Agreement remains in effect and will prevent us from achieving the full benefit of the rate reduction for deposit insurance which all well-capitalized institutions attained when the SAIF was recapitalized. See "REGULATION -- Insurance of Deposit Accounts."

Lack of Active Market for Common Stock

     Due to the small size of the offering, it is highly unlikely that an active trading market in our Common Stock will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price which you paid for the shares. The Common Stock may not be appropriate as a short-term investment. See "MARKET FOR THE COMMON STOCK."

Intent to Remain Independent; Unsuitability as a Short-Term Investment

     We have operated as an independent, community oriented savings association since 1922. It is our intention to continue to operate as an independent community oriented financial institution following the Conversion. Accordingly, you are urged not to subscribe for shares of our Common Stock if you are anticipating a rapid sale by us to a third party. See "BUSINESS OF THE COMPANY."

     Also due to our intention to remain independent, we have included certain provisions in our certificate of incorporation and bylaws which will assist us in maintaining our status as an independent, publicly owned corporation. These provisions as well as the Delaware general corporation law and certain federal regulations may have certain anti-takeover effects which include: restrictions on the acquisition of the Company's equity securities and limitations on voting rights; the classification of the terms of the members of the Board of Directors; certain provisions relating to the meeting of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of Common Stock without shareholder approval; and super majority provisions for the approval of certain business combinations. See "RESTRICTIONS ON ACQUISITIONS OF THE COMPANY." As a result, stockholders who might wish to participate in a change of control transaction may not have an opportunity to do so.

Decreased Return on Average Equity and Increased Expenses Immediately After
  Conversion

     Return on average equity (net income divided by average equity) is a ratio used by many investors to compare the performance of a savings institution to its peers. As a result of the Conversion we expect that our equity will increase substantially. Our expenses also will increase because of the costs associated with our ESOP, RSP, and the costs of being a public company. Because of the increases in our equity and expenses, our return on equity may decrease as compared to our performance in previous years. Initially, we intend to invest the net proceeds in short term investments which generally have lower yields than residential mortgage loans. At December 31, 1995 and 1996 and June 30, 1997, our return on average equity was 7.17%, (1.57%), and 4.05% respectively. See "USE OF PROCEEDS."

Possible Voting Control by Directors and Officers

     The proposed purchases of the Common Stock by our directors, officers and ESOP, as well as the potential acquisition of the Common Stock through the Option Plan and RSP, could make it difficult to obtain majority support for stockholder proposals which are opposed by us. In addition, the voting of those shares could enable us to block the approval of transactions (i.e., business combinations and amendment to our certificate and bylaws) requiring the approval of 80% of the stockholders under the Company's certificate. See "MANAGEMENT OF NINTH WARD SAVINGS BANK -- Executive Compensation," "DESCRIPTION OF CAPITAL STOCK," and "RESTRICTIONS ON ACQUISITIONS OF THE COMPANY."

Possible Dilutive Effect of RSP and Stock Options

     If the Conversion is completed and shareholders approve the RSP and Option Plan, we will issue stock to our officers and directors through these plans. If the shares for the RSP and Option Plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately 15.2% and the trading price of our stock may be reduced. See "PRO FORMA DATA," "MANAGEMENT OF NINTH WARD SAVINGS BANK -- Proposed Future Stock Benefit Plans."

Financial Institution Regulation and Future of the Thrift Industry

     We are subject to extensive regulation, supervision, and examination by the OTS and FDIC. A bill, H.R. 10, has been reported by the U.S. House of Representatives, Committee on Banking and Financial Services, that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and eliminate the federal thrift charter under which we currently operate. If this legislation becomes law, we could be forced to become a state chartered bank or a national commercial bank. If we become a commercial bank, our investment authority and the ability of the Company to engage in diversified activities would be more limited, which could affect our profitability. See "REGULATION."

Competition

     The city of Wilmington, Delaware, the market area in which we conduct our business, is a highly competitive market for loans and deposits. Thirty-two financial institutions operate 50 active branch offices and compete for $18.9 billion in total deposits in this market. Many of these financial institutions are large national and regional entities with greater resources than ours.
Additionally, we operate from only one office and, as a result, have a relatively high cost of funds as well as a limited product line. As such, we can provide no assurance concerning our ability to achieve profitability in future periods.


                          PROPOSED MANAGEMENT PURCHASES

     The following table sets forth information regarding the approximate number of shares of Common Stock, each director, executive officer and their "associates" intends to purchase in the Conversion. All shares will be purchased for investment purposes and not for purposes of resale. For purposes of the following table, it has been estimated that 875,000 shares (the mid-point of the estimated value range (the "EVR"), of Common Stock will be sold at $10 per share and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                  Aggregate Price  Percentage of
                                           Total      of Shares     Total Shares
Name                   Position         Purchased(1)  Purchased       Offered
----                   --------         ------------  ---------       -------
Dr. William R. Baldt   Director              1,000       $10,000         .1%
J. Bayard Cloud        Chairman              1,000       $10,000         .1%
Thomas B. Cloud        Director              5,000       $50,000         .6%
Ronald P. Crouch       President, Chief
                         Executive Officer
                         and Director        1,000       $10,000         .1%
Larry D. Gehrke        Director             10,000      $100,000        1.2%
Alan B. Levin          Director                500        $5,000         *
Ernest J. Peoples      Vice Chairman         1,000       $10,000         .1%
Dr. Robert L.
  Schweitzer           Director                300        $3,000         *
Jerome P. Arrion       Executive Vice
                         President, Chief
                         Operating Officer
                         and Treasurer         100        $1,000         *
Genevieve B. Marino    Vice President        1,500       $15,000         .2%
Lori N. Richards       Vice President        2,500       $25,000         .3%
                                            ------      --------        ---

         Total         N/A                  23,900      $239,000        2.7%
                                            ======      ========        ===

----------
 *   Represents less than .1% of outstanding shares.

(1) Does not include shares purchased by the ESOP or shares awarded to participants in the RSP, if implemented, or under the Option Plan, if implemented.

                                 USE OF PROCEEDS

     Although the actual net proceeds from the Offering cannot be determined until the offering is complete, we presently anticipate that the net proceeds from the sale of Common Stock will be between $6,948,000 and $9,538,000 ($11,030,000 million assuming an increase in EVR by 15%). See "PRO FORMA DATA." The Company will use the majority of the net proceeds from the offering to purchase all of the capital stock we will issue in connection with the Conversion. Subject to regulatory approval, the Company will retain up to 25% of the net proceeds. A portion of the net proceeds to be retained by the Company will be loaned to our ESOP to fund its purchase of up to 8% of the shares sold in the Conversion. Based on the issuance of 744,000 shares, or 1,006,000 shares at the minimum and maximum of the EVR, the loan to the ESOP would be $595,200 and $804,800, respectively. If these shares are not available in the Conversion, they will be purchased in the open market following completion of the Conversion. On a short-term basis, the balance of the net proceeds retained by the Company initially will be invested in short-term investments. A portion of the net proceeds may also be used to fund the purchase of up to 4% of the shares for a RSP which is anticipated to be adopted following the Conversion. Some of the proceeds may be used to expand facilities, in particular the establishment of branch offices. See "PRO FORMA DATA."

     Although we exceed all regulatory requirements, the funds we receive from the sale of our capital stock will further strengthen our capital position. These funds may be used for general corporate purposes including, but not limited to: (i) repaying FHLB advances, (ii) funding loan commitments; (iii) investment in mortgage-backed securities; (iv) investment in mortgages and other loans; and (v) possible expansion of our banking facilities. However, initially we intend to invest the net proceeds in short-term investments until we can deploy the proceeds pursuant to our business plan. We also anticipate using a portion of the proceeds from the Conversion to open a branch or branches in the next two years. Branch expansion, however, is dependent upon finding a suitable location for the facilities, the cost of constructing, purchasing or leasing such a facility and general economic conditions, including the level of interest rates. Accordingly, there is no assurance that expansion will be achieved in the near future, if at all. We also plan to increase our home equity lending program and enter new lines of lending, such as small business/commercial lending.

     After the first year following the Conversion (or sooner if authorized by the OTS), the Company may repurchase shares of our Common Stock subject to applicable regulations of the OTS governing such repurchases. The decision to repurchase our Common Stock will be made by our Board of Directors and will be based on our board's view of the price of the Common Stock, general economic conditions, the attractiveness of other investments and our capital needs. Any decision to repurchase stock will be subject to the determination of the Company's Board of Directors that both the Company and Ninth Ward Savings Bank, FSB will be capitalized in excess of all applicable regulatory requirements after such repurchases and the receipt of necessary approvals or non-objections from the OTS. The repurchase of stock would also be prohibited if equity would be reduced below the amount required for the liquidation account. There can be no assurance that the Company will repurchase any shares.

     The net proceeds may vary because the total expenses of the Conversion may be more or less than those estimated. We expect our estimated expenses to be between $492,000 and $522,000. Our estimated net proceeds will range from $6.9 million to $9.5 million (or up to $11.0 million in the event the maximum of the estimated valuation range is increased to $11.6 million). See "PRO FORMA DATA." The net proceeds will also vary if the number of shares to be issued in the Conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.

                                 DIVIDEND POLICY

     Upon Conversion, our Board of Directors will have the authority to declare dividends on the shares, subject to statutory and regulatory requirements. Initially, we do not expect to pay cash dividends on the shares. Generally, declarations of dividends by the Board of Directors depends upon a number of factors, including, but not limited to: (i) the amount of the net proceeds retained by the Company in the Conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize dividends in the future if it deems such payment appropriate and in compliance with applicable law and regulation.

     The Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent in part upon the receipt of dividends from Ninth Ward Savings Bank, FSB. Ninth Ward, like all financial institutions regulated by the OTS, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of regulatory capital requirements and the amount of capital required for the liquidation account required to be established in connection with the Conversion. The Company is subject, however, to the requirements of Delaware law, which generally limit the payment of dividends to amounts that will not affect the ability of the Company, after the dividend has been distributed, to pay its debts in the ordinary course of business.

                           MARKET FOR THE COMMON STOCK

     Ninth Ward, as a mutual thrift institution, and the holding company, as a newly organized company, have never issued capital stock, and consequently there is no established market for the Common Stock. Following the completion of the offering, it is anticipated that the Common Stock will be traded on the NASDAQ Small-Cap Market under the symbol "__________." However, there can be no assurance that the Company will meet the NASDAQ Small-Cap listing requirements, one of which is that at least two market markers make, or agree to make, a market in the Common Stock. Trident has agreed to make a market for the Company's Common Stock following consummation of the Conversion and will assist the Company in seeking to encourage at least one additional market maker to establish and maintain a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able as principal to effect transactions in reasonable quantities at those quoted prices subject to various securities and other regulatory requirements. Prior to the Conversion the Company will attempt to obtain the commitment from at least one additional broker-dealer to act as market maker for the Common Stock. There is no assurance that there will be two market makers. If the Common Stock cannot be listed on the NASDAQ Small-Cap Market, it is expected to be quoted and traded on the OTC Bulletin Board or the transactions in the Common Stock will be reported in the "Pink Sheets" of the National Quotation Bureau, Inc.

     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the Company's control or that of any market broker. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of your shares and you should not view the shares as a short-term investment. The absence of an active and liquid trading market may prevent you from selling your shares at a price equal to or above the price you paid for the shares.

                                 CAPITALIZATION

     The following table presents Ninth Ward's historical capitalization including deposits at June 30, 1997 and the pro forma consolidated capitalization of the Company after giving effect to the Conversion based upon the sale of the indicated number of shares at $10 per share and upon the other assumptions set forth under "PRO FORMA DATA." A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE OFFERING MAY MATERIALLY AFFECT SUCH PRO FORMA CAPITALIZATION.

                                               The Company Pro Forma Consolidated Capitalization at June 30, 1997 On The Sale Of:
                                               ----------------------------------------------------------------------------------
                                                                   875,000 Shares at   1,006,000 Shares at    1,157,000 Shares at
                               Historical      744,000 Shares at     $10 per Share        $10 per Share          $10 per Share
                             Capitalization       $10 per Share         (Midpoint            (Maximum             (Maximum, as
                              June 30, 1997      (Minimum Range)        of Range)            of Range)            adjusted)(1)
                             --------------    -----------------   -----------------   -------------------    -------------------
                                              (In thousands)
Deposits (2)                    $ 78,351           $ 78,351            $ 78,351             $ 78,351              $ 78,351
FHLB advances                     25,200             25,200              25,200               25,200                25,200
                                --------           --------            --------             --------              --------
Total deposits and borrowings   $103,551           $103,551            $103,551             $103,551              $103,551
                                ========           ========            ========             ========              ========
Shareholders' equity:
  Preferred stock, par
    value $.01, 500,000 shares
    authorized; none issued     $     --           $     --            $     --             $     -               $     --
  Common Stock, par value
   $0.1 per share, 3,000,000
   shares authorized; shares to
   be issued as reflected(3)(4)       --                  7                   9                   10                    12
Additional paid-in capital(3)(5)      --              6,941               8,234                9,528                11,018
Retained earnings
  (substantially restricted)       6,087              6,087               6,087                6,087                 6,087
Less:
  Common Stock acquired
    by ESOP((3)                       --               (595)               (700)                (805)                 (926)
  Common Stock acquired
    by the RSP(3)                     --               (298)               (350)                (402)                 (463)
                                --------           --------            --------             --------              --------
Total shareholders' equity      $  6,087           $ 12,142            $ 13,280             $ 14,418              $ 15,728
                                ========           ========            ========             ========              ========


----------


(1) As adjusted to give effect to an increase in the number of shares that could occur to an increase in the EVR of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion or to fill the order of the ESOP.

(2) No effect is given to possible withdrawals from deposit accounts to purchase the Common Stock. Any such withdrawals will reduce pro forma deposits by the amounts thereof.

(3) Assumes that 8% and 4% of the shares sold in the Conversion will be purchased by the ESOP and the RSP, respectively. No shares will be purchased by the RSP in the Conversion. It is assumed on a pro forma basis that our RSP will be adopted by the Board of Directors, approved by the stockholders at a special or annual meeting no earlier than six months after completion of our Conversion of the Company and reviewed by the OTS. It is assumed that the RSP will purchase Common Stock in the open market in order to give an indication of its effects on capitalization. The pro forma presentation does not show the impact of: (i) results of operations after the Conversion; (ii) changes in market prices of shares of the Common Stock after the Conversion; or (iii) a smaller than 4% purchase by the RSP. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a ten year term at prime rate as published in The Wall Street Journal. For an estimate of impact of the ESOP on earnings, see "Pro Forma Data." We intend to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and the RSP is reflected as a reduction in stockholder equity. The issuance of authorized by unissued shares for the RSP in an amount equal to 4% of the outstanding shares of Common Stock will have the effect of diluting existing stockholders' interests by 4.3%. There can be no assurance that approval of the RSP will be obtained. See "Management Of Ninth Ward Savings Bank -- Proposed Future Stock Benefit Plans."

(4) Does not reflect additional shares of Common Stock that possibly could be purchased by participants in the Option Plan if implemented under which the directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (87,500 shares at the midpoint of the estimated value range) at exercise prices equal to the market price of the Common Stock on the date of grant. Implementation of the option plan will require regulatory and stockholder approval. See "Management Of Ninth Ward Savings Bank -- Proposed Future Stock Benefit Plans."

(5) Based upon estimated net proceeds of $6.9 million, $8.2 million, and $9.5 million, less the par value of the shares sold. See "Pro Forma Data" for assumptions used in calculating the net proceeds. Pro forma information gives effect to the Company's retention of 25% of net proceeds.


                                  -------------


                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     At June 30, 1997 we exceeded each of the three OTS capital requirements. Set forth below is a summary of our compliance with the OTS capital standards as of June 30, 1997, on a historical and pro forma basis assuming that the indicated number of shares of Common Stock were sold at $10 per share as of such date. See "PRO FORMA DATA" for the assumptions used to determine the net proceeds of the Conversion.


                                                                       Pro Forma at June 30, 1997
                                       --------------------------------------------------------------------------------------------
                                                                                                                  1,157,000 Shares
                     Historical                                                                                      (15% above
                  at June 30, 1997         744,000 Shares          875,000 Shares         1,006,000 Shares            Maximum)
                  -----------------    ---------------------   ---------------------   --------------------   ---------------------

                            Percent                 Percent                 Percent                 Percent                 Percent
                              of                      of                      of                      of                      of
                  Amount   Assets(1)   Amount(2)   Assets(1)   Amount(2)   Assets(1)   Amount(2)   Assets(1)   Amount(2)   Assets(1)
                  -------  --------    --------    --------    --------    --------    --------    --------    --------    --------
GAAP capital(3)    $6,087    5.39%      $12,142     10.75%      $13,280     11.75%      $14,418     12.76%      $15,728     13.92%
                    =====   =====       =======     =====       =======     =====       =======     =====       ======      =====
Tangible capital:
  Capital level    $6,058    5.38%      $12,113     10.12%      $13,251     11.07%      $14,389     11.90%      $15,699     12.85%
  Requirement       1,688    1.50%        1,779      1.50%        1,791      1.50%        1,813      1.50%        1,833      1.50%
                   ------   -----       -------     -----       -------     -----       -------     -----       -------     -----
  Excess           $4,370    3.88%      $13,892      8.62%      $15,042      9.57%      $16,202     10.40%      $17,532     11.35%
                   ======   =====       =======     =====       =======     =====       =======     =====       =======     =====
Core capital:
  Capital level    $6,058    5.38%      $12,133     10.12%      $13,251     11.07%      $14,389     11.90%      $15,699     12.85%
  Requirement       3,375    3.00%        3,558      3.00%        3,581      3.00%        3,626      3.00%        3,666      3.00%
                   ------   -----       -------     -----       -------     -----       -------     -----       -------     -----
  Excess           $2,683    2.38%      $15,671      7.12%      $16,832      8.07%      $18,015      8.90%      $19,365      9.85%
                   ======   =====       =======     =====       =======     =====       =======     =====       =======     =====
Risk capital:
  Capital level    $6,315   10.10%      $13,755     22.00%       15,065     24.09%      $16,375     26.19%      $17,885     28.60%
  Requirement(4)    5,002    8.00%        5,121      8.00%        5,142      8.00%        5,163      8.00%        5,187      8.00%
                    -----   -----       -------     -----       -------     -----       -------     -----       -------     -----
  Excess           $1,313    2.10%       $8,634     14.00%       $9,923     16.09%      $11,212     18.19%      $12,698     20.60%
                   ======   =====       =======     =====       =======     =====       =======     =====       =======     =====

----------

(1)  GAAP, adjusted or risk weighted assets as appropriate.

(2) Pro forma capital levels include the impact of the ESOP, RSP and assume receipt by us of the net proceeds of the Conversion and the retention of 25% of the proceeds by the Company.

(3)  Subject to certain restrictions.

(4) Assumes reinvestment of proceeds with 20% risk weighted assets as if such proceeds had been received and applied on June 30, 1997.

                              --------------------

                                 PRO FORMA DATA

     The following table sets forth the historical and, after giving effect to the Conversion, the Bank's pro forma net income and shareholders' equity for the year ended December 31, 1996 and the six months ended June 30, 1997. The pro forma amounts have been calculated at the minimum, midpoint and anticipated maximum of the Estimated Valuation Range ("EVR"), assuming the sale of the Common Stock at $10 per share. The estimated net proceeds have been calculated based upon the following assumptions: (1) the shares of Common Stock are purchased by the following persons in the following amounts: (a) the ESOP and the RSP will purchase up to 8% and 4% of the shares sold, respectively; (b) our executive officers and directors will purchase 300,000 shares; and (c)
depositors, borrowers and members of the general public will purchase all remaining shares; (2) based on negotiations between us and Trident, Trident will receive a marketing fee of one and one half percent (1.5%) of the aggregate dollar amount of Common Stock sold excluding any shares of Common Stock sold to our directors, executive officers and their associates and the ESOP; and (3) fixed expenses incurred in connection with the Conversion are expected to be $403,000 excluding Trident's marketing fee. As a part of the Conversion, the Company will retain 25% of the Conversion proceeds. We have also assumed that no shares will be sold in a syndicated community offering by selected dealers. This pro forma presentation also does not show the effect of: (i) results of operations after the Conversion; (ii) changing market prices of the shares after the Conversion; or (iii) less than 4% purchase by the RSP.

     Fixed expenses are estimated to be $403,000. Actual offering expenses may vary from those estimated, because the fees paid will depend upon the percentages and total number of shares sold in the Conversion, the aggregate Purchase Price and other factors. Based on the Independent Appraisal, the EVR is between $7.4 million and $10.1 million (subject to adjustment up to $11.6 million to reflect an increase in the Independent Valuation). Based upon the $10 per share Purchase Price, this represents a range between a minimum of 744,000 shares and a maximum of 1,006,000 shares (subject to adjustment up to 1,157,000 shares).

     Our pro forma net earnings for the year ended December 31, 1996, and the six months ended June 30, 1997, have been calculated based on historical earnings for those periods, the estimated net proceeds received by us being invested at _____% and _____%, respectively. Our yield represents the actual yield that we anticipated for reinvestment of the net proceeds at December 31, 1996 and June 30, 1997, respectively, which was calculated at the one year Treasury Bill yield at the respective dates. The actual yield was used on the reinvestment of the net proceeds because it reflects a more realistic rate of return than the arithmetic average of the average yield of our interest-earning assets and cost of deposits. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. Our pro forma after-tax yield is assumed to be _____% and _____%, respectively, based on an effective tax rate of ________%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by 1,006,000 shares of Common Stock, the total number of shares expected to be issued in the Conversion. No effect has been given in the pro forma shareholders' equity calculations for the assumed earnings on the net proceeds. The tables below give the effect to the RSP which is expected to be adopted by the Company following the Conversion and presented (together with the Option Plan) to stockholders for approval at our annual or special meeting of stockholders to be held at least six months after consummation of the Conversion. If approved by shareholders, the Company intends to acquire an amount of stock equal up to 4% of the shares of conversion stock in the offering through open market purchases or issued but unauthorized shares.

     The stockholders' equity information is not intended to represent the fair market value of the shares or the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of a liquidation. For additional information regarding the liquidation account see Note 16 to the consolidated financial statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the Conversion or other factors. For information regarding investment of use of proceeds, see "USE OF PROCEEDS" and the conversion stock pricing and number of shares to be issued in the Conversion.


                                                                  At or For Six Months Ended June 30, 1997
                                                     -------------------------------------------------------------------
                                                                                                             1,157,000
                                                        744,000           875,000          1,006,000       Shares at $10
                                                     Shares at $10     Shares at $10     Shares at $10       Per Share
                                                       Per Share         Per Share         Per Share           (Super
                                                      (Minimum of       (Midpoint of      (Maximum of       (Maximum of
                                                       Estimated         Estimated         Estimated         Estimated
                                                       Valuation         Valuation         Valuation         Valuation
                                                         Range)            Range)            Range)            Range)
                                                     -------------     -------------     -------------     -------------
                                                               (Dollars in thousands, except per share amounts)
Gross proceeds                                           $7,440             $8,750           $10,060           $11,570
  Less:  Estimated expenses                                (485)              (500)             (515)             (532)
                                                        -------            -------           -------           -------
Estimated net proceeds                                   $6,955             $8,250            $9,545           $11,038
  Less:  Common stock acquired by ESOP                     (595)              (700)             (805)             (926)
         Common stock acquired by RSP                      (298)              (350)             (402)             (463)
                                                        -------            -------           -------           -------
Net investable net proceeds                              $6,062             $7,200            $8,338            $9,649
                                                        =======            =======           =======           =======

Consolidated net income:
  Historical                                               $(95)              $(95)             $(95)             $(95)
  Pro forma income on net proceeds                          217                257               258               345
  Pro forma ESOP adjustments(1)                             (37)               (44)              (51)              (58)
  Pro forma RSP adjustments(2)                              (37)               (44)              (51)              (58)
                                                        -------            -------           -------           -------
Pro forma net income                                        $48                $74              $101              $134
                                                        =======            =======           =======           =======

Consolidated net income per share:
   Historical                                            $(0.14)            $(0.12)           $(0.10)           $(0.09)
   Pro forma income on net proceeds                        0.32               0.32              0.32              0.32
   Pro forma ESOP adjustments(1)                          (0.05)             (0.05)            (0.05)            (0.05)
   Pro forma RSP adjustment(2)                            (0.05)             (0.05)            (0.05)            (0.05)
                                                        -------            -------           -------           -------
Pro forma net income per share                            $0.08              $0.10             $0.12              $0.13
                                                        =======            =======           =======           =======

Consolidated stockholders' equity (book value):(3)
  Historical                                             $5,958             $5,958            $5,958            $5,598
  Estimated net proceeds(2)                               6,955              8,250             9,545            11,038
  Less:  Common stock acquired by ESOP(1)                  (595)              (700)             (805)             (926)
         Common Stock acquired by RSP(2)                   (298)              (350)             (402)             (463)
                                                        -------            -------           -------           -------
    Pro forma stockholders' equity                      $12,020            $13,158           $14,296           $15,607
                                                        =======            =======           =======           =======

Consolidated stockholders' equity per share:(3)
  Historical                                            $8.01                $6.81             $5.92             $5.15
  Estimated net proceeds(2)                              9.35                 9.43              9.49              9.54
  Less:  Common Stock acquired by ESOP(1)               (0.80)               (0.80)            (0.80)            (0.80)
         Common Stock acquired by RSP(2)                (0.40)               (0.40)            (0.40)            (0.40)
                                                        ------             -------           -------           -------
Pro forma stockholders' equity per share                $16.16              $15.04            $14.21            $13.49
                                                         =====             =======           =======           =======

Purchase price as a percentage of pro forma
  stockholders' equity per share(4)                     61.88%               66.49%            70.37%            74.13%
Purchase price as a multiple of pro forma
  net income per share(5)                              125.00 x             100.00 x           83.33 x           76.92%



                                                                  At or For the Year Ended December 31, 1996
                                                     -------------------------------------------------------------------
                                                                                                             1,157,000
                                                        744,000           875,000          1,006,000       Shares at $10
                                                     Shares at $10     Shares at $10     Shares at $10       Per Share
                                                       Per Share         Per Share         Per Share           (Super
                                                      (Minimum of       (Midpoint of      (Maximum of       (Maximum of
                                                       Estimated         Estimated         Estimated         Estimated
                                                       Valuation         Valuation         Valuation         Valuation
                                                         Range)            Range)            Range)            Range)
                                                     -------------     -------------     -------------     -------------
                                                               (Dollars in thousands, except per share amounts)
Gross proceeds                                           $7,440             $8,750            $10,060          $11,570
  Less:  Estimated expenses                                 492                507                552              540
                                                        -------            -------             ------          -------
Estimated net proceeds                                   $6,948             $8,243             $9,538          $11,030
  Less:  Common Stock acquired by ESOP                      595                700                805              926
         Common Stock acquired by RSP                       298                350                402              463
                                                        -------                ---                ---              ---
Net investable proceeds                                  $6,055             $7,193             $8,331           $9,641
                                                        =======            =======             ======          =======

Consolidated net income:
  Historical                                               $122               $122               $122             $122
  Pro forma income on net proceeds                          108                128                149              172
  Pro forma ESOP adjustments(1)                             (19)               (22)               (25)             (29)
  Pro forma RSP adjustments(2)                              (19)               (22)               (25)             (29)
                                                        -------            -------               ----          -------
Pro forma net income                                       $192               $206               $221             $236
                                                        =======            =======                ===          =======

Consolidated net income per share:
   Historical                                             (0.18)            $(0.15)            $(0.13)          $(0.11)
   Pro forma income on net proceeds                        0.16               0.16               0.16             0.16
   Pro forma ESOP adjustments(1)                          (0.03)             (0.03)             (0.03)           (0.03)
   Pro forma SRP adjustment(2)                            (0.03)             (0.03)             (0.03)           (0.03)
                                                        -------            -------            -------          -------
Pro forma net income per share                            $0.28              $0.25              $0.23            $0.21
                                                        =======            =======            =======          =======

Consolidated stockholders' equity (book value)(3):
  Historical                                             $6,087             $6,087             $6,087           $6,087
  Estimated net proceeds(2)                               6,948              8,243              9,538           11,030
  Less:  Common stock acquired by ESOP(1)                  (595)              (700)              (805)            (926)
         Common stock acquired by RSP(2)                   (298)              (350)              (402)            (463)
                                                        -------            -------            -------          -------
    Pro forma stockholders' equity                      $12,142            $13,280            $14,418          $15,728
                                                        =======            =======            =======          =======

Consolidated stockholders' equity per share:(3)
  Historical                                              $8.18              $6.96              $6.05            $5.26
  Estimated net proceeds(2)                                9.34               9.42               9.48             9.53
  Less:  Common Stock acquired by ESOP(1)                 (0.80)             (0.80)             (0.80)           (0.80)
         Common Stock acquired by RSP(2)                  (0.40)             (0.40)             (0.40)           (0.40)
                                                        -------            -------            -------          -------
Pro forma stockholders' equity per share                 $16.32             $15.18             $14.33           $13.59
                                                        =======            =======            =======          =======

Purchase price as a percentage of pro forma
  stockholders' equity per share(4)                       61.27%             65.58%             69.78%           73.58%
Purchase price as a multiple of pro forma net
  income per share(5)                                     35.71 x            40.00 x            43.48 x          47.62%


----------

(1) Assumes 8% of the shares sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 744,000, 875,000, 1,006,000, and 1,157,000 shares at the minimum, mid-point, maximum and maximum, as adjusted of the EVR, were committed to be released during the year ended December 31, 1996 and the six months ended June 30, 1997 at an average fair value of $10 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public
     Accountants ("AICPA"); (ii) the effective tax rate was 37% for such periods; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the Conversion were committed to be released during the periods ended June 30, 1997. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended at December 31, 1996 and June 30, 1997, earnings per share would have been $0.28, $0.25, $0.23, and $0.21, at June 30, 1997, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management Of Ninth Ward Savings Bank -- Other Benefits - Employee Stock Ownership Plan."

(2) Assumes issuance to the RSP of 29,760, 35,000, 40,240 and 46,280 at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. The assumption in the pro forma calculation is that (i) shares were purchased by the Company following the Conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of Conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the Conversion. For purposes of this table, it is assumed that the RSP will be adopted by the Board of Directors, reviewed by the OTS, and approved by the stockholders, and that the RSP will purchase the shares in the open market within the year following the Conversion. If the shares to be purchased by the RSP are assumed at July 1, 1997, to be newly issued shares purchased from the Company by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $16.32, $15.18, $14.33 and $13.59 at June 30, 1997, and pro forma earnings per share would have been $0.28, $0.25, $0.23, and $0.21, for the six months ended June 30, 1997, respectively. As a result of the RSP, stockholders' interests will be diluted by approximately 4.3%. See "Management Of Ninth Ward Savings Bank -- Proposed Future Stock Benefit Plans - Restricted Stock Plan."

(3) Assumes that following the consummation of the Conversion, the Company will adopt the Option Plan, which if implemented within one year of Conversion would be subject to regulatory review and Board of Director and stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company stockholders to be held no earlier than six months after the Conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 10% of the shares issued in the Conversion at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued at the beginning of the respective periods and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares would increase to by 10%.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the over its liabilities. The calculations are based upon the number of shares issued in the Conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.

(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, exclude ESOP shares which would net have been released during the period. Accordingly, _____, _____, _____ and _____ shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and maximum, as adjusted, of the EVR, respectively, and _____, _____, _____, and _____ shares are assumed to be outstanding at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR.

                      STATEMENTS OF EARNINGS AND INCOME OF
                          NINTH WARD SAVINGS BANK, FSB

                                                  For the Six Month Period              For the Year
                                                       Ended June 30,                Ended December 31,
                                                  -------------------------      -------------------------
                                                     1997           1996            1996           1995
                                                  ----------     ----------      ----------     ----------
                                                         (Unaudited)
Interest Income:
  Interest on loans                                3,797,982      3,346,748      $7,092,065     $6,408,566
  Interest on mortgage-backed securities               6,821         22,141          38,982         40,336
  Interest and dividends on investments              267,555        393,758         791,062        843,845
                                                  ----------     ----------      ----------     ----------
    Total interest income                         $4,072,358     $3,762,647      $7,922,109     $7,292,747
                                                  ==========     ==========      ==========     ==========

Interest Expense:
  Deposits                                         2,196,245      2,276,637       4,497,657      4,351,008
  Federal Home Loan Bank advances                    780,646        364,473       1,252,482        704,133
                                                  ----------     ----------      ----------     ----------
    Total interest expense                        $2,976,891     $2,641,110      $5,750,139     $5,055,141
                                                  ==========     ==========      ==========     ==========

Net Interest Income                                1,095,467      1,121,537       2,171,970      2,237,606

Provision For Loan Losses                             10,000         26,000          47,000          5,000
                                                  ----------     ----------      ----------     ----------

Net Interest Income After
  Provision For Loan Losses                        1,085,467      1,095,537       2,124,970      2,232,606
                                                  ----------     ----------      ----------     ----------

Other Income:
  Service fees                                        47,563         98,840         189,604         51,700
  Gain on sale of loans                               16,632         48,766          68,629        438,970
  Realized market adjustment on loans                 10,691            ---             ---         11,060
  Other                                               10,027          9,664          46,543         18,469
                                                  ----------     ----------      ----------      ---------
    Total other income                                84,913        157,270         304,776        520,199
                                                  ==========     ==========      ==========      =========

Other Expenses:
  Salaries and employee benefits                     477,953        511,016         916,635        941,086
  Advertising                                        101,210        142,024         202,825        169,170
  Federal insurance premiums                          15,265         94,053         187,057        171,097
  SAIF Special Assessment                                 --             --         491,992             --
  Occupancy expense                                  101,425        135,238         214,968        236,687
  Data processing expense                             69,761         65,703         121,121        103,178
  Directors fees                                      53,738         57,046         105,817         99,036
  General and administrative expenses                141,223        176,881         352,872        347,957
                                                  ----------     ----------      ----------      ----------
    Total other expenses                             960,575      1,181,961       2,593,287       2,068,211
                                                  ==========     ==========      ==========      ==========

Income (Loss) Before Provision
  (Benefit) For Income Taxes                         209,805         70,846        (163,541)        684,594
                                                  ----------     ----------      ----------      ----------

Provision (Benefit) For Income Taxes:
  Current                                             88,000         30,000        (119,000)        214,670
  Deferred                                                 0              0           50,000         50,000
                                                  ----------     ----------      ----------      ----------
    Total provision (benefit) for income taxes        88,000         30,000         (69,000)        264,670
                                                  ----------     ----------      ----------      ----------

Net Income (Loss)                                   $121,805        $40,846        $(94,541)       $419,924
                                                  ==========     ==========      ==========       =========


See the accompanying notes to the Financial Statements included elsewhere in this Prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Financial Statements and Notes to the Financial Statements beginning at page F-1.

General

     The Company has recently been formed and accordingly, has no results of operations. The following discussion relates only to the financial condition and results of operations of Ninth Ward.

     The Bank's principal business consists of accepting deposits from the general public and investing these funds primarily in loans, investment securities and mortgage-backed securities. Our loans presently consist primarily of fixed rate loans secured by residential real estate located in our market area.

     The Bank has operated as a traditional savings and loan association raising money by offering FDIC-insured savings products of relatively short duration and lending this money for the purpose of home financing. Historically, our strategy has been to originate fixed rate mortgage loans for sale in the secondary market to FNMA or FHLMC. In 1996, due to changes in the interest rate environment, we began to hold a substantial amount of these loans in our portfolio, causing our assets to increase substantially. As of June 30, 1997, 77.5% of our loans were first mortgage loans with fixed rates. Although the Bank makes adjustable rate mortgages and secured home equity loans, these loans have not been a significant part of our activity. Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities ("interest rate spread"), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by (i) non-interest income, which includes income from customer deposit account service charges, loan servicing fee income, gains and losses from the sale of loans, investments and mortgage-backed securities and (ii) non-interest expense, which includes compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, advertising costs and data processing costs. Our results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

Asset/Liability Management

     Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by evaluating the expected effects of interest rate changes on our net portfolio value. The ability to maintain consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time.

     Thus, an asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The difference or interest rate repricing "Gap" provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A Gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a given period exceeds the amount of interest rate sensitive liabilities maturing or repricing within such period. A Gap is considered negative when the amount of interest-bearing liabilities repricing or maturing within a given period exceeds the amount of interest rate sensitive assets repricing or maturing within such period.

     Our lending activities have historically emphasized long-term fixed rate mortgage loans secured by one-to-four family residences. Currently, 77.5% of all of our loans are of this type. Conversely, our deposit rates mature or are subject to repricing within a relatively short period of time. These factors have historically caused the income earned by us on our loan portfolio to adjust more slowly to changes in interest rates than the interest we pay on our deposits.

     In recent years we have sought to manage our interest rate risk by selling portions of our fixed rate loans to the FHLMC or another financial institution (while retaining the servicing of those loans). We have also sought to manage interest rate risk by lengthening the maturities of our certificates of deposit and through longer term borrowings from the FHLB of Pittsburgh. However, the imbalance between our assets and liabilities has caused our interest rate risk to remain high.

     Our Supervisory Agreement with the OTS identifies our interest rate risk level as unacceptably high and requires us to develop and pursue strategies to reduce interest-rate risk. The strategies we have been considering include adjustment of FHLB advances by replacing short-term variable advances with the proceeds of longer termed fixed rate advances. We have also sold or are considering the sale of certain fixed rate loans to the FHLMC in order to help manage our interest-rate risk. The proceeds of these sales will be used to either acquire short term variable rate assets or to repay short term variable rate borrowings.

     On June 26, 1997, we adopted a revised interest rate risk policy and also took certain actions to implement this policy, including loan sales and lengthening the maturities of some FHLB borrowings. At June 30, 1997 we had $5.5 million in loans held for sale. We anticipate taking additional actions of this nature in order to reduce our interest rate sensitivity. In implementing these strategies, we will attempt to balance the need to improve our interest rate risk against the impact such restructuring will have on profitability. Following the Conversion, we will experience an increase in investable assets approximately equal to the net proceeds from the sale of Common Stock in the Conversion less the amount of the ESOP loan. The investment of these net proceeds can be expected to increase any positive Gap and reduce any negative Gap because such investment will add short-term interest sensitive assets while there will be no immediate corresponding increase in short-term interest sensitive liabilities.

     The following table, often referred to as a "Gap Table," sets forth asset and liability balances at June 30, 1997 which are expected to reprice and mature in each of the future periods indicated. Loans with adjustable rates are shown as being due in the next adjustment period. Passbook accounts, money market deposit accounts and NOW accounts are not assumed to be subject to immediate repricing and are placed in repricing periods based upon assumptions prepared by management.

                                          ------------------------------------------------------------------------------------------
                                             More than     More than     More than
                                              1 Month       2 Months      3 Months     More than 6    More than
                                  Less          Month       through       through        Months        1 Year
                                  than 1       through         3             6          through 1      through      More than
                                   Month      2 Months       Months        Months         Year         3 Years       3 Years
                                   -----      --------       ------        ------         ----         -------       -------
                                                                  (Dollars in thousands)
Interest-Earning Assets
Cash and Interest Earning
  Deposits ....................  $  2,838     $      0      $      0      $      0      $      0      $      0      $      0
Investments ...................     1,996          500           501             0         2,995             0             0
FHLB Stock ....................         0            0         1,333             0             0             0             0
Equity Loans/Lines ............     2,963            3             5             8            37         1,120         6,770
Collateral Loans ..............       710            0             0             0             0             0             0
Mortgage-Backed Securities ....         0            0             0             0             0           190             0
Adjustable Rate  Mortgages ....        35          822           270         1,206         4,063         4,130            50
Balloon Mortgages(1) ..........        43           43            43           129           258         1,463         2,746
Fixed Rate Mortgages(2) .......       482          487           486         1,455         3,016        11,618        49,783
Fixed Rate Mortgages -
  Available for Sale ..........     5,548            0             0             0             0             0             0
                                 --------     --------      --------      --------      --------      --------      --------
TOTAL INTEREST-
  EARNING ASSETS ..............  $ 14,615     $  1,855      $  2,638      $  2,798      $ 10,369      $ 18,521      $ 59,349
                                 ========     ========      ========      ========      ========      ========      ========
Interest-bearing
  liabilities
Passbook Accounts(3) ..........        32           32            32            97           193           387         3,093
Checking Accounts(4) ..........         0            0             0             0             0             0         1,125
Money Market Deposit
  Accounts(5) .................       681          681           681         1,438           454         1,817         1,819
Fixed Rate Fixed Term
  Deposits ....................     3,542        4,196         5,282         9,224        21,959        17,953         3,633
FHLB Advances -
  Adjustable Rate .............         0            0             0             0             0             0             0
FHLB Advances -
  Fixed Rate and Term .........     5,000        1,500         1,500         1,300         1,800         9,500         4,600
Escrow Deposits ...............        20           20         1,839             0             0             0             0
                                 --------     --------      --------      --------      --------      --------      --------
TOTAL INTEREST-BEARING
  LIABILITIES .................  $  9,275     $  6,429      $  9,334      $ 12,059      $ 24,406      $ 29,657      $ 14,270
                                 ========     ========      ========      ========      ========      ========      ========
Excess (Deficiency) of
  Interest-Earning Assets
  over Interest-Bearing
  Liabilities .................  $  5,340     ($ 4,574)     ($ 6,696)     ($ 9,261)     ($14,037)     ($11,136)     $ 45,079
                                 ========     ========      ========      ========      ========      ========      ========
Cumulative Excess
  (Deficiency) of Interest-
  Earning Assets Over
  Interest-Bearing
    Liabilities at
    June 30, 1997 .............  $  5,340     $    766      ($ 5,930)     ($15,191)     ($29,228)     ($40,364)     $  4,715
                                 ========     ========      ========      ========      ========      ========      ========
Cumulative Excess
  (Deficiency) of Interest-
  Earning Assets Over
  Interest-Bearing
    Liabilities as a
    Percent of Total Assets
    at June 30, 1997 ..........      4.74%        0.68%        (5.27%)      (13.49%)      (25.96%)      (35.86%)        4.19%
                                 ========     ========      ========      ========      ========      ========      ========

(Footnotes on next page)

----------

1.   12% annual prepayment rate is based on assumptions provided by the OTS.

2. 9% annual prepayment rate for 30 year loans and 8% annual prepayment rate for 15 year loans is based on assumptions provided by the OTS.

3. Repricing rate is estimated at 10% for year 1, 10% for 1-3 yrs., and 80% for 3+ years.

4.   Repricing rate is estimated 100% for 3 plus years.

5. Repricing is based on the assumption that approximately 40% of accounts with balances greater than $10,000 to reprice evenly over 6 months. The remainder of accounts, assumed to be core deposits, reprice evenly over all time periods.



Interest Rate Sensitivity Analysis

     We have measured our interest rate sensitivity by computing the "Gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit repricing provided by the OTS and management, respectively. However, in order to encourage savings associations such as ours to reduce interest rate risk, the OTS added an interest rate risk component to its risk-based capital rules. The OTS requires the computation of the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") and measures the change in NPV in the event of a range of assumed changes in market interest rates.

     The OTS measures an institution's interest rate risk by the change in its NPV as a result of a hypothetical 200 basis point ("bp") change in market rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require us to add to our capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution such as ours. Although the regulation has been adopted, the OTS is not enforcing the additional capital provision at this time. Nevertheless, the following table estimates the effect on our NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. The following table presents our NPV at June 30, 1997, which is based upon quarterly information that we provide to the OTS and which is calculated for us by the OTS.

                 NET PORTFOLIO VALUE AT JUNE 30, 1997   NPV AS % OF PV OF ASSETS
                 ------------------------------------   ------------------------
Change in Rates   $ Amount     $ Change     % Change      NPV Ratio      Change
---------------   --------     --------     --------      ---------      ------
                                 (Dollars in thousands)
    +400 bp        (2,089)      (9,885)       (127%)         (2.09%)     (8.91)%
    +300 bp           253       (7,543)        (97%)          0.24%      (6.57)%
    +200 bp         2,745       (5,052)        (65%)          2.56%      (4.25)%
    +100 bp         5,318       (2,478)        (32%)          4.80%      (2.02)%
       0 bp         7,796          --           --            6.82%        --
    -100 bp         9,724        1,928          25%           8.28%       1.46%
    -200 bp        10,458        2,661          34%           8.76%       1.94%
    -300 bp        10,299        2,503          32%           8.56%       1.74%
    -400 bp        10,372        2,576          33%           8.53%       1.71%

     The above calculations indicate that we would be deemed to have an excessive level of interest rate risk under applicable regulatory requirements. In the event of a 200 bp change in interest rates, the Bank would experience a 34% increase in NPV in a declining rate environment and a 65% decrease in NPV in a rising rate environment. Additional capital would have been required had we been subject to the rule. The OTS has the authority to require otherwise exempt institutions to comply with the rule.

     While we cannot predict future interest rates or their effects on our "Gap," NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     The Bank has established an Asset/Liability Committee which is currently comprised of non-employee directors Thomas L. Cloud, Chairman, Alan B. Levin, Dr. Robert L. Schweitzer as well as the Bank's CEO, Ronald P. Crouch. This committee meets periodically and reviews the maturity of our assets and liabilities and discusses and recommends policies and strategies designed to regulate our flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing of our assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

     The Board of Directors also reviews our asset and liability policies. The Board of Directors meets monthly to review interest rate risk and interest rate trends, as well as liquidity and capital ratios and requirements. Management administers the policy and determinations of the Board of Directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policy and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Analysis of Net Interest Income

     Our earnings have historically depended upon our net interest income, which is the difference between interest income earned on loans and investments (the "interest-earning assets") and interest paid on deposits and any borrowed funds (the "interest-bearing liabilities"). It is the single largest component of our operating income. Net interest income is affected by (i) the difference between rates of interest earned on our interest-earning assets and rates paid on our interest-earning liabilities (the "interest rate spread") and (ii) the relative amounts of our interest-earning assets and interest-bearing liabilities.

     The following tables present an analysis of certain aspects of our operations during the recent periods indicated. The first table presents the average balances of and the interest and dividends earned or paid on each major class of our interest earning assets and interest-bearing liabilities. Average balances are daily average balances. The yields and costs include fees which are considered adjustments to yields.


                                                                        For the Year Ended December 31,
                                                 -----------------------------------------------------------------------------
                                                                   1996                                     1995
                                                 --------------------------------------   ------------------------------------
                                                 Average Daily     Interest &    Yield/   Average Daily    Interest &   Yield/
                                                     Balance        Dividends     Rate      Balance        Dividends     Rate
                                                     -------        ---------     ----      -------        ---------     ----
Assets:
 Interest-earning assets
  Loans receivable, net ......................    $ 91,061,307    $  7,092,065    7.79% $ 78,025,302    $  6,408,566     8.21%
  Investment securities(1) ...................      12,644,840         709,493    5.61%   13,455,339         763,764     5.68
  Interest-bearing deposits ..................       2,412,209         120,551    5.00%    1,717,488         120,417     7.01
                                                  ------------    ------------          ------------    ------------
   Total interest-earning assets .............     106,118,356       7,922,109    7.47%   93,198,129       7,292,747     7.83
Non-interest-earning assets ..................       3,621,634                             3,268,610
                                                  ------------                          ------------
Total assets .................................    $109,739,990                          $ 96,466,739
                                                  ============                          ============

Liabilities and Retained
 Earnings:
  Interest-bearing liabilities
  Deposits ...................................    $ 80,199,233    $  4,497,657    5.61% $ 77,715,774    $  4,351,008     5.60%
Advances from FHLB ...........................      20,868,039       1,252,482    6.00%   10,957,934         704,133     6.43%
                                                  ------------    ------------          ------------    ------------
   Total interest-bearing
      liabilities ............................     101,067,272       5,750,139    5.69%   88,673,708       5,055,141     5.70%
Non-interest-
  bearing liabilities ........................       2,386,544                             1,776,907
                                                  ------------                          ------------
Total liabilities ............................    $103,453,816                          $ 90,450,615
Retained earnings ............................       6,286,174                             6,016,124
                                                  ------------                          ------------
Total liabilities and
  retained earnings ..........................    $109,739,990                          $ 96,466,739
                                                  ============                          ============
Net interest income/Interest
  rate spread(2) .............................                    $  2,171,970    1.78%                 $  2,237,606     2.13%
                                                                  ============                          ============
Net interest-earning
 assets/net interest
 margin(3) ...................................       5,051,084                    2.05%    4,524,421                     2.40%

Interest-earning assets to
  interest-bearing
  liabilities ................................                                  105.00%                                105.10%

----------

(1)  Includes mortgage-backed securities

(2)  Interest rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   rate  on   interest-bearing
     liabilities.

(3) Net interest margin represents income before the provision for loan losses divided by average interest-earning assets.


                                                                        For the Six Months Ended June 30,
                                                 -----------------------------------------------------------------------------
                                                                   1996                                     1995
                                                 --------------------------------------   ------------------------------------
                             Average Daily    Interest &    Yield/   Average Daily   Interest &   Yield/                 Yield/
                                Balance       Dividends     Rate      Balance        Dividends     Rate      Balance      Rate
                                -------       ---------     ----      -------        ---------     ----      -------     ------
Assets:
 Interest-earning assets
  Loans receivable, net ...   $ 99,011,640    $  3,797,982  7.74%  $ 83,836,933    $  3,346,748    8.05%   $ 98,467,059   7.61%
  Investment securities(1)       7,963,438         222,602  5.64%    12,943,599         364,433    5.68%      7,514,919   5.59%
  Interest-bearing deposits      2,216,029          51,774  4.71%     2,342,926          51,466    4.43%      2,838,215   5.41%
                              ------------    ------------          -----------     -----------             -----------
   Total interest-earning
    assets ................    109,191,107       4,072,358  7.52%    99,123,458       3,762,647    7.66%    108,820,193   7.41%
Non-interest-earning assets      3,779,984                            3,568,488                               3,724,506
                              ------------                         ------------                             -----------
Total assets ..............   $112,971,091                         $102,691,946                            $112,544,699
                              ============                         ============                             ===========

Liabilities and Retained
 Earnings:
  Interest-bearing
  liabilities
  Deposits ................   $ 78,725,866    $  2,196,245  5.63%  $ 81,604,579    $  2,276,637     5.63%  $ 78,351,363    5.64%
Advances from FHLB ........     25,370,166         780,646  6.21%    12,314,174         364,473     5.97%    25,200,000    6.34%
                              ------------    ------------         ------------    ------------            ------------
   Total interest-bearing
    liabilities ...........    104,096,032       2,976,891  5.77%    93,918,753       2,641,110     5.67%   103,551,363    5.81%

Non-interest-
  bearing liabilities .....      2,563,029                            2,454,502                               2,906,394
                              ------------                         ------------                              ----------

Total liabilities .........    106,659,061                           96,373,255                              106,457,757
Retained earnings .........      6,312,030                            6,318,691                                6,086,942
                              ------------                         ------------                              -----------

Total liabilities and
  retained earnings .......   $112,971,091                          102,691,946                             $112,544,699
                              ============                         ============                             ============

Net interest income/
  Interest rate spread(2)..                   $  1,095,467    1.75%                  $  1,121,537   1.99%                  1.60%
                                              ============                           ============

Net interest-earning
  assets/net interest
  margin(3) ...............      5,095,075                    2.01%   5,204,705                     2.26%

Interest-earning assets
  to interest-
  bearing liabilities .....                                 104.89%                               105.54%                105.09%

----------

(1)  Includes mortgage-backed securities

(2)  Interest rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   rate  on   interest-bearing
     liabilities.

(3) Net interest margin represents income before the provision for loan losses divided by average interest-earning assets.

Rate/Volume Analysis

     The following table sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) net change.


                                     Six Months Ended June 30,                       Year Ended December 31,
                                        Increase (Decrease)                           Increase (Decrease)
                              ------------------------------------------   -----------------------------------------
                                           1997 vs. 1996                                     1996 vs. 1995
                              ------------------------------------------   -----------------------------------------
                                Volume            Rate            Net         Volume           Rate          Net
                                ------            ----            ---         ------           ----          ---
Interest Income:
  Loans ...................   $   586,374    $  (135,540)   $   451,234    $ 1,025,048    $  (341,549)   $   683,499
  Investment securities ...      (139,282)        (2,549)      (141,831)       (45,053)        (9,218)       (54,271)
  Interest-bearing deposits        (2,885)         3,193            308         40,481        (40,347)           134
                              -----------    -----------    -----------    -----------    -----------    -----------
Total interest income .....       444,207       (134,496)       309,711      1,020,476       (391,114)       629,362
                              -----------    -----------    -----------    -----------    -----------    -----------
Interest Expense:
  Deposits ................   $   (80,392)   $      --      $   (80,392)   $   138,888    $     7,761    $   146,649
  Advances from FHLB ......       401,856         14,317        416,173        598,343        (49,994)       548,349
                              -----------    -----------    -----------    -----------    -----------    -----------
Total interest expense ....       321,464         14,317        335,781        737,231        (42,233)       694,998
                              -----------    -----------    -----------    -----------    -----------    -----------
Net interest income .......   $   122,743    $  (148,813)   $   (26,070)   $   283,245    $  (348,881)   $   (65,636)
                              ===========    ===========    ===========    ===========    ===========    ===========

                                       Year Ended December 31,
                                         Increase (Decrease)
                              -----------------------------------------
                                            1995 vs. 1994
                              -----------------------------------------
                                 Volume           Rate           Net
                                 ------           ----           ---
Interest Income:
  Loans ...................   $   992,930    $    46,698    $ 1,039,628
  Investment securities ...       (10,443)       157,029        146,586
  Interest-bearing deposits       (58,143)        68,960         10,817
                              -----------    -----------    -----------
Total interest income .....       924,344        272,687      1,197,031
                              -----------    -----------    -----------
Interest Expense:
  Deposits ................   $   286,691    $   614,936    $   901,627
  Advances from FHLB ......       298,670         41,557        340,227
                              -----------    -----------    -----------
Total interest expense ....       585,361        656,493      1,241,854
                              -----------    -----------    -----------
Net interest income .......   $   338,983    $  (383,806)   $   (44,823)
                              ===========    ===========    ===========

Financial Condition

     During 1995 we decided to increase our loan production through additional mortgage and home equity lending. As a result of these efforts, total assets increased by $15.3 million or 15.7% from $97.4 million at December 31, 1995 to $112.7 million at December 31, 1996. At June 30, 1997, total assets were $112.5 million. Total liabilities increased by $15.4 million or 16.9% from $91.3 million at December 31, 1995 to $106.7 million at December 31, 1996. At June 30, 1997, total liabilities were $106.5 million. The increase in assets for the period ended December 31, 1996 was primarily attributable to the growth in our loan portfolio of $19.0 million which was the result of increased loan demand and our decision to increase home equity lending. Loan growth was funded mainly from sales of investment securities of approximately $3.3 million and Federal Home Loan Bank advances of $17.9 million.

Comparison of Operating Results for the Six Months Ended June 30, 1997 and 1996

     Net Income. We had net income of $122,000 for the six months ended June 30, 1997 compared to net income of $41,000 for the six months ended June 30, 1996. This increase was due primarily to a reduction in other expenses from $1.2 million for the six months ended June 30, 1996 to $961,000 for the six months ended June 30, 1997. This was somewhat offset by a decrease in other income from $157,000 to $85,000.

     Net Interest Income. Net interest income for the six months ended June 30, 1997 was $1.1 million, which was approximately the same amount as the six months ended June 30, 1996.

     Interest income. Total interest and dividend income was $4.1 million for the six months ended June 30, 1997 compared to $3.8 million for the six months ended June 30, 1996, representing an increase of $300,000 or 7.9%. The increase in 1997 was due primarily to an increase in interest on loans from $3.3 million for the six months ended June 30, 1996 to $3.8 million for the six months ended June 30, 1997. This increase was slightly offset by a decrease in interest and dividends on investments from $394,000 for the six months ended June 30, 1996 to $268,000 for the six months ended June 30, 1997 and a decrease in interest on mortgage-backed securities from $22,000 for the six months ended June 30, 1996 to $7,000 for the six months ended June 30, 1997.

     Interest expense. Total interest expense, which consists primarily of interest on savings deposits, increased from $2.6 million for the six months ended June 30, 1996 to $3.0 million for the six months ended June 30, 1997, an increase of $400,000 or 15.4%. This increase was primarily the result of an increase in interest paid on FHLB advances.

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by us to provide for possible loan losses based on prior loss experience, volume and type of lending conducted by us, available peer group information, and past due loans in our loan portfolio. Our policies require the review of assets on a quarterly basis. We appropriately classify loans as well as other assets if warranted. See "BUSINES -- Lending Activity." While we believe we use the best information available to make a determination with respect to the allowance for loan losses, we recognize that future adjustments may be necessary. We provided $26,000 for loan losses for the six months ended June 30, 1996 while providing $10,000 for loan losses for the six months ended June 30, 1997. In establishing such provisions, we considered the levels of the Bank's non-performing loans which were $241,000 and $327,000 at June 30, 1996 and 1997, respectively.

     Non-interest income. Total non-interest income decreased from $157,000 for the six months ended June 30, 1996 to $85,000 for the six months ended June 30, 1997. This decrease in non-interest income was attributable to a decrease in service fees of $51,000 and a decrease in gains from the sales of loans of $32,000, offset by a gain of $11,000 realized market adjustment on loans.

     Non-interest expense. Total other expenses decreased from $1.2 million for the six months ended June 30, 1996 to $961,000 for the six months ended June 30, 1997, a decrease of $239,000 or 19.9%. Compensation and employee benefits decreased from $511,000 for the six months ended June 30, 1996 to $478,000 for the six months ended June 30, 1997. This was the result of a reduction in staff due to a decline in loan originations and a decline in pension expenses, partially offset by certain adjustments relating to accounting for loan origination expenses pursuant to SFAS 91. Additionally, advertising expense decreased from $142,000 for the six months ended June 30, 1996 to $101,000 for the six months ended June 30, 1997 as the Bank attempted to manage interest rate risk by reducing the volume of fixed rate mortgage loans and thus curbed its marketing efforts for these loans. FDIC premiums decreased from $94,000 for the six months ended June 30, 1996 to $15,000 for the six months ended June 30, 1997 due to a reduction in premiums upon the recapitalization of the SAIF.

     Income taxes. Our income tax expense was $88,000 for the six months ended June 30, 1997 compared to $30,000 for the six months ended June 30, 1996. Our effective tax rate was 41.9% The increase was attributable to our increased profitability for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

Comparison of Operating Results for the Years Ending December 31, 1995 and 1996

     Net Income. We had a net loss of $95,000 for the year ended December 31, 1996 compared to net income of $420,000 for the year ended December 31, 1995. The loss was primarily due to the recognition of a one-time SAIF special assessment in the amount of $492,000. Excluding the SAIF special assessment, pre-tax income for the year ended December 31, 1996 would have been $328,000 representing a decrease of $356,000 from the year ended December 31, 1995. This decrease was the result of an increase in total interest expense from $5.1 million for the year ended December 31, 1995 to $5.8 million for the year ended December 31, 1996, as well as an increase in the provision for loan losses from $5,000 for the year ended December 31, 1995 to $47,000 for the year ended December 31, 1996, and a decrease in total other income from $521,000 for the year ended December 31, 1995 to $305,000 for the year ended December 31, 1996. These decreases were offset by an increase in total interest income from $7.3 million for the year ended December 31, 1995 to $7.9 million for the year ended December 31, 1996.

     Net Interest Income. Net interest income was approximately $2.2 million for each of the years ended December 31, 1996 and 1995. The ratio of average interest-earning assets to average interest-earning liabilities remained fairly constant.

     Interest income. Total interest income was $7.9 million for the year ended December 31, 1996 compared to $7.3 million for the year ended December 31, 1995, representing an increase of $600,000 or 8.2%. Such increase was primarily due to an increase in interest on loans, and was partially offset by a decrease on interest and dividends from investments. Interest on loans increased from $6.4 million for the year ended December 31, 1995 to $7.1 million for the year ended December 31, 1996. This increase of $700,000 or 10.9% was due primarily to an increase in originations of loans secured by single family residential real estate. The increase in average balances of loans receivable was partially offset by a 42 basis point decrease in the average yield on loans receivable. Interest and dividends on investments decreased from $844,000 at December 31, 1995 to $791,000 at December 31, 1996.

         Interest expense. Total interest expense increased from $5.1 million for the year ended December 31, 1995 to $5.8 million for the year ended December 31, 1996, an increase of $700,000 or 13.7%. Interest on savings deposits increased $100,000 or 2.3% from $4.4 million for the year ended December 31, 1995 to $4.5 million for the year ended December 31, 1996. Such increase was due primarily to an increase in average balances of total interest-bearing liabilities. During the year ended December 31, 1996, we borrowed funds from the FHLB to increase our mortgage and home equity loan portfolios. It was our determination that FHLB advances were less costly, on a marginal basis, than increasing rates on savings accounts and certificates of deposit to attract more funds. As a result, interest on borrowings increased by $500,000 or 71.4% from $700,000 for the year ended December 31, 1995 to $1.2 million for the year ended December 31, 1996.

     Provision for Loan Losses. We provided $5,000 and $47,000 for loan losses for the years ended December 31, 1995 and 1996, respectively. In establishing such provisions, management considered the levels of our non-performing loans which were $244,000 and $376,000 at December 31, 1995 and 1996, respectively. The increase in the loan loss provision was primarily due to the increase in our loan portfolio.

     Non-interest income. Total non-interest income decreased from $520,000 for the year ended December 31, 1995 to $305,000 for the year ended December 31, 1996. This change was the result of the reduction of gains on sales of loans from $439,000 for the year ended

December 31, 1995 to $69,000 for the year ended December 31, 1996. This was the result of our determination to hold a greater percentage of loans originated in our portfolio as opposed to selling such loans in the secondary market. This reduction was offset by an increase in service fees from $52,000 for the year ended December 31, 1995 to $190,000 for the year ended December 31, 1996 and an increase in other income from $18,000 to $47,000. The increase in fees for December 31, 1996 was due to an increase in loan originations.

         Non-interest expense. Other non-interest expense increased by $500,000 or 23.8% from $2.1 million for the year ended December 31, 1995 to $2.6 million for the year ended December 31, 1996. The increase was attributable to a one-time special SAIF assessment of $492,000. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to recapitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on the Bank's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, our special assessment was $492,000. The recapitalization of the SAIF has had the effect of lowering premiums for deposit insurance for the entire thrift industry that holds deposits insured by the SAIF. The SAIF insurance assessment rate paid by us before the recapitalization of the SAIF was 23 basis points per $100 of deposit and has decreased to 6.4 basis points per $100 of deposits after the recapitalization of the SAIF. Pursuant to the Act, we will pay in addition to our normal insurance premium as a member of the SAIF an annual amount equal to approximately 6.4 basis points of outstanding SAIF deposits towards the retirement of the Financing Corporation bonds issued in the 1980's to assist in the recovery of the savings and loan industry. Beginning no later than January 1, 2000, the rate paid to retire these bonds will be equal for members of the BIF and the SAIF. Members of the BIF, by contrast, will pay in addition to their normal deposit insurance premium approximately 1.3 basis points. Because of the Supervisory Agreement of May 21, 1997, we anticipate that our premiums will be increased by the FDIC. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as federal savings associations at that time.

     Advertising costs increased from $169,000 for the year ended December 31, 1995 to $203,000 for the year ended December 31, 1996, or a $34,000 increase. Salaries and employee benefits decreased from $941,000 for the year ended December 31, 1995 to $917,000 for the year ended December 31, 1996. Occupancy expenses also decreased from $237,000 for the year ended December 31, 1995 to $215,000 for the year ended December 31, 1996.

     Income tax expense. Our income tax expense was a benefit of $69,000 for the year ended December 31, 1996 compared to $265,000 owed for the year ended December 31, 1995. This decrease in taxes was the result of our net loss of $164,000, before taxes, for the year ended December 31, 1996.

Liquidity and Capital Resources

     We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio currently is 5.0%. Our liquidity ratio average was 14.8%, 11.2% and 8.8% at December 31, 1995, December 31, 1996, and June 30, 1997, respectively. The decrease in our average liquidity rate at December 31, 1996 was the result of our sale of investments and increase in short term borrowings. It is our belief that upon completion of the Conversion our liquidity ratio will initially increase.

         Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable, other sources of funds, such as deposit flows and loan prepayments, can be greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

     Net cash used in our operating activities (i.e. cash items affecting net income) for the six months ended June 30, 1997 was $353,000. In contrast, net cash was provided by our operating activities for the year ended December 31, 1996 in the amount of $305,000, and in the amount of $551,000 for the year ended December 31, 1995.

     Net cash provided by our investing activities (i.e., cash receipts, primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the six months ended June 30, 1997 was $239,000. In contrast, net cash was used in our investing activities for the year ended December 31, 1996 in the amount of $13.7 million, an increase of $6.6 million from the year ended December 31, 1995. The increase was primarily attributable to a decrease in proceeds from loan sales.

     Net cash provided by our financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) for 1996 totaled $15.0 million. This is a result of an increase in net advances from the FHLB of $22.9 million offset by a decrease in deposits of $14.1 million. The net advances from the FHLB were used to fund loan growth.

     Liquidity may be adversely affected by unexpected deposit outflows, higher interest rates paid by competitors, and similar matters. Further, the disparity in Financing Company ("FICO") bond interest payments as previously described could result in the loss of deposits to BIF members that have this lower cost and therefore are able to pay higher rates of interest on deposits. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds.

     We are subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see "Historical and Pro Forma Capital Compliance" and "Regulation Regulatory Capital Requirements."

Impact of Inflation and Changing Prices

     Our financial statements and the accompanying notes presented elsewhere in this Prospectus, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

     FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995.

     FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 supersedes SFAS No. 122, Accounting for Mortgage Servicing Rights. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. The FASB has proposed to defer the effective date of SFAS No. 125 until January 1, 1998 for certain transactions including repurchase agreements, dollar-roll, securities lending and similar transactions. Further, in December 1996, the FASB issued SFAS No. 127, Deferral of Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 127 defers for one (1) year the effective date of SFAS No. 125 as it relates to transactions involving secured borrowings and collateral and transfers and servicing of financial assets. It also provides additional guidance on these types of transactions. We do not believe SFAS No. 125 will have a material impact on our financial statements.

     In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. If the Common Stock appreciates over time, SOP 93-6 will increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable. See "PRO FORMA DATA."


                BUSINESS OF DELAWARE FIRST FINANCIAL CORPORATION

     Delaware First Financial Corporation is not an operating company and has not engaged in any significant business to date. It was formed in September 1997 as a Delaware chartered corporation to be the holding company for Ninth Ward Savings Bank, FSB. The holding company structure and retention of proceeds will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas and (iv) stock repurchases without adverse tax consequences. There are no present plans regarding diversification, acquisitions or expansion.

         Since the Company will own only one savings association, it generally will not be restricted in the types of business activities in which it may engage provided that we retain a specified amount of our assets in housing-related investments. The Company initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.

     The office of the Company is located at 400 Delaware Avenue, Wilmington Delaware 19801. The telephone number is (302) 421-9090.

                    BUSINESS OF NINTH WARD SAVINGS BANK, FSB

     We were founded in 1922 as Ninth Ward Building & Loan Association, a Delaware chartered institution. In 1954 our name was changed to Ninth Ward Savings & Loan Association. In 1992 we adopted a federal savings association charter, and our name was changed to Ninth Ward Savings Bank, FSB. Our business has been conducted from a single location since our inception. It is our intention to operate as an independent community-oriented savings association following the Conversion. Our address, 400 Delaware Avenue, Wilmington, Delaware 19801, and telephone number, (302) 421-9090 is the same as that of the Company.

     The principal sources of funds for our activities are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. Our funds are used principally for the origination of loans secured by first mortgages on one- to four-family residences which are located in our market area. Such loans totaled $82.6 million, or 88.9%, of our total loan portfolio at June 30, 1997. Our principal source of revenue is the interest we receive on loans, and our principal expense is the interest we pay on deposits and FHLB advances.

     After the Conversion we intend to use a portion of the proceeds from the offering to expand our home equity lending program. We also expect to open an additional branch or branches after evaluating the results of branch feasibility studies. This will allow us to offer more convenience for our depositors, and to compete for their business based on accessible locations. We also anticipate offering small business/commercial loans, which will add diversity to our loan portfolio and help manage our interest rate risk.

Market Area

     Our primary market area consists of New Castle County, Delaware. New Castle County, which contains the city of Wilmington, is the site of incorporation of many of the nation's largest corporations. The largest industries are service, nondurable goods manufacturing and finance, insurance and real estate. Agriculture also plays a prominent part in the state's economy. We are located approximately 15 miles from Newark, Delaware, site of the University of Delaware. Delaware has two other state supported institutions and four private schools awarding post-secondary degrees. Owing to its preferred location as the state of incorporation for many of the nation's largest corporations, the city has many law, accounting and consulting firms. The state of Delaware has the fourth lowest population in the nation but has both high employment and higher than average income levels.

     The state of Delaware has adopted numerous favorable tax laws to attract and retain businesses. Delaware has no sales tax and a relatively low real property tax. Additionally, the state has a regressive bank franchise tax which is favorable for large financial institutions. Several large banking companies have established headquarters and other facilities here for credit card operations. Delaware has also sought to augment the service-based sector of its economy, having recently adopted a new trust law to facilitate the location of trusts in Delaware.

     Economic growth in our market area remains dependent upon the local economy. In addition, our deposit and loan activity is significantly affected by economic conditions in our market area. Based on our primary market area's economic demographic history, we expect our market area to be relatively stable in the future. However, significant banking competition will likely cause the cost of funds to remain relatively high.

Supervisory Agreement

     Since May 21, 1997, the Bank has been operating under a Supervisory Agreement with the OTS. Under the Supervisory Agreement we have agreed to take actions to improve our compliance with certain OTS regulations in the area of interest rate risk, develop a three year business plan, and improve regulatory compliance. With regard to interest rate risk management, we have adopted and submitted to the OTS a revised interest rate risk policy and undertaken certain actions including the sale of fixed rate mortgage loans to the FHLMC and lengthening the maturities of certain FHLB advances. The Supervisory Agreement also required that we submit a three year written Business Plan to the OTS which addresses goals and strategies for improving and sustaining earnings. The Business Plan is required to identify major areas for improving operating performance and achieving and maintaining adequate levels of capital while addressing operating expenses (including management compensation), our cost of funds and asset growth. The Business Plan is required to be updated annually and reviewed by our Board at least quarterly. Pursuant to the requirements of the Supervisory Agreement, the Business Plan was submitted to the OTS regional office on August 28, 1997 and approved on September _____, 1997. The Supervisory Agreement also requires the OTS be notified 30 days before a new director or executive officer is appointed. Further, we must provide notice to the OTS prior to extending, renewing, reviewing or entering into any compensation or benefit-related contract with a senior executive officer or director of Ninth Ward. The Supervisory Agreement remains in effect until terminated by the OTS, although it states that the OTS Regional Director will consider requests for termination after the first Report of Examination following the May 21, 1997 effective date of the Supervisory Agreement. We anticipate asking the OTS to consider termination of the Supervisory Agreement in early 1998 following the Conversion and completion of the next Report of Examination.

Lending Activities

     The following table sets forth information concerning the types of loans held by us.



                                                                 Composition of Loan Portfolio
                                       ---------------------------------------------------------------------------------------------
                                                                                                 December 31,
                                                                       -------------------------------------------------------------
                                               June 30, 1997                        1996                             1995
                                       -----------------------------   ------------------------------    ---------------------------

                                          Amount    Percent of Total     Amount      Percent of Total      Amount   Percent of Total
                                          ------    ----------------     ------      ----------------      ------   ----------------
Real estate loans:
  Residential mortgage .............   $82,625,969       88.92%        $87,918,256        89.67%         $67,937,470      86.18%
                                       -----------      ------         -----------       ------          -----------     ------
    Total real estate loans ........    82,625,969       88.92          87,918,256        89.67           67,937,470      86.18

Other loans:
  Deposit account ..................       710,275        0.76             528,198         0.54              839,344       1.06
  Home equity loans ................     7,942,666        8.55           8,082,865         8.24            8,387,260      10.64
  Equity lines of credit ...........     2,963,299        3.19           2,823,273         2.88            2,753,989       3.49
                                       -----------      ------         -----------       ------          -----------     ------
    Total other loans ..............    11,616,240       12.50          11,434,336        11.66           11,980,593      15.19

Less:
  Unamortized fees .................     1,065,824        1.15           1,063,474         1.08              882,757       1.12
  Allowance for loan losses ........       257,000        0.27             247,000         0.25              200,000       0.25
                                       -----------      ------         -----------       ------          -----------     ------

Total loans, net ...................   $92,919,385      100.00%        $98,042,118       100.00%         $78,835,306     100.00%
                                       ===========      ======         ===========       ======          ===========     ======

Mortgage-backed securities .........       190,414                         203,147                           698,669
                                       -----------                     -----------                       -----------

         Total .....................   $93,109,799                     $98,245,265                       $79,533,975
                                       ===========                     ===========                       ===========

     We are currently servicing loans for the benefit of others. Such loans totaled $53.3 million, $54.3 million and $56.7 million at June 30, 1997, December 31, 1996 and December 31, 1995, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing fees generated by these activities were $48,000 for the six months ended June 30, 1997, and $190,000 and $52,000 for the years ended December 31, 1996 and 1995, respectively. Additionally, at June 30, 1997 and December 31, 1996 we had outstanding loan origination commitments of $387,000 and $2.3 million, respectively, for fixed and adjustable rate loans with rates ranging from 6.5% to 7.75% and 6.75% to 8.5%, respectively. These commitments are expected to be funded within one year. Commitments are issued in accordance with the same loan policies and underwriting standards as settled loans.

     The following table sets forth the estimated maturity of our loan portfolio at June 30, 1997. Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of the loan is substantially less than its contractual terms because of prepayments. In addition, due on sale clauses on loans generally give the Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tend to increase, however, when the current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement except as noted.


          Contractual Maturity of Loans and Mortgage-Backed Securities


                                           More than     More than
                        Within 6  6 to 12 one year to   three years    Over 5
                         months   months  three years  to five years    years     Total
                         ------   ------  -----------  -------------    -----     -----
                                             (In thousands)
Residential ........   $     6   $   111   $   511       $ 1,889        $80,109   $82,626
  mortgage
Deposit accounts ...       710         0         0             0              0       710
Home equity loans ..        16        37     1,120         2,175          4,595     7,943
Equity lines of
   credit(1) .......     2,963         0         0             0              0     2,963
                       -------   -------   -------       -------        -------   -------
Total loans ........     3,695       148     1,631         4,064         84,704    94,242

Mortgage-backed
  securities .......         0         0       190             0              0       190
                       -------   -------   -------       -------        -------   -------

   TOTAL ...........   $ 3,695   $   148   $ 1,821       $ 4,064        $84,704   $94,432
                       =======   =======   =======       =======        =======   =======

----------

(1) Equity lines of credit are open-ended and have no stated maturity date and are shown as being due when interest rates are next subject to change.

     The following table sets forth the amount of fixed rate and adjustable rate loans at June 30, 1997 which are due after June 30, 1998.

                                            Loans at 6/30/97 due after 6/30/98
                                            ----------------------------------
                                             Fixed      Adjustable       Total
                                             -----      ----------       -----
                                                   (Dollars in thousands)
Residential mortgage .................      $71,933       $10,576       $82,509
Deposit accounts .....................            0             0             0
Home equity loans ....................        7,890             0         7,890
Equity lines of credit ...............            0             0             0
                                            -------       -------       -------

                         Total .......      $79,823       $10,576       $90,399
                                            =======       =======       =======

        Percent of total loans .......        85.91%        11.38%        97.29%

     The following table sets forth certain information with respect to our loan origination, purchase and sales activity for the periods indicated.


                                                    Loan Activity
                               -----------------------------------------------------------
                                Six Months Ended June 30,        Year Ended December 31,
                               --------------------------     ----------------------------
                                  1997             1996           1996            1995
                                  ----             ----           ----            ----
Net loans receivable
 at beg. of period ........   $ 98,042,118    $ 78,835,306    $ 78,835,306    $ 72,134,479

Loans originated:
  Real estate loans:
    First mortgage loans ..   $  5,130,374    $ 17,578,611    $ 31,673,585    $ 41,250,431
    Home equity loans .....      1,208,392       1,257,800       3,139,302       2,701,850
    Equity lines of credit       1,131,157       1,404,394       2,691,392       2,263,227
Collateral loans ..........        473,753         327,849         713,357       1,046,369
                              ------------    ------------    ------------    ------------

     Total loans originated   $  7,943,676    $ 20,568,654    $ 38,217,636    $ 47,261,877

Loans purchased:
  Participations ..........         55,494          18,400          18,400          34,181
                              ------------    ------------    ------------    ------------

     Total loans purchased    $     55,494    $     18,400    $     18,400    $     34,181

Loans sold:
  Whole loans .............     (1,128,181)     (1,013,297)     (2,599,494)    (26,010,908)
  Participations ..........              0               0      (2,008,782)     (3,859,071)
                              ------------    ------------    ------------    ------------

     Total loans sold .....   $ (1,128,181)   $ (1,013,297)   $ (4,608,276)   $(29,869,979)
                              ------------    ------------    ------------    ------------

Principal repayments ......   $ (6,451,198)   $ (7,931,500)   $(15,414,110)   $ (9,726,497)

Allowance for losses
 decrease (increase) ......        (10,000)        (26,000)        (47,000)         (5,000)

Reclassifications-Held
 for Sale .................     (5,547,674)      1,020,000       1,020,000      (1,020,000)

Other activity, net .......         15,150         (88,868)         20,162          26,245

Net loan increase
 (decrease) ...............     (5,122,733)     12,547,389      19,206,812       6,700,827
                              ------------    ------------    ------------    ------------

Net loans receivable at
 end of period ............   $ 92,919,385    $ 91,382,695    $ 98,042,118    $ 78,835,306
                              ============    ============    ============    ============

     Most of our loans are first or second mortgage and equity loans which are secured by one- to four-family residences. We also make loans on savings accounts. Following the Conversion, we expect to continue making one- to four-family real estate loans and anticipate placing greater emphasis on our existing home equity loan program. We also intend to emphasize small business/commercial loans, which will require us to increase our staff and add another executive officer experienced in such lending. However, this is a new area of lending for the Bank and one that is highly competitive in our market. Accordingly, our ability to originate small business/commercial loans in a manner which is both profitable and in which risks are maintained at acceptable levels is not assured. Further, small business/commercial lending entails significantly greater risk than traditional real estate lending. The repayment of these loans typically is dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions.

     At June 30, 1997, total loans were $92.9 million of which $82.6 million or 88.9% were first mortgage loans secured by one- to four-family residences. The majority of our loans have interest rates which are fixed for the term of the loan ("fixed rate"). To a much lesser extent when market conditions are favorable, we originate loans with rates of interest which may adjust from period to period during the term of the loan ("adjustable rate"). Our emphasis on fixed rate loans has made us more susceptible to changes in interest rates and as a result both our capital and our interest income could be adversely affected in a rising interest rate environment. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION -- Interest Rate Risk."

     We presently do not originate small business/commercial loans. After the Conversion, we expect to make small business/commercial lending part of our lending activities. Commercial loans are business loans which may be secured by real estate or may be unsecured. In connection with this program, we may offer loans on property such as small apartment buildings and small office buildings, shopping centers, and commercial and industrial buildings. Such loans will typically be originated on an adjustable rate basis. Small business/commercial lending has an inherently greater risk than residential 1-to-4 family lending. See, "RISK FACTORS -- Expansion into Small Business/Commercial Lending and Creation of Branches."

     We obtain mortgage loans from a variety of sources. The most frequently utilized method of obtaining mortgage loans is through employee originators who handle telephone calls, walk-in customers and referrals from real estate brokers. In previous years, we have obtained mortgage loans from a third party originator.

     An appraisal on each property which secures a first mortgage loan made by us is obtained from an independent appraisal firm. These appraisers are approved by our Appraisal Committee, and certain appraisals are reviewed randomly by the Committee throughout the year. Each appraiser must annually submit updated licenses and evidence of insurance coverage to maintain their status as an approved appraiser. The appraised value of a property is determined by a physical inspection of the property and comparison of the property to at least three comparable properties in the immediate area. The appraised value is used as a basis for determining loan to value ratios unless the sale price of the property is less than the appraisal value. In that case, the sale price is used.

     Loans are approved by the Loan Committee, a committee consisting of the President, Executive Vice President and Vice President of Servicing. Every loan we make is presented to the Loan Committee for approval. The approval of the majority of the committee is required to approve a loan. This committee meets as needed to review loan applications. Promptly after we approve a loan we provide a commitment letter to the borrower which specifies the terms and conditions of the proposed loan including the amount of the loan, the interest rate, the amortization term, a brief description of the required collateral and required insurance coverage, including fire and casualty insurance, and flood insurance as required. We also require each loan to have title insurance. At June 30, 1997 we had commitments to originate $387,000 in mortgage loans.

     We do not purchase whole loans. However, we do occasionally purchase participation interests in loans and make loans secured by deposits held by us. For the six months ended June 30, 1997, we purchased a $55,000 participation in loans originated by Delaware Community Investment Corporation ("DCIC").

     We require private mortgage insurance on all first mortgage loans when the loan-to-value ratio exceeds 80%. We retain servicing on all loans originated. From time to time we also sell some of the loans or participation interests in some of the loans we originate. The only loans we sell are fixed-rate residential mortgage loans. For the six months ended June 30, 1997 and the year ended December 31, 1996, we sold $1.1 million and $4.6 million, respectively, of such loans. Such loans are sold to either the FHLMC, FNMA, or another financial institution.

     Loans collateralized by deposits held by us must be approved by the Vice President of Deposit Administration or her designee. Loans of this type in excess of $25,000 must be approved by either the Vice President of Deposit Administration, directly, the Treasurer or the President.

     Originations, Purchases and Sales of Loans. As a federal association we are permitted to make and/or purchase loans nationwide. We originate and purchase participations in loans secured by real estate located only in our market area. Recently, our purchasing activities have been limited to purchase participations from DCIC. We make home mortgage loans secured by owner and nonowner occupied dwellings, second mortgage loans secured by real estate. We occasionally make construction loans secured by residential real estate and loans secured by savings accounts. To a lesser extent we, from time to time, participate in permanent or construction loans originated by other federally-insured financial institutions. We also participate in permanent mortgages originated by the DCIC secured by multi-family dwelling units.

     Our ability to originate loans is based on several factors. These include the level of interest rates, the needs of our customers, our asset and liability funding needs and the success of our marketing efforts. In 1995 we began to increase our mortgage lending and hold loans in portfolio, rather than selling them into the secondary market. The growth was largely due to our desire to increase income through additional mortgage lending and a high refinancing demand of consumers. Nearly all of these loans were fixed rate loans with terms of 15 to 30 years. Holding these long-term loans with fixed rates, while assisting in our income growth, caused our interest rate risk to increase and made us more susceptible to declines in our interest income if interest rates increased. Accordingly, in the last quarter of 1996 we reduced our lending activities so that we could better manage our interest rate risk. This reduction was also the result of less refinancing activity. Our 1997 mortgage loan originations through June 30 were $5.1 million compared to $17.6 million for the six months ended June 30, 1996.

     One-to-Four Family Residential Loans. Our primary lending activity consists of the origination of one-to-four-family residential mortgage loans secured by property located in our primary market area. We generally originate conforming one-to-four family owner occupied residential mortgage loans in amounts up to 95% loan-to-value ratio -- 97% in the case of some first time home buyer programs -- with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. The maximum loan-to-value ratio on mortgage loans secured by nonowner occupied properties generally is limited to 75%. We primarily originate fixed-rate loans having terms from five to 30 years, with principal and interest payments calculated using up to a 30-year amortization period. At June 30, 1997, approximately 11.4% of our one- to four-family residential loans had adjustable rates of interest.

     Home Equity. Our portfolio also contains fixed-rate home equity loans and variable rate equity lines of credit. These loans and lines of credit totaled $10.9 million and comprised 11.7% of our total loan portfolio at June 30, 1997.

     We originate fixed rate home equity loans for a minimum of three years and a maximum of 15 years in amounts of $5,000 to $150,000. The maximum loan-to-value ratio is 100%. However, we only lend up to 90% of loan-to-value ratio on loans with first mortgages that have been outstanding for one year or less. During the six months ended June 30, 1997, we originated $1.2 million in home equity loans. At June 30, 1997, all of our home equity loans were secured by first or second mortgages.

     We also originate variable rate home equity lines of credit. These lines of credit range in amounts from $10,000 to $100,000 and also require a perfected second lien on owner occupied real property. For variable rate equity lines of credit, the maximum loan-to-value ratio is 90%. For the six months ended June 30, 1997 we advanced $1.1 million on home equity lines of credit.

     Loans to One Borrower. Federal law requires that, in general, the maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. Higher limits apply to loans to develop domestic housing units. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan-to-one borrower limit was approximately $900,000 at June 30, 1997. At June 30, 1997, the aggregate loans outstanding to our three largest borrowers and related entities were $396,979, $393,022 and $340,699, respectively. Each of these loans was secured and performing.

Nonperforming and Problem Assets

     Loan Delinquencies. We classify a loan as delinquent when payment is 16 days past due. When a mortgage loan becomes 16 days past due, a computer generated notice of nonpayment is sent to the borrower. On the 21st day, a personal call is made to verify receipt of the first notice and to request payment. A second delinquency notice is then mailed on the 30th day. If, after 60 days, payment is still delinquent, we will advise a borrower in writing of our intent to commence foreclosure. If the loan continues in a delinquent status for 90 days and no repayment plan is in effect, the delinquent account is referred to an attorney for foreclosure. At June 30, 1997, our total delinquent loans were $2.1 million, or 2.3% of our total loan portfolio.

     The following table shows our total delinquent loans at the times indicated:


                                 June 30, 1997                     December 31, 1996               December 31, 1995
                         -------------------------------   -------------------------------  --------------------------------
    Loans                                    Percentage                        Percentage                        Percentage
Delinquent For           Number   Amount    of Portfolio   Number    Amount   of Portfolio  Number    Amount    of Portfolio
--------------           ------   ------    ------------   ------    ------   ------------  ------    ------    ------------
30-59 days ...........     32   $1,310,549      1.41%        35    1,438,199      1.47%        31      962,353      1.22%
60-89 days ...........      9      480,040      0.52%         8      130,490      0.13%        13      448,159      0.57%
90 days and
  over ...............      7      327,117      0.35%         9      375,509      0.38%         6      244,177      0.31%
                          ---   ----------      ----        ---   ----------      ----        ---   ----------      ----
Total delinquent
  loans ..............     48   $2,117,706      2.28%        52   $1,944,198      1.98%        50   $1,654,689      2.10%
                          ===   ==========      ====        ===   ==========      ====        ===   ==========      ====

The following table shows our delinquent loans by loan type:



                                                   June 30, 1997              December 31, 1996             December 31, 1995
                                             -------------------------   ---------------------------   ----------------------------
                                                         Percentage of                 Percentage of                  Percentage of
                                                           Delinquent                    Delinquent                     Delinquent
        Loan Type                                Amount     Loans           Amount        Loans          Amount           Loans
        ---------                                ------     -----           ------        -----          ------           -----
Residential mortgage ..................       $1,888,520     89.18%      $1,740,229       89.51%       $1,271,381        76.83%
Deposit accounts ......................          122,206      5.77%          56,417        2.90%          123,127         7.44%
Home equity loans .....................           79,800      3.77%         108,147        5.56%           99,044         5.99%
Equity lines of credit ................           27,180      1.28%          39,405        2.03%          161,137         9.74%
                                              ----------    ------       ----------      ------        ----------       ------
    Total .............................       $2,117,706    100.00%      $1,944,198      100.00%       $1,654,689       100.00%
                                              ==========    ======       ==========      ======        ==========       ======


     Loans are reviewed on a quarterly basis and are generally placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

     Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned. As of the dates indicated, we had no loans categorized as troubled debt restructurings within the meaning of SFAS 15. Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was immaterial for the years ended December 31, 1995 and December 31, 1996, respectively. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Provision For Loan Losses."



                      Nonperforming and Restructured Assets

                                                           December 31,
                                                      ------------------------
                                       June 30, 1997    1996         1995
                                       -------------    ----         ----
                                                  (Dollars in thousands)
Non-accrual loans .................... $   327(1)      $   376(2)   $   244(3)
Accruing loans delinquent
   90 days or more ...................    --              --           --
Real estate owned ....................    --              --           --
                                       -------         -------      -------
Total non-performing loans ........... $   327         $   376      $   244
                                       =======         =======      =======

Percentage of total loan portfolio ...    0.35%           0.38%        0.31%
Percentage of total assets ...........    0.29%           0.33%        0.25%

----------

(1) Consists of $321,000 in residential mortgage loans and $6,000 of loans secured by deposit accounts held by us.

(2) Consists of $229,000 in residential mortgage loans, $108,000 in home equity loans and $39,000 in equity line of credit loans.

(3)  Consists of $244,000 in residential mortgage loans.

     Classification of Assets. OTS regulations provide for a classification system for loans and other assets of savings associations. Under this classification system, problem assets of savings associations are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings association will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

     When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

     The following table presents our classified assets at the dates indicated:

                                Classified Assets



                                                               December 31,
                                                            -----------------
Classification                              June 30, 1997   1996         1995
                                            -------------   ----         ----
                                                     (Dollars in thousands)
Substandard .............................      $272(1)      $303(2)      $244(3)
Doubtful ................................         0            0            0
Loss ....................................         0            0            0
                                               ----         ----         ----

      Total Classified Assets ...........      $272         $303         $244
                                               ====         ====         ====
------

(1)  Consists  of  $149,000  in  residential   mortgage   loans   classified  as
     substandard, $42,000 in home equity loans classified as substandard and $81,000 in equity line of credit loans classified as substandard.

(2)  Consists  of  $168,000  in  residential   mortgage   loans   classified  as
     substandard, $88,000 in home equity loans classified as substandard, and $47,000 in equity line of credit loans classified as substandard.

(3)  Consists  of  $244,000  in  residential   mortgage   loans   classified  as
     substandard.

     Allowances for Loan Losses. Our policy is to provide for losses based on management's estimate of the potential losses that may be incurred with respect to our loan portfolio. When we increase the allowances for loan losses we do so by establishing a charge against our income. The estimate, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

     We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider to be adequate for the inherent risk of loss in its loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination as to the amount of allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional provision.

     The following table sets forth an analysis of our allowance for loan losses at the dates indicated:

                            Allowance for Loan Losses



                             Six Months Ended June 30,   Year Ended December 31,
                             ------------------------    -----------------------
                                1997          1996          1996         1995
                              --------      --------      --------     --------
                                            (Dollars in thousands)
Gross Loan Principal
 Balance Outstanding .......  $94,242       $92,580       $99,353       $79,918
Average Loans Outstanding ..   99,012        83,837        91,061        78,025
Allowance Balance
 (at beginning of period) ..      247           200           200           195
Loans charged off ..........        0             0             0             0
Recoveries .................        0             0             0             0

Net loans charged-off ......        0             0             0             0
Provision for possible
 loan losses ...............       10            26            47             5
                              -------       -------       -------       -------
Allowance Balance
 at end of period ..........  $   257       $   226       $   247       $   200
                              =======       =======       =======       =======

Allowance for loan
 losses to total loans .....     0.27%         0.24%         0.25%         0.25%

Ratio of Allowance for
 loan losses to total
 non- performing loans .....    78.59%        93.78%        65.69%        81.97%


     Allocation of Allowance for Loan Losses. The following table presents an allocation of the entire allowance for loan losses among various loan classifications and sets forth the percentage of loans in each category to total loans. The allowance shown in the table should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions or that the analysis indicates future charge-off trends.


                                                                December 31,
                                                -------------------------------------------
                              June 30, 1997             1996                 1995
                           ------------------   -------------------    -------------------
                           Amount  Percentage   Amount   Percentage    Amount   Percentage
                           ------  ----------   ------   ----------    ------   ----------
                                               (Dollars in thousands)
First mortgage loans ..... $179     69.65%       $169      68.42%       $104       52.00%
Home equity loans ........   10      3.89%         10       4.05%         34       17.00%
Equity lines of credit ...   67     26.07%         67      27.13%         61       30.50%
Collateral loans .........    1      0.39%          1       0.40%          1        0.50%
                           ----     -----        ----      -----        ----       -----

         Total ........... $257       100%       $247        100%       $200         100%
                           ====     =====        ====      =====        ====       =====

Investment Activities

     General. We are permitted under federal law to make certain investments, including investments in securities issued by various federal agencies, state and municipal governments, deposits at the FHLB of Pittsburgh, certificates of deposit in federally insured institutions, certain bankers' acceptances and federal funds. We may also invest, subject to certain limitations, in commercial paper rated in one of the two highest investment rating categories of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require us to maintain an investment in FHLB stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings banks are required to maintain. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     The goals of our investment policy are to (i) maintain profitability; (ii) invest in relatively high quality securities; (iii) maintain adequate liquidity levels for meeting cash demands; (iv) maintain compliance with regulations; and
(v) provide a short-term source of funds for the funding of loans designated for sale.

     Investment decisions will include these objectives as well as a review of risk-based capital established for each type of security.

     During periods when mortgage loan demand is moderate, we have invested our funds in certain investment securities rather than originating whole loans.

     The investment securities we purchase consist primarily of securities issued or guaranteed by the U.S. government or agencies thereof and mortgage-backed securities. At June 30, 1997, 100% of our mortgage-backed securities were FHLMC pass-throughs. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in our investment policy. We perform analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Under our current investment policy, the President and his designee(s) have been delegated the authority by the Board of Directors to execute agreements, transactions and any other appropriate material in order to effectuate investment transactions authorized by the investment policy. The Board of Directors reviews all securities transactions on a monthly basis.

     We have adopted SFAS No. 115. This statement requires that we classify our investment securities as either "trading," "available for sale" or "held to maturity." We have no securities designated as "trading." Securities designated as held to maturity are those assets which we have ability and intent to hold to maturity. A held to maturity investment portfolio is carried at amortized cost. In contrast, those securities designated as available for sale are those assets which are not classified as trading securities or held to maturity.

Securities designated as "available for sale" are carried at market value with unrealized gains or losses, net of tax effect, recognized in retained earnings.

     On November 29, 1996, in order to increase our capital ratios, we sold investment securities with a book value of $3.0 million from our held to maturity portfolio resulting in a loss of $2,000. Included in these securities were investments with a book value of $998,000 that had a maturity of April 17, 1997 which exceeded the three month example discussed in the SFAS No. 115, accounting for certain investments in debt and equity securities. As a result of the sale, we transferred all securities previously classified as held to maturity to available for sale. As a result of this sale, all of our investment securities are now classified as available for sale.

     Mortgage-backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies, FHLMC, Government National Mortgage Association ("GNMA"), and FNMA, guarantee the payment of principal and interest to investors

     As with our investment portfolio discussed above, on November 29, 1996, in order to increase our capital ratios, we sold mortgage-backed securities with a book value of $336,000 from our held-to-maturity portfolio resulting in a net gain of $9,000. Included in these securities was a mortgage-backed security with a book value of $173,000 that had a maturity of March 1, 1997 which exceeded the three month example discussed in SFAS No. 115. As a result of this sale, we transferred all mortgage- backed securities previously classified as held-to-maturity to available for sale. Consequently, all of our mortgage-backed securities are now classified as available for sale. Each security was issued by the FHLMC. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties.

     Mortgage-backed securities are typically issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

     The following table sets forth the carrying value of our investment securities and mortgage-backed securities, at the dates indicated.


                              Investment Portfolio

                                                                                                    December 31,
                                                                             -------------------------------------------------------
                                                 June 30, 1997(1)                      1996(1)                    1995(2)
                                             --------------------------      -------------------------    --------------------------
                                                              Estimated                      Estimated                     Estimated
                                               Carrying         Market       Carrying         Market        Carrying         Market
                                                 Value          Value          Value          Value           Value          Value
                                              -----------    -----------    -----------    -----------    -----------    -----------
Federal Farm Credit Bank .................           --             --             --             --      $ 3,499,715    $ 3,495,131
Federal Home Loan Bank ...................    $ 1,993,885    $ 1,993,885    $ 2,484,465    $ 2,484,465      2,490,745      2,478,061
Federal Home Loan Mortgage
  Corporation ............................        500,065        500,065        499,500        499,500      1,500,000      1,492,544
Federal National Mortgage
  Association ............................        497,675        497,675        495,805        495,805      1,000,000      1,000,922
Student Loan Marketing Association .......        998,190        998,190        992,510        992,510      1,500,000      1,475,667
U.S. Treasury Notes ......................      2,002,190      2,002,190      2,003,520      2,003,520      1,497,732      1,506,831
                                              -----------    -----------    -----------    -----------    -----------    -----------
    Total Investment securities ..........    $ 5,992,005    $ 5,992,005    $ 6,475,800    $ 6,475,800    $11,488,192    $11,449,156
                                              ===========    ===========    ===========    ===========    ===========    ===========

Mortgage-backed securities ...............        190,414        190,414        203,147        203,147        698,669        705,680

Federal Home Loan Bank
  capital stock, at cost .................      1,332,500      1,332,500      1,500,000      1,500,000        727,500        727,500
                                              -----------    -----------    -----------    -----------    -----------    -----------

Total ....................................    $ 7,514,919    $ 7,514,919    $ 8,178,947    $ 8,178,947    $12,914,361    $12,882,336
                                              ===========    ===========    ===========    ===========    ===========    ===========

----------

(1) All of our investment portfolio was classified as "Available for Sale" at June 30, 1997 and December 31, 1996 pursuant to SFAS No. 115.

(2) All of our investment portfolio was classified as "Held to Maturity" at December 31, 1995 pursuant to SFAS No. 115.

     The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair market values, and weighted average yields for our investment securities portfolio at June 30, 1997. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.



                          Investment Portfolio Maturity
                                At June 30, 1997


                                 One Year or Less          One to Five Years           Total Investment Securities
                              -----------------------    ---------------------   -------------------------------------
                                           Annualized               Annualized                              Annualized
                                            Weighted                 Weighted                 Approximate    Weighted
                              Carrying      Average      Carrying    Average      Carrying      Market        Average
                                Value        Yield         Value      Yield         Value        Value         Yield
                              ----------   ----------    --------   ----------   ----------   -----------   ----------
Obligations of U.S.
 Government agencies .......  $5,992,005     5.36%       $      0       N/A      $5,992,005    $5,992,005      5.36%
Mortgage-backed
 securities ................           0      N/A         190,414      7.01%       190,414        190,414      7.01%
FHLB stock(1) ..............   1,332,500     6.38%              0       N/A       1,332,500     1,332,500      6.38%
                              ----------                 --------                ---------     ----------
Total investment
 securities portfolio ......  $7,324,505     5.54%       $190,414      7.01%     $7,514,919    $7,514,919      5.58%
                              ==========                 ========                ==========    ==========

----------

(1) FHLB stock has no stated maturity, but has been classified based upon its next stated dividend payment date. As a member of the FHLB of Pittsburgh, the Bank is required to maintain an investment in stock of the FHLB of Pittsburgh equal to the greater of 1.0% of the Bank's outstanding home mortgage related assets or 5.0% of its outstanding advances from the FHLB of Pittsburgh.

Sources of Funds

     Deposits are the major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans, prepayment of loans advances from the FHLB and, to a much lesser extent, maturities of investment securities and mortgage-backed securities, and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments may be significantly influenced by general interest rates and market conditions.

     Deposits. Consumer deposits are attracted principally from within our primary market area through the offering of deposit accounts including regular savings accounts, checking accounts, money market accounts, term certificate accounts and IRA accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

     We compete for deposits with other institutions in our market area by offering competitively priced accounts which are tailored to the needs of our customers. Additionally, we seek to meet our customers' needs by providing personalized customer service to the community. To provide additional convenience, we participate in the MAC(R)and Plus(R)automatic teller machine network at locations throughout Delaware and the United States, through which customers can gain access to their accounts at any time. We do not actively solicit certificate accounts in excess of $100,000 nor do we use brokers to obtain deposits or solicit deposits outside our market area.

     The interest rates paid by us on deposits are set as needed at the direction of our senior management. Rates on deposits are determined based on our liquidity requirements, interest rates paid by our competitors, the general levels of interest rates, our growth goals and applicable regulatory restrictions and requirements.

     Our deposit base is characterized by a relatively small amount of passbook depositors and a significantly higher amount of certificates of deposit. Passbook savings, money market and transaction accounts totalled $12.6 million, or 16.0%, of our deposit portfolio at June 30, 1997. As of June 30, 1997, certificates of deposit were $66.0 million or 84.0% of our deposit portfolio. $14.3 million or 18.3% of the deposit portfolio were certificates of deposit with balances of $100,000 or more.

     We believe that a portion of our depositors are sensitive to changes in interest rates. Accordingly, some of the funds placed in certificates of deposit with us are susceptible to withdrawal if alternative investments pay a higher returns or our rates do not adjust as rapidly as the competition. These deposits cannot, therefore, be viewed as core deposits, which is also generally the case for deposits at or in excess of $100,000. However, our certificates are not derived from brokered deposits, and the majority of those in excess of $100,000 are deposits of long-standing customers of the Bank. See "RISK FACTORS - Source of Funds."

     The following table sets forth our distribution of deposit accounts at the dates indicated and the weighted average interest rate on each category of deposits represented.

                          Account Distribution Balances
                             (Dollars in thousands)


                                          At June 30, 1997               At December 31, 1996             At December 31, 1995
                                  ------------------------------   ------------------------------   ------------------------------
                                                        Weighted                         Weighted                         Weighted
                                            Percent of   Average             Percent of   Average            Percent of   Average
                                   Amount      Total      Rate       Amount     Total      Rate     Amount      Total      Rate
                                   ------      -----      ----       ------     -----      ----     ------      -----      ----
Passbook Savings ................ $ 2,537      3.24%      4.14%     $ 2,536     3.23%      4.14%    $ 2,867     3.52%      4.14%
Money Market Accounts ...........   8,904     11.36%      3.37%       8,246    10.52%      3.35%      8,725    10.70%      3.17%
IRA Certificates of
  Deposit .......................  11,750     15.00%      6.52%      12,073    15.40%      6.47%     12,507    15.34%      6.89%
Certificates of deposit
  with an original term to
  maturity of:
    Less than 1 year ............   8,528     10.88%      5.52%       9,962    12.71%      5.46%     10,375    12.73%      5.57%
     1 to 3 years ...............  34,163     43.60%      5.92%      33,193    42.33%      5.83%     34,265    42.03%      6.21%
    More than 3 years ...........  11,344     14.48%      6.46%      11,517    14.69%      6.46%     12,193    14.96%      6.64%
Checking & Other ................   1,125      1.44%      2.05%         881     1.12%      2.05%        590     0.72%      2.05%
                                  -------    ------                 -------   ------                -------   ------

Total Deposits .................. $78,351    100.00%      5.64%     $78,408   100.00%      5.62%    $81,522   100.00%      5.87%
                                  =======    ======                 =======   ======                =======   ======

     The following table sets forth the amounts and maturities of our time deposits at the dates indicated.

                        Certificate of Deposit Maturities


                    June 30, 1998  June 30, 1999   June 30, 2000  June 30, 2001    Total
                    -------------  -------------   -------------  -------------  ----------
2.00 to 4.00% ....   $         0    $     5,377     $         0   $         0   $     5,377
4.01 to 6.00% ....    41,603,352      7,598,587         691,265     3,022,847    52,916,051
6.01 to 8.00% ....     2,596,052      1,690,307       7,967,315       610,357    12,864,031
8.01 to 10.00%....             0              0               0             0             0
10.01 to 12.00%...             0              0               0             0             0
                     -----------    -----------     -----------   -----------   -----------

Total ............   $44,199,404    $ 9,294,271     $ 8,658,580   $ 3,633,204   $65,785,459
                     ===========    ===========     ===========   ===========   ===========


     The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1997.



                   Certificates of Deposit of $100,000 or more


    Primary Maturity Period                                     Amount
    -----------------------                                     ------
                                                           (In Thousands)
    3 months or less                                           $ 2,480
    Over 3 months to 6 months                                    1,408
    Over 6 months to 12 months                                   5,798
    Over 12 months                                               4,634
                                                               -------
      Total                                                    $14,320
                                                               =======

     The following table sets forth net changes in our deposit accounts for the periods shown.


                         Net Changes in Deposit Activity



                                                             Six Months Ended June 30,                 Years Ended December 31,
                                                         --------------------------------          ---------------------------------
                                                             1997                 1996                 1996                 1995
                                                             ----                 ----                 ----                 ----
Net increase (decrease) before
  interest credited .............................        ($2,007,131)         ($4,184,761)         ($7,074,384)         $ 7,420,188
Interest credited ...............................          1,949,701            2,049,752            3,960,928            3,605,511
                                                         -----------          -----------          -----------          -----------
Net deposit account increase
  (decrease) ....................................        ($   57,430)         ($2,135,009)         ($3,113,456)         $11,025,699
                                                         ===========          ===========          ===========          ===========
Weighted average cost of deposits
  during the period .............................               5.63%                5.63%                5.61%                5.60%
Weighted average cost of deposits
   at end of period .............................               5.64%                5.59%                5.62%                5.87%



     Borrowings. We may obtain advances (borrowings) from the FHLB of Pittsburgh to supplement our supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of our stock in the FHLB of Pittsburgh, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At June 30, 1997, borrowings from the FHLB of Pittsburgh totaled $25.2 million.

     The following table sets forth information concerning our borrowings from the FHLB of Pittsburgh.

                                   Borrowings


                              At or For the                At or For the
                         Six Months Ended June 30,     Year Ended December 31,
                         -------------------------    --------------------------
                             1997         1996           1996           1995
                             ----         ----           ----           ----
FHLB Advances:
 Average balance(1) ..   $25,370,166   12,314,174     20,868,039     10,957,934
 Maximum balance at
  any month-end ......    25,700,000   22,700,000     33,700,000     14,500,000
 Balance at period end    25,200,000   22,700,000     25,900,000      7,950,000
 Weighted average
  interest rate during
  the period .........          6.21%        5.97%          6.00%          6.43%
 Weighted average
  interest rate at
  period end .........          6.34%        6.00%          6.33%          6.19%

----------

(1) The average balance was computed using an average of monthly balances during the year.

Competition

     Competition for deposits and loans comes from commercial banks, thrift institutions, credit unions, finance companies, credits card banks, mortgage bankers and multi-state regional banks in our market area, many of whom have greater resources than us. Competition for deposits also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers.

     We operate from a single office and until recent years relied extensively on the presence of employees of several corporations located near our single office for deposit growth. Our convenience enabled us to attract and maintain funds that were reasonably priced. The relocation of corporate offices and the transfer of employees to suburban locations has manifested itself in a decline in the number of downtown Wilmington customer relationships and has required us to seek deposits from other parts of New Castle County and to become more reliant on Jumbo Certificates. In addition, the Bank has increased its borrowings from the FHLB of Pittsburgh. This , in turn, has forced us to offer higher interest rates on deposits which has increased our cost of funds. We have been able to maintain our position in mortgage loan originations, market share, and deposit accounts throughout our market areas by virtue of our local presence, competitive pricing, and referrals from existing customers.

Properties

     The following table sets forth our location and related information at June 30, 1997.

                                                               Net Book Value at
Location                     Leased or Owned   Year Acquired   June 30, 1997 (1)
--------                     ---------------   -------------   -----------------
MAIN OFFICE:
400 Delaware Avenue
Wilmington, Delaware  19801       Owned             1953           $1,824,690

----------

(1) Net book value is calculated by totaling the estimated value of land and buildings, $2,278,764, and then subtracting accumulated depreciation of $454,074.

Personnel

     At June 30, 1997 we had 19 full-time employees and one full-time seasonal employee. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Legal Proceedings

     We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial condition or results of operations.

                                   REGULATION

     Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Savings and Loan Holding Company Regulation

     General. The Company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of the Company.

     QTL Test. Since the Company will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the QTL test. If the Company controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "- Qualified Thrift Lender Test."

     Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Bank Regulation

     General. As a federally chartered, SAIF-insured savings bank, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

     The OTS, in conjunction with the FDIC, regularly examines us and prepares reports for the consideration of our Board of Directors on any deficiencies that the OTS finds in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

     We must file reports with the OTS and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

     Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level are met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

     Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law at the end of 1995. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits such as ours which are insured by the SAIF. Legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment. Based on its deposits at March 31, 1995, on November 27, 1996, we paid a pre-tax special assessment of approximately $492,000.

     The recapitalization plan also provides that the cost of prior failures, which were funded through the issuance of the Financing Corporation Bonds, will be shared by members of both the SAIF and the BIF. This will increase BIF assessments for healthy banks to approximately $.013 per $100 of deposits in 1997. SAIF assessments for healthy savings institutions in 1997 will be approximately $.064 per $100 in deposits and may be reduced, but not below the level set for healthy BIF institutions.

     Pursuant to the recapitalization plan, the FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corp. Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.

     The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions chartered under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. As a result, we might have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. We cannot predict the impact of our conversion to, or regulation as, a bank until the legislation requiring such change is enacted. See "RISK FACTORS -- Financial Institution Regulation and Future of the Thrift Industry."

     Under regulations of the FDIC relating to premiums paid for deposit insurance, we are also required to pay more for federal deposit insurance than we previously have because of our Supervisory Agreement. That additional cost will continue as long as the Supervisory Agreement remains in effect and will prevent us from achieving the full benefit of the recapitalization plan.

     Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. See "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE" for our capital ratios.

     Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as Common Stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

     The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to

100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

     The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Interest Rate Risk."

     Dividend and Other Capital Distribution Limitations. OTS regulations require the Bank to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company. The OTS has the authority under its supervisory powers to prohibit the payment of dividends by us to the Company. In addition, we may not declare or pay a cash dividend on the Bank's capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the Conversion. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of Ninth Ward Savings Bank, FSB."

     OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. Based on our capital level at December 31, 1996, we qualified as a Tier 1 institution.

     In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

     A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

     Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If we maintain an appropriate level of qualified thrift investments ("QTLs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTLs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 20% of total assets). In addition, savings institutions may include shares of stock of the FHLBS, FNMA, and FHLMC as QTLs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of June 30, 1997, we were in compliance with our QTL requirement with approximately 97.8% of our portfolio assets invested in QTLs.

     Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital or are prohibited altogether. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Our affiliates include the Company and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

     Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At June 30, 1997, our required liquid asset ratio was 5% and our actual ratio was 8.8%. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

     Federal Home Loan Savings Bank System. We are a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBS. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

     As a member, we are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At June 30, 1997, the Bank held $1,332,500 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

     The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

     Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At June 30, 1997, our reserve met the minimum level required by the Federal Reserve System.

     Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System. We had no borrowings from the Federal Reserve System at June 30, 1997.


                                    TAXATION

Federal Taxation

     We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, prior to August 1996, savings institutions such as us, which met certain definitional tests and other conditions prescribed by the Code, could benefit from certain favorable provisions regarding deductions from taxable income for annual additions to bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim with respect to additions to its reserve for bad debts was subject to certain limitations. We reviewed the most favorable way to calculate the deduction attributable to an addition to our bad debt reserve on an annual basis.

     In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, such as us, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on us. At June 30, 1997, we had approximately $330,000 of post 1987 bad-debt reserves.

     Under the percentage of taxable income method, the bad debt deduction attributable to "qualifying real property loans" could not exceed the greater of
(i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equaled the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable year exceeded the sum of the surplus, undivided profits and reserves at the beginning of the taxable


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



year. The amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method was permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year did not exceed 6% of such loans outstanding at such time.

     Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987.

     The percentage of specially computed taxable income that was used to compute a savings institution's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8% at the time the Code was revised. The percentage of taxable income bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

     If a savings institution's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the institution may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a specified period , which is immediately accruable for financial reporting purposes. As of December 31, 1996, at least 60% of our assets were qualifying assets as defined in the Code. No assurance can be given that we will meet the 60% test for subsequent taxable years.

     Earnings appropriated to our pre-1988 bad debt reserve and claimed as a tax deduction as well as our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to you, our stockholders (including distributions made on dissolution or liquidation), unless we include the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of June 30, 1997, we had $1.3 million of accumulated earnings, representing our base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

     The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by


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



which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses).

     The Company may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed ourselves of the percentage of taxable income bad debt deduction method.

     Our federal income tax returns have not been audited by the IRS for at least the last five years.


Delaware State Taxation

     The State of Delaware imposes a franchise tax on financial institutions of 8.7% of taxable income. Taxable income, for this purpose, is 56% of net operating income after adjustments. These taxes have not been a material expense for us.

     As a Delaware holding company earning income in Delaware, the Company is required to file an annual report with and pay an annual franchise tax to the State of Delaware. Minimum tax is generally equal to $5,000 for each 100,000 shares of authorized capital stock regardless of whether such stock has been issued.


                            MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company consists of the same individuals who serve as directors of our subsidiary, Ninth Ward Savings Bank, FSB. Our certificate and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by the board and serve at the board's discretion. See "MANAGEMENT OF NINTH WARD SAVINGS BANK, FSB."


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



                   MANAGEMENT OF NINTH WARD SAVINGS BANK, FSB


Directors and Executive Officers

     Our Board of Directors is composed of eight members each of whom serves for a term of three years. Our proposed stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our executive officers are elected annually by our board and serve at the board's discretion.

     The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the Conversion. We have no other executive officers.

                             Age at                                    Current
                            June 30,                        Director     Term
Name                          1997         Position           Since    Expires
----                        --------       --------         --------   -------
Dr. William R. Baldt           61          Director           1988      1998
J. Bayard Cloud                84          Chairman           1945      1999
Thomas B. Cloud                48          Director           1972      2000
Ronald P. Crouch               49          President, Chief
                                           Executive Officer
                                           and Director       1983      1998
Larry D. Gehrke                51          Director           1988      2000
Alan B. Levin                  42          Director           1993      1999
Ernest J. Peoples              64          Vice Chairman      1964      1998
Dr. Robert L. Schweitzer       48          Director           1997      2000


Other Executive Officers

                             Age at
                            June 30,
   Name                       1997         Position
   ----                     --------       --------
Jerome P. Arrison              46          Executive Vice President, Chief
                                             Operating Officer and Treasurer

Genevieve B. Marino            32          Vice President, Retail
                                             Banking Services

Lori N. Richards               34          Vice President, Finance and
                                             Administration


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



     The principal occupation and business experience of each of the directors is set forth below. Unless otherwise noted, the information applies for the past five years. There are no arrangements or understandings between the Bank and any person pursuant to which such person has been elected as a director.

     Dr. William R. Baldt is currently President Emeritus of Goldey-Beacom College in Wilmington, Delaware. Until August 30, 1996, he was the President of the college.

     J. Bayard Cloud has been Chairman of the Board since January 1, 1983. He previously served as President of Ninth Ward from 1961 to 1982. He is the father of Thomas B. Cloud.

     Thomas B. Cloud,  since  December  1, 1995,  has been  President  and Chief
Executive Officer of United Electric Supply Company, Inc. where he has been employed since 1973 in various capacities including Controller, Vice President of Finance and Chief Financial Officer and Executive Vice President. The firm employs over 190 individuals and distributes electric products to industrial, institutional and electrical construction customers in a five state area. Mr. Cloud is the son of J. Bayard Cloud.

     Ronald P. Crouch currently serves as President and Chief Executive Officer of Ninth Ward, a position he has held since 1983. Mr. Crouch is a Certified Public Accountant and served as a director of the Federal Home Loan Bank of Pittsburgh from 1989 to 1996. He is a trustee of Goldey-Beacom College.

     Larry D. Gehrke is a director and Vice President of Bellevue Holding Company of Wilmington, Delaware, a real estate development concern. He has been employed there since 1972. He holds real estate brokerage licenses from the State of Delaware and the Commonwealth of Pennsylvania.

     Alan B. Levin is Chairman, President and Chief Executive Officer of Happy Harry's, Inc., a privately held pharmacy chain in Delaware with approximately 1,100 employees. He is a member of the Delaware Bar and a former chairman of the Delaware Workforce Development Council and Delaware Private Industry Council. He was formerly a member of the State Attorney General's Office in Delaware.

     Ernest J. Peoples is the Vice Chairman of the board. He was a Vice President of Ninth Ward. He is retired and was formerly an owner of a building and construction firm.

     Dr. Robert W. Schweitzer is Professor of Finance at the University of Delaware, located in Newark, Delaware. He also serves as a faculty member of the Stonier School of Banking and the National School of Banking at Fairfield University.


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



Executive Officers Who Are Not Directors

     The following executive officers do not serve on the Board of Directors. There are no arrangements or understandings between Ninth Ward and any person pursuant to which such person serves as an executive officer. Except as otherwise noted, they have been employed by Ninth Ward for the last five years.

     Jerome P. Arrison has been employed by Ninth Ward since August 1989. He is currently the Chief Operating Officer, Executive Vice President and Treasurer.

     Genevieve B. Marino has been employed by Ninth Ward since November 1995 as the Director of Marketing and Communications. She assumed her current position, Vice President of Retail Banking Services, in July 1997. From November 1993 to November 1995 she was the Advertising and Communications Manager of Wilmington Savings Fund Society, FSB. Prior to that, she served in other capacities in the Wilmington Savings Fund Society marketing department.

     Lori N. Richards assumed her current position as Vice President of Finance and Administration in July 1997. From June 1996 to July 1997 she was the Controller of Ninth Ward. From September 1994 to June 1996 she was an accounting supervisor at Lanxide Corporation located in Newark, Delaware. From May 1991 to September 1994 she served as a senior financial accountant at TA Instruments, Inc. in New Castle, Delaware. She is a Certified Public Accountant.

Board Meetings and Committees

     The Board of Directors conducts its business through meetings and activities of its committees. During the year ended December 31, 1996, the Board of Directors held 12 regular meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served during the year ended December 31, 1996. The standing committees of the Board include the following:

     Executive Committee - The Executive Committee meets as needed. It makes recommendations to the full Board and acts on policies adopted by the full Board in the absence of the meeting of the entire full Board. The committee did not meeting during the year ended December 31, 1996. The committee is composed of Messrs. Peoples (Chairman), J. Bayard Cloud, Thomas Cloud and Crouch.

     Appraisal Committee - The Appraisal Committee consists of Messrs. Peoples (Chairman), J. Bayard Cloud and Gehrke. The members of the committee review the appraisals of the real estate collateral for certain loans. The Appraisal Committee met five times in 1996.


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



     Personnel   Committee  -  The  Personnel  Committee  reviews  and  prepares recommendations for annual salary adjustment and bonuses. The committee also administers Ninth Ward's various benefit plans. It consists of Messrs. Gehrke (Chairman), Levin and Dr. Schweitzer. The committee met 7 times during 1996.

     Budget Committee - The Budget Committee is responsible for determining the capital needs of Ninth Ward and making recommendations regarding how those needs may be satisfied. The Budget Committee did not meet during 1996. It consists of Dr. Baldt (Chairman) and Messrs. Gehrke and Crouch.

     Audit Committee - The Audit Committee meets with our independent certified public accountants annually to review the results of the annual audit and other related matters. This committee consists of Dr. Baldt (Chairman) and Messrs. Peoples and Levin. It did not meet during 1996 because the Bank's auditors met with the entire Board of Directors.

     Asset/Liability Committee - The Asset/Liability Committee was established in 1997. and currently meets monthly. It consists of Messrs. Thomas Cloud (Chairman), Levin, Crouch and Dr. Schweitzer. It is principally responsible for management of our interest rate risk.

Director Compensation

     Each of the non-employee directors is paid an annual retainer of $2,000. Additionally, each non-employee director receives $300 for each board meeting attended and $300 for each committee meeting attended. The maximum fee for meetings attended for any director is $300 per day so that if we hold both a board and committee meeting on the same day the maximum payment for attendance is $300. Mr. Crouch receives no fees for his services on our board.

     J. Bayard Cloud, the Chairman of the Board, receives a special retainer of $28,800 per year and Ernest J. Peoples, the Vice Chairman, receives a special retainer of $27,000 per year. These retainers are paid based on their service as Chair and Vice Chair of the Board and for their review of appraisals. Additionally, we currently pay a supplemental pension benefit to J. Bayard Cloud. For 1996 the amount of that benefit was $14,291. We also pay the Wilmington wage tax for all of our non-employe directors. This tax is currently 1.25% of gross earnings. Wilmington wage withholding for 1996 was $1,131. Total aggregate fees paid to the current directors for the year ended December 31, 1996 were $106,920.

Deferred Non-employee Director Compensation Program

     We have a deferred non-employee director compensation program, whereby directors may defer their fees. Currently, Dr. Baldt and Mr. Gehrke participate in this program. Pursuant to this program, directors defer their fees until their retirement or resignation from the Board of Directors. For the year ended December 31, 1996, $11,590 of fees were


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



deferred pursuant to this program. Fees deferred pursuant to this program are subject to the general rights of the Bank's creditors.

Executive Compensation

     Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our President and Executive Vice President for the year ended December 31, 1996. No other employee earned in excess of $100,000 in salary and bonus for the year ended December 31, 1996.


                                                                     Other Annual           All Other
Name and Principal Position               Salary        Bonus       Compensation(1)      Compensation(2)
---------------------------              --------      -------      --------------       --------------
Ronald P. Crouch, President and
  Chief Executive Officer                $116,595      $11,132          $---                 $12,873
Jerome P. Arrison, Executive
  Vice President and Chief
  Operating Officer                      $ 96,606      $ 8,921          $---                 $12,840

----------

(1) Under the Other Annual Compensation category, perquisites for the year ended December 31, 1996, did not exceed the lesser of $50,000 or 10% of the salary and bonus as reported for Mr. Crouch.

(2) Includes amounts contributed to the pension plan for Mr. Crouch and Mr. Arrison, respectively, during 1996.

     Bonus Compensation. We have a bonus compensation plan pursuant to which our officers can receive bonus compensation up to 20% of their salaries if certain performance goals are met at the discretion of the Board of Directors. During 1996, Mr. Crouch and Mr. Arrison were paid bonuses of $11,132 and $8,921, respectively. These bonuses were paid based on the Bank's performance for the year ended December 31, 1995.

     401(k) Plan. In 1997 we established a contributory savings plan for employees which meets the requirements of Section 401(k) of the Code. All employees who are at least 21 years old and who have completed at least one year of service with us may elect to contribute a percentage of their compensation to the plan each year subject to certain maximums imposed by federal law. We will match 25% of each employee's contribution, on the first 2% of that employee's contribution.

     Participants are fully vested in the amounts they contribute to the 401(k). Participants are fully vested in amounts contributed to the plan on their behalf by us as employer matching contributions after seven years of service. Benefits under the 401(k) plan are payable in the event of a participant's retirement, death, disability, or termination of employment. Normal retirement age under the 401(k) plan is 65 years of age.

     Pension Plan. We maintain a noncontributory tax-qualified defined pension benefit plan for eligible employees. All employees and officers with more than 1,000 hours of service per year who have attained the age of 21 and completed one year of service are eligible to participate in the pension plan. The pension plan provides a benefit for each participant. The annual benefit is equal to a percentage of the average of the participant's highest five years' consecutive salary. A participant is fully vested in his or her pension after seven years of service. The pension plan is funded by us on an actuarial basis and all assets are held in trust by the pension plan trustee. The following table illustrates the annual benefit payable upon normal retirement at age 65 in the normal form of benefit under the pension plan at various levels of average annual compensation and years of service under the pension plan. Compensation upon which pension is based is the average of the highest five year consecutive salary.


                               Pension Plan Table


                                     Years of Credited Service
                       ------------------------------------------------------
 Renumeration            15          20          25          30          35
 ------------          ------      ------      ------      ------      ------
    $30,000             6,676       8,902      11,127      13,352      15,579
    $50,000            12,246      16,327      20,409      24,491      28,573
    $70,000            18,471      24,628      30,785      36,942      43,099
    $90,000            24,696      32,928      41,160      49,392      57,625
   $100,000            30,922      41,229      51,536      61,483      72,150


Mr. Crouch and Mr. Arrison have 19 years and 8 years of credited service, respectively, at June 30, 1997.

     We  anticipate   we  will   terminate  the  pension  plan  soon  after  the
consummation of the conversion and adoption of the ESOP.

     Employee Stock Ownership Plan. The Bank has established an employee stock ownership plan (the "ESOP") to allow participating employees to share in its growth and profits, effective upon the successful completion of the public offering of Bank stock following the Conversion. Participating employees are all employees who have completed one year of service with the Bank and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the Internal Revenue Service ("IRS"). Although no assurance can be given, it is expected that the ESOP will receive a favorable letter of determination from the IRS.

     The ESOP is to be funded by tax-deductible contributions made by the Bank in cash or common stock. All contributions to the ESOP will be held in the trust which is part of the ESOP and will be invested primarily in Bank stock. Shares sold above the maximum of the EVR (i.e., more than 1,006,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription, or the ESOP may purchase some or all of the shares covered by its subscription after the Conversion in the open market. The ESOP may borrow funds to acquire common stock of the Bank to be issued in the Conversion either at the time of the Conversion or after the Conversion through open market purchases. The ESOP intends to borrow funds from the Company (the "ESOP Loan") to purchase up to 8% of the common stock to be issued in the offering (i.e., $700,000, based on the midpoint of the EVR). The ESOP Loan is expected to be for a term of 10 years at an annual interest rate equal to the prime rate as published in The Wall Street Journal with principal repayable in equal installments. The ESOP Loan will be secured by a pledge of the shares purchased by the ESOP. Shares purchased with the ESOP Loan will initially be held in a suspense account within the ESOP. These financed shares will be released from suspense and allocated to participants' accounts within the ESOP as of the last day of each plan (calendar) year in proportion to the principal paid down on the ESOP Loan during the year. The shares released from the ESOP suspense account will be allocated among participants' accounts on the basis of each participant's W-2 compensation from the Bank (up to a maximum of $150,000) for the prior calendar year, plus any elective deferrals made to the Bank's 401(k) plan. The Bank anticipates contributing approximately $137,000 to the ESOP for its first full year to meet the obligations for principal and interest under the proposed ESOP Loan. The Bank may prepay a portion of the ESOP Loan, or contribute additional cash or shares of Bank stock directly to the ESOP in any year, subject to IRS rules which limit the maximum deductible employer contributions to employee stock ownership plans. Any such contributions in excess of the cash required to repay the ESOP Loan will be allocated among participants on the basis of their compensation in the manner described above.

     To receive an allocation, a participant must be credited with at least 1,000 hours of service during the year and be employed by the Bank on the last day of the year, or have terminated employment during the year as a result of death, Disability (as defined in the ESOP) or retirement at or after attaining age 65. A participant becomes vested in his account balance as follows: after 1 year of service - 20%, 2 years - 40%, 3 years - 60%, 4 years - 80%, 5 years or more - 100%. Full vesting is accelerated upon retirement at or after age 65, death, Disability, or termination of the ESOP.

     A participant is entitled to receive a distribution of his account balance after the last day of the calendar quarter in which his employment terminates. If the value of the account exceeds $3,500, a participant may defer distribution until he attains age 65. ESOP distributions are made in a lump sum in the form of shares of Bank stock, with the value of fractional shares distributed in cash. A partially-vested participant who terminates service will forfeit the nonvested portion of his ESOP account upon the earlier of (i) receiving a distribution of his vested balance or (ii) after incurring five consecutive One-Year Breaks in Service. A One-Year Break in Service is a calendar year during which the participant is not credited with more than 500 hours of service. Forfeitures are reallocated to remaining participants on the same basis as Bank contributions to the ESOP (i.e., on the basis of compensation). A terminated participant who is rehired before incurring five consecutive One-Year Breaks in Service will have his forfeiture restored if he repays the full amount of the prior ESOP distribution, without interest, within five years after being rehired.

     The Board of Directors has appointed the Personnel Committee to administer the ESOP and to serve as the initial ESOP Trustees. The Personnel Committee is responsible for administering the ESOP and for instructing the ESOP Trustees regarding the investment of any ESOP funds which cannot be invested in Bank stock. The ESOP Trustees must vote ESOP shares which are allocated to a participant's account in accordance with the instructions of the participant. Unallocated shares held in the suspense account for which no timely direction is received will be voted by the ESOP Trustees in the same proportion as allocated shares for which voting instructions are received, subject to the Trustees' fiduciary obligations. Allocated shares for which no instruction is received shall not be voted. The Board of Directors may remove or replace Trustees and members of the ESOP Committee, and may amend or terminate the ESOP at any time, except that no amendment may be made which would reduce the interest of an employee in the ESOP Trust, or divert assets of the ESOP to purposes which would not benefit employees or their beneficiaries.

Proposed Future Stock Benefit Plans

     Stock Option Plan. The Board of Directors of the Company intends to adopt a stock option plan (the Option Plan) following the Conversion, subject to approval by you and the Company stockholders, at a stockholders meeting to be held no sooner than six months after the Conversion. The Option Plan will be in compliance with the OTS regulations in effect. See "-- Restrictions on Benefit Plans." If the Option Plan is implemented within one year after the Conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of Common Stock to be issued in the offering (i.e., 87,500 shares based upon the sale of 875,000 shares at the midpoint of the EVR) would be reserved for issuance by the Company upon exercise of stock options to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in the Company. Under the OTS regulations, the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan and the options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form. Options would be either "incentive stock options" or non-qualified stock options.

     The Company would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the Company. Shares purchased in the open market would reduce the percentage of ownership of the conversion shares. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise


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of options and payment for the shares received would contribute to the equity of the Company. The Option Plan we issued to you in the Conversion would be administered by the Personnel Committee.

     If the Option Plan is implemented more than one year after the Conversion, the Option Plan will comply with OTS regulations and policies that are applicable at such time.

     Restricted Stock Plan. The Board of Directors intends to adopt the RSP following the Conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than six months after the Conversion in order for stockholders to vote to approve the RSP. If the RSP is implemented within one year after the Conversion, in accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the fair market value of the Common Stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the RSP Trustees. The RSP will be implemented in accordance with applicable OTS regulations. See "-- Restrictions on Stock
Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the RSP (the "RSP Trust").

     We expect to contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of Common Stock that is sold in the Conversion. The shares purchased by the RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the Common Stock is greater than $10.00 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, our contribution will be decreased. In recognition of their prior and expected services to us and the Company, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the Board of Directors and our profitable operation will, without cost to them, be awarded stock under the RSP. Based upon the sale of 875,000 shares of Common Stock in the offering at the midpoint of the EVR, the RSP Trust is expected to purchase up to 35,000 shares of Common Stock.

     If the RSP is implemented more than one year after the Conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.


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



     Restrictions on Stock Benefit Plans. OTS regulations provide that in the event we implement stock option or management and/or employee stock benefit plans within one year from the date of Conversion, such plans must comply with the following restrictions, unless an exception is granted by the OTS: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the Conversion (4% for institutions with 10% or greater tangible capital), (4) no individual employee may receive more than 25% of the available awards under the Option Plan or the RSP, (5) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (6) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company stockholders held no earlier than six months following the Conversion, (7) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (8) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (9) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (10) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (11) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.

Certain Related Transactions

     We offer loans to our directors and officers. These loans are currently made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Under current law, our loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions and must not involve more than the normal risk of repayment or present other unfavorable features. Additionally, all loans to such persons must be approved in advanced by a disinterested majority of the Board of Directors. At June 30, 1997, our loans to directors and executive officers totalled approximately $400,000, or 6.6% of our retained earnings at that date.


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                                 THE CONVERSION

     Our Board of Directors and the OTS have approved the Plan subject to the Plan's approval by a majority of votes cast by our members at a special meeting of members to be held on _________________________ 1997 and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General

     On June 30, 1997, our Board of Directors adopted a Plan of Conversion, pursuant to which we will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of the Company. The Conversion will include adoption of the proposed Federal Stock Charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to the Company and the Common Stock of the Company is being offered to our customers and then to the public. The Conversion will be accounted for at historical cost in a manner similar to a pooling of interests.

     The OTS has approved the Company's application to become a savings and loan holding company and to acquire all of our Common Stock to be issued in the Conversion. Pursuant to such OTS approval, the Company plans to retain up to 25% of the net proceeds from the sale of shares of its Common Stock and to use the remaining proceeds to purchase all of the Common Stock we will issue in the Conversion in an amount which will cause our tangible capital to reach approximately 10% of adjusted total assets

     The shares are first being offered in a Subscription Offering to holders of subscription rights. To the extent shares of Common Stock remain available after the Subscription Offering, shares of Common Stock may be offered in a Community Offering. The Community Offering, if any, may commence anytime subsequent to the commencement of the Subscription Offering. Shares not subscribed for in the Subscription and Community Offerings may be offered for sale by the Company in a Syndicated Community Offering. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community and Syndicated Community Offering. See "-- Community Offering" and "-- Syndicated Community Offering."

     Shares of Common Stock in an amount equal to our pro forma market value as a stock savings institution must be sold in order for the Conversion to become effective. The Community Offering must be completed within 45 days after the last day of the Subscription Offering period unless such period is extended by us with the approval of the OTS. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by our members.


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     In the event that we are unable to  complete  the sale of Common  Stock and effect the Conversion within 45 days after the end of the Subscription Offering, we may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that our valuation would not substantially change during any such extension. If the EVR of the shares must be amended, no assurance can be given that such amended EVR would be approved by the OTS. Therefore, it is possible that if the Conversion cannot be completed within the requisite period, we may not be permitted to complete the Conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the Conversion. No sales of the shares may be completed in the offering unless the Plan is approved by our members.

     The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the Community Offering or other sale of the shares being offered in the Conversion. If delays are experienced, significant changes may occur in our estimated pro forma market value upon Conversion together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the Conversion is terminated, we would be required to charge all Conversion expenses against current income and any funds collected by us in the offering would be promptly returned to each potential investor, plus interest at the prescribed rate.

Effects of Conversion to Stock Form on Depositors and Borrowers of Ninth
 Ward Savings Bank, FSB

     Voting Rights. Currently in our mutual form, our depositor and borrower members have voting rights and may vote for the election of directors. Following the Conversion, depositors and borrower members will cease to have voting rights and all voting rights will be vested in the holders of the Company Common Stock.

     Savings Accounts and Loans. Pursuant to our Plan the balances, terms and FDIC insurance coverage of savings accounts will not be affected by the Conversion and our depositors will automatically become our depositors after the Conversion. Furthermore, the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us will not be affected by the Conversion.

     Tax Effects. Our conversion is conditioned on receiving certain rulings or opinions on the tax aspects of the Conversion. We have received an opinion from our counsel, Peabody & Brown, which addresses the federal tax consequences of the Conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides, in part, that: (i) the Conversion will qualify as a Conversion under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us in either our mutual form or our stock


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form, or by the Company, by reason of the proposed  Conversion;  (ii) no gain or loss will be recognized by us upon the receipt of money from the Company for our stock, and no gain or loss will be recognized by the Company upon the receipt of money for the shares; (iii) our assets in either our mutual or our stock form will have the same basis before and after the Conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form prior to conversion; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; (vi) provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of such shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights to purchase shares; (vii) the basis of each account holder's savings accounts in us after the Conversion will be the same as the basis of his savings accounts in us prior to the Conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) we will succeed to and take into account the earnings and profits or deficit in earnings and profits of us, in our mutual form, as of the date of Conversion; (xi) immediately after Conversion, we will succeed to the bad debt reserve accounts of Ninth Ward Savings Bank, FSB in its mutual form, and the bad debt reserves will have the same character in our hands after Conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on our taxable income, deductions or addition to reserve for bad debts either in our mutual or stock form.

     The opinion from Peabody & Brown is based in part on the assumption that the exercise price of the subscription rights to purchase shares will be approximately equal to the fair market value of those shares at the time of the completion of the proposed Conversion. With respect to the subscription rights, we have received an opinion of FinPro which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor,
(ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the Subscription Offering will be offered in the Community Offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights


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



in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

     We are also subject to Delaware income taxes and have received an opinion from Young, Conaway, Stargatt & Taylor that the Conversion will be treated for Delaware state tax purposes similar to the Conversion's treatment for federal tax purposes.

     Unlike a private letter ruling from the IRS, the opinions of Peabody & Brown, FinPro and Young, Conaway, Stargatt & Taylor have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Delaware tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

     Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata to the value of his accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

     Upon a complete liquidation after the Conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to $6,086,942, our retained earnings at the date of the latest statement of financial condition contained in this Prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after Conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, December 31, 1995. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, September 30, 1997. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any December 31 annual closing date commencing on December 31, 1997 is less than the


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amount in such account on the respective  qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest in the liquidation account would cease to exist if the deposit account were closed or reaches zero. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

     No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction we in our converted form are not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

     In accordance with OTS regulations and the Plan, non-transferable subscription rights to purchase shares of the Common Stock have been granted to all persons and entities entitled to purchase shares in the Subscription Offering under the Plan. The number of shares which these parties may purchase will be determined, in part, by the total number of shares to be issued and by the availability of the shares for purchase under the categories set forth in the Plan. If the Community Offering, as described below, extends beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. All subscriptions will be subject to the availability of stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan and as described below under "-- Limitations on Purchases of Shares."

     The following priorities have been established:

     Category 1: Eligible Account Holders. Each depositor of Ninth Ward with $50.00 or more on deposit as of December 31, 1995 will receive non-transferable subscription rights on a priority basis to purchase that number of shares of Common Stock which is equal to the greater of 10,000 shares ($100,000) for a single or joint account or 20,000 shares ($200,000) in the case of a purchase with Associates, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If such allocation results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Subscription rights received


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by officers and directors in this category based on their increased  deposits in us in the one-year period preceding December 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders. See " Limitations on Purchases and Transfer of Shares."

     Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans ("Employee Plans") have been granted non-transferable subscription rights to purchase up to 8% of the total shares issued in the Conversion. The ESOP is an Employee Plan.

     The right of Employee Plans to subscribe for shares is subordinate to the right of the Eligible Account Holders to subscribe for shares. However, in the event the offering results in the issuance of shares above the maximum of the EVR (i.e., more than 1,006,000 shares), the Employee Plans have a priority right to fill their subscription. The ESOP is the only Employee Plan and currently intends to purchase up to 8% of the Common Stock issued in the Conversion. The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the Conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

     Category 3: Supplemental Eligible Account Holders. Each depositor of Ninth Ward with $50.00 or more on deposit as of September 30, 1997 who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase that number of shares which is equal to the greater of 10,000 shares ($100,000), or 20,000 shares ($200,000) in the case of a purchase with Associates, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the allocation made in this paragraph results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."

     The right of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for shares.

     Category 4: Other Members. Each depositor of Ninth Ward as of the Voting Record Date (November __, 1997) who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and each borrower with a loan outstanding on January 1, 1993, which continues to be outstanding on the Voting Record Date will receive non-transferable


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



subscription rights to purchase up to 10,000 shares ($100,000) or 20,000 shares ($200,000) in the case of a purchase with Associates to the extent such shares are available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a 100 share (or whatever lesser amount is available) per order basis. See "-- Limitations on Purchases and Transfer of Shares."

     Expiration Date. The Subscription Offering will expire at Noon, Wilmington Delaware Time, on December _____, 1997 unless extended for up to 45 additional days with the approval of the OTS. Subscription rights not used by the time the offering expires are void.

     Members in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country; (ii) the granting of subscription rights or offer or sale of shares of Common Stock to those persons would require either us, or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. Where the number of persons eligible to subscribe for shares is small, we will decide whether to offer shares based on a number of factors. Some of these factors include the size of the accounts held by account holders in the State, the costs required to be paid to sell shares in that particular State and the need to register the Company or its employees or directors under that particular State securities laws. No payments will be made in lieu of the granting of subscription rights to any person.

     Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Subscription rights may be exercised only by the person to whom they are granted and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. Federal Regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of Common Stock prior to the completion of the Conversion.


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     We will  pursue any and all legal and  equitable  remedies  in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights.


Community Offering

     To the extent that shares remain available for purchase after filling all orders received in the Subscription Offering, we may offer shares of Common Stock to certain members of the general public giving preference to natural persons who are permanent residents of the Local Community -- the State of Delaware, Chester County and Delaware County, Pennsylvania, Cecil County, Maryland and Salem County, New Jersey -- under such terms and conditions as may be established by the Board of Directors. In the Community Offering, the minimum purchase is 25 shares and no person may purchase more than 10,000 shares ($100,000) for a single purchaser or 20,000 shares ($200,000) when aggregated with the purchases by an Associate of such person and persons acting in concert with such persons. In the event there are not sufficient shares to fill all orders, the remaining shares would be allocated in the same manner as shares would be allocated in the "Other Members" category. See "-- Subscription Rights and the Subscription Offering -- Category 4: Other Members."

     The Community Offering may commence at any time after the commencement of the Subscription Offering. The Community Offering once commenced, may expire at any time without notice but no later than 12:00 p.m., Eastern Time, on ___________, 1997 unless extended with the permission of the OTS. Purchases of shares in the Community Offering are subject to our right in our sole discretion, to accept or reject such purchases in whole or in part either at the time and receipt of an order, or as soon as practicable following the completion of the Community Offering.

     In the event Community Offering orders are not filled, funds received by us will be promptly refunded with interest at our passbook rate. In the event an insufficient number of shares are available to fill all orders in the Community Offering, the available shares will be allocated on an equitable basis determined by the Board of Directors, provided however that a preference will be given to natural persons residing in Local Community. If regulatory approval is received to extend the Community Offering beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. Shares sold in the Community Offering will be sold at the Purchase Price. The offering extensions cannot be provided beyond November ______ 1999.

Syndicated Community Offering

     The Plan provides that, if necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may be offered for sale to certain members of the general public in a Syndicated Community Offering through a syndicate of


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



register broker-dealers to be managed by Trident acting as agent for the Company. The Company has the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Trident nor any registered broker-dealer shall have any obligation to take or purchase any of the Common Stock in the Syndicated Community Offering. However, Trident has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     Stock sold in the Syndicated Community Offering also will be sold at the $10.00 Purchase Price. See, "-- Stock Pricing." No person shall be permitted to subscribe in the Syndicated Community Offering for shares of Common Stock with an aggregate purchase price of more than $100,000. See, " -- Payment for Shares and -- Marketing Arrangements" for a description of the commission to be paid to selected dealers and to Trident.

Ordering and Receiving Shares

     Use of Order Forms. Rights to subscribe may only be exercised by completion of an original order form. Persons ordering shares in the Subscription Offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See "-- Payment for Shares. " Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, subscription orders cannot be revoked without our consent unless the Conversion is not completed within 45 days of the Expiration Date.

     Persons and entities not purchasing shares in the Subscription Offering may, subject to availability, purchase shares in the Community Offering by returning to us a completed and properly executed order form along with full payment for the shares ordered.

     In the event an order form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee, (ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, order form. Waivers will be considered on a case by case basis. Photocopies of order forms, facsimiled order forms, payments from private third parties or payments through electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     Payment for Shares. Payment for shares of Common Stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the passbook rate until the Conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the Conversion is completed or terminated. Payments from private third parties or payments through electronic transfer of funds will not be accepted. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the Conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given an opportunity to increase, decrease, or rescind their order. In the event that the Conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares in the offering. The Stock Information Center can assist you in transferring your self-directed IRA. Because of the paperwork involved, persons owning IRAs with us who wish to use their IRA account to purchase stock in the Offering, must contact the Stock Information Center no later than ______________, 1997.

     Trident may enter into agreements with broker-dealers ("Selected Dealers") to assist in the sale of the shares in the Syndicated Community Offering. See also "-- Plan of Distribution" and "-- Marketing Arrangements." No orders may be placed or filled by or for a

Selected Dealer during the Subscription Offering. If a Syndicated Community Offering is utilized after the close of the Subscription Offering, Trident will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only after the close of the Subscription Offering and upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. During the Subscription and Community Offerings, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares. When and if Trident and the Company believe that sufficient orders have not been received in the Subscription and the Community Offerings to consummate the Conversion, Trident will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to their customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the "Settlement Date". The Settlement Date will be three business days after the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account by the Settlement Date. On the Settlement Date, Selected Dealers will remit funds to the account established by us for each Selected Dealer. Each customer's funds so forwarded to us along with all other accounts held in the same title, will be insured by the FDIC up to $100,000. After payment has been received by us from Selected Dealers, funds will earn interest at our passbook savings account rate until the consummation of the Conversion. Funds will be returned promptly, with interest, in the event the Conversion is not consummated as described above.

     However, Selected Dealers who do not hold or receive funds for customers or carry accounts of, or for, customers will (1) instruct their customers who wish to subscribe in the offering to make their checks payable to us and (2) will transmit customer checks directly to us by noon of the next business day after receipt by such Selected Dealer.

     The ESOP may subscribe for shares by submitting its order form along with evidence of a loan commitment from a financial institution or the Company for the purchase of the shares during the Subscription Offering and by making payment for shares on the date of completion of the Conversion.

     Federal regulations prohibit us from lending funds or extending credit to any person to purchase shares in the Conversion.

     Delivery of Stock Certificates. Certificates representing shares of Common Stock issued in the Conversion will be mailed to the person(s) at the address noted on the order form, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.


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Plan of Distribution

     Materials for the offering have been distributed to eligible subscribers by mail. Additional copies are available at our main office. Our officers may be available to answer questions about the Conversion. Responses to questions about us will be limited to the information contained in this Prospectus. Officers will not be authorized to render investment advice. All subscribers for the shares being offered will be instructed to send payment directly to us. The funds will be held in a segregated special escrow account and will not be released until the closing of the Conversion or its termination.

Marketing Arrangements

     Trident has been engaged as our financial advisor in connection with the offering. Trident has agreed to exercise its best efforts to assist us in the sale of the shares in the offering. As compensation, Trident will receive a commission equal to 1.5% of the aggregate dollar amount of capital stock sold to investors, except no commissions shall be payable on shares purchased by officers, directors, employees or their associates or employee benefit plans. If shares are offered for sale in another form of offering, Trident will organize and manage the offering for no additional fee. Commissions to be paid to any such persons for such offering will be at the discretion of the management of the Company and is not expected to exceed 5%. Fees paid to Trident and to any other broker-dealer may be deemed to be underwriting fees, and Trident and such broker-dealers may be deemed to be underwriters. We have agreed to reimburse Trident for allocable expenses, including legal fees, of up to $27,500 in the aggregate. Trident will also be reimbursed for out-of-pocket expenses not to exceed $10,000. Also, we have agreed to indemnify Trident for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Trident. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim relating to misrepresentation or breach of warranty of the written agreement among Trident and us or the omission or alleged omission of a material fact required to be stated or necessary in the prospectus or other documents. Trident will also receive a fee of $10,000 for proxy solicitation and Conversion Center management.

     The shares will be offered principally by the distribution of this Prospectus and through activities conducted at a Stock Information Center located at our main office. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Trident will be working at, and supervising the operation of, the Stock Information Center. Trident will assist us in responding to questions regarding the Conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Trident with clerical matters and to answer questions related solely to our business.


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



Stock Pricing

     FinPro, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process has been retained by us to prepare an appraisal of our estimated pro forma market value. FinPro will receive a fee of $14,000 for preparing the appraisal and $10,000 for its assistance in connection with the preparation of the business plan required in connection with the conversion and will be reimbursed reasonable out-of-pocket expenses. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to FinPro.

     The appraisal was prepared by FinPro in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the state of Delaware which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, FinPro has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

     On the basis of the above, FinPro has determined, in its opinion, that as of ____________, 1997 our estimated aggregate pro forma market value was $8,750,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, FinPro has established a range of value from $7,440,000 to $10,060,000 for the offering (the Estimated Valuation Range or EVR). The Estimated Valuation Range will be updated by FinPro prior to consummation of the Conversion and the Estimated Valuation Range may increase to $11,570,000.

     The Board of Directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The Board of Directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

     In order for stock sales to take place FinPro must confirm to the OTS that, to the best of FinPro's knowledge and judgment, nothing of a material nature has occurred which would cause FinPro to conclude that the Purchase Price on an aggregate basis was materially incompatible with FinPro's estimate of our pro forma market value of us in converted form at the time of the sale. If, however, facts do not justify such a statement, an amended Estimated Valuation Range may be established and a new Subscription and Community Offering may take place or such other actions as the Board of Directors may determine or OTS may require.


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     The appraisal is not a recommendation of any kind as to the advisability of purchasing these shares. In preparing the appraisal, FinPro has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. FinPro did not independently verify the financial statements and other information provided by us, nor did FinPro value independently our assets and liabilities. The appraisal considers us only as a going concern and should not be considered as our liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the Common Stock could decline below $10.00 per share.

Change in Number of Shares to be Issued in the Conversion

     Depending on market and financial conditions at the time of the completion of the Subscription and Community Offerings, we may significantly increase or decrease the number of shares to be issued in the Conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the Conversion. An increase in the total number of shares to be issued in the Conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the Conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

     Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the Conversion results in an offering which is either less than $7,440,000 or more than $11,570,000.

     In the event market or financial conditions change so as to cause the aggregate number of shares issued in the Conversion to be below the EVR, or more than 15% above the maximum of the EVR, if the Plan is not terminated by the Company and the Bank after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or permitted to modify or rescind their subscriptions). Any change in the EVR must be approved by the OTS. If the number of shares issued in the Conversion increase, persons who subscribe to the maximum number of shares will not be given to the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will able to be subscribed for an adjusted amount.


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



Limitations on Purchases and Transfer of Shares

     The Plan provides for certain additional limitations to be placed upon the purchase of the shares in the Conversion. The minimum purchase is 25 shares and the maximum purchase for any individual person, or group of persons ordering through a single or joint account, is 10,000 shares or 20,000 shares when the total purchases of associates is included. No persons, together with associates, or group of persons acting in concert, may purchase more than 20,000 shares except for the ESOP which may purchase up to 8% of the shares sold. The OTS regulations governing the Conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 33% of the shares issued pursuant to the Conversion.

     Depending on market conditions and the results of the offering, the Board of Directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so, the preference categories in the offerings will be followed.

     In the event of an increase in the total number of shares offered in the Conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) in the event of an oversubscription by Eligible Account Holders to fill the ESOP subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfilled subscriptions of Eligible Account Holders inclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfilled subscriptions to Supplemental Eligible Account Holders inclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfilled subscriptions of Other Members inclusive of the Adjusted Maximum; and (v) to fill unfilled subscriptions in the Community Offering to the extent possible, inclusive of the Adjusted Maximum.

     The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, or any of our subsidiaries. For example, a corporation of which a person serves as a trustee would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

     The term "officer" may include our president, vice presidents in charge of principal business functions, Secretary and Treasurer and any other officer performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.

     The term "residing," as used in relation to the preference afforded natural persons residing in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community (manifested by establishing a physical, on-going, non-transitory presence within the Local Community), and continues to reside in the Local Community at the time of the Subscription and Community Offering. We may utilize deposit or loan records or such other evidence provided to us to make the determination whether a person is residing in the Local Community. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall be utilized. Such determination will be in our sole discretion.

     To order shares in the Conversion, persons must certify that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at $10.00 per share all shares acquired by that person in excess of the purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.

     Shares of Common Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see "-- Restrictions on Sales and Purchases of Shares by Directors and Officers."

     In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Restrictions on Repurchase of Shares

     Generally, during the first year following the Conversion, the Company may not repurchase its shares and during each of the second and third years following the Conversion, the Company may repurchase five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the OTS may grant special permission to repurchase shares after six months following the Conversion and to repurchase more than five percent during each of the second and third years. In addition, SEC rules also govern the method, time, price, and number of shares of Common Stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

Restrictions on Sales and Purchases of Shares by Directors and Officers

     Shares purchased by directors and officers of the Company may not be sold for one year following completion of the Conversion. An exception to this rule is a disposition of shares in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

     For three years following the Conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.

Interpretation and Amendment of the Plan

     We have the authority to interpret and amend the Plan. Our interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

Conditions and Termination

     Completion of the Conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members; and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

Other

     All statements made in this Prospectus are hereby qualified by the contents of the Plan of Conversion, the material terms of which are set forth herein. The Plan of Conversion is attached to the Proxy Statement. Copies of the Plan are available from us and we should be consulted for further information. Adoption of the Plan by our members authorizes us to interpret, amend or terminate the Plan.


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                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

     A number of provisions of the Company's Certificate of Incorporation and bylaws deal with matters of corporate governance and certain rights of shareholders. These provisions allow the Board of Directors flexibility to analyze and consider corporate transactions in order to maximize benefits to shareholders. However, they may also serve to prevent individual shareholders from participating in a transaction if the Board does not deem the transaction to be beneficial to shareholders, even if individual shareholders desire to do so. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. Such provisions may have the effect of rendering the removal of the current Board of Directors of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" for instructions on how to obtain a copy of these Prospectus.

     Limitation  on Voting  Rights.  The  Certificate  of  Incorporation  of the
Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity securities of the Company. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the benefit plans of the Board or directors, officers and employees of the Bank or the Company as a group or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

     Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation


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



and bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the bylaws provide that any vacancy occurring in the Board, including a vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock. Further, if the director reaches normal retirement age, and is no longer regularly employed in his trade profession or business, he shall be deemed to have retired from the Board as well within 120 days of such retirement. Directors who have not reached normal retirement age and who intend to resume their trade profession or business are not deemed to have retired from the Board. Directors who were directors of the Company at the time of its incorporation are not covered by this provision.

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of shareholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the shareholders of the Company may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

     Authorized Shares. The Certificate of Incorporation authorizes the issuance of 3,000,000 shares of Common Stock and 500,000 shares of preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued pursuant to the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks


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



control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares upon the exercise of stock options.

     Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Shareholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Shareholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or Affiliate of 10% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 10% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or Affiliate thereof and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Shareholder or Affiliate thereof.

     Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to


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



vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's bylaws and Certificate of Incorporation. The Company's bylaws may be amended by its Board of Directors, or by the vote of a majority of the shares present in person or by proxy and entitled to a vote at any annual or special meeting except for those instances where the Certificate of Incorporation requires a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders for amendment.

     Certain Bylaw Provisions. The Bylaws of the Company also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give at least 120 days advance notice to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing shareholder.

     Benefit Plans. In addition to the provisions of the Company's certificate and bylaws described above, certain benefit plans of ours adopted in connection with the Conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "MANAGEMENT OF NINTH WARD SAVINGS BANK -- Proposed Future Stock Benefit Plans."

     Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.


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



     Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

     Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

     Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

Delaware Corporate Law

     In addition, the state of Delaware has a statute designed to provide Delaware corporations such as the Company with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation law


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



("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Shareholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Shareholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute  exempts the following  transactions  from the  requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Shareholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.


                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The Company is authorized to issue 3,000,000 shares of the Common Stock, $0.01 par value per share, and 500,000 shares of serial preferred stock, $0.01 par value per share. The Company currently expects to issue up to 1,006,000 shares of Common Stock in the Conversion.

     Dividends. The Company can pay dividends if and when declared by its Board of Directors. See "DIVIDEND POLICY" and "REGULATION." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.


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



     The Company does not intend to issue any shares of serial preferred stock in the Conversion, nor are there any present plans to issue such preferred stock following the Conversion. The aggregate par value of the issued shares will constitute the capital account of the Company. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "CAPITALIZATION." The capital stock of the Company will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other government agency.

Common Stock

     Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of the Company's directors.

     Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the purchase price for the Common Stock all such stock will be duly authorized, fully paid and nonassessable.

     Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits with us and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to have their deposits with us.

     Restrictions on Acquisition of the Common Stock. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY" for a discussion of the limitations on acquisition of shares of the Common Stock.

     Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The Common Stock is not subject to call for redemption.


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



     Issuance of Additional Shares. Except in the Subscription and Community Offerings and possibly pursuant to the RSP or Option Plan, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or (v) under employee benefit plans. See "RISK FACTORS -- Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP" and "PRO FORMA DATA." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the Common Stock are to be issued.

     For additional information, see "DIVIDENDS," "REGULATION" and "TAXATION" with respect to restrictions on the payment of cash dividends; and "RESTRICTIONS ON ACQUISITION OF THE COMPANY" for information regarding restrictions on acquiring Common Stock of the Company.

Serial Preferred Stock

     None of the 500,000 authorized shares of serial preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS

     The legality of the Common Stock has been passed upon for us by Peabody & Brown, Washington, D.C. Certain legal matters for Trident will be passed upon by Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C. The federal income tax consequences of the Conversion have been passed upon for us by Peabody & Brown, Washington, D.C. The Delaware income tax consequences of the Conversion have been passed upon for us by Young, Conaway, Stargatt & Taylor.


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



                                     EXPERTS

     The financial statements of Ninth Ward Savings Bank as of and for the years ended December 31, 1996 and 1995 included in this Prospectus have been audited by Deloitte & Touche, LLP, independent auditors, as set forth in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     FinPro has consented to the publication herein of a summary of its letters to Ninth Ward Savings Bank setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this Prospectus.


                            REGISTRATION REQUIREMENTS

     The Common Stock of the Company will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to completion of the Conversion. The Company will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. The Company may not deregister the Common Stock under the Exchange Act for a period of at least three years following the Conversion.


                             ADDITIONAL INFORMATION

     The Company and Ninth Ward Savings Bank are not currently subject to the informational requirements of the Exchange Act.

     The Company has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock offered in this Prospectus. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     Ninth Ward Savings Bank has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, 18th Floor, Jersey City, NJ 07302 without charge.

     A copy of the Certificate and the Bylaws of the Company are available without charge from Ninth Ward Savings Bank by contacting Genevieve Marino at
(302) 421-9090.

                               Ninth Ward Savings
                                    Bank, FSB
                Financial Statements for the Years Ended December
               31, 1996 and 1995 and Independent Auditors' Report
               and Interim Financial Statements for the Six-Month
                Periods Ended June 30, 1997 and 1996 (Unaudited)

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Ninth Ward Savings Bank, FSB:


We have audited the accompanying statements of financial condition of Ninth Ward Savings Bank, FSB (the "Bank") as of December 31, 1996 and 1995, and the related statements of operations, changes in retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Ninth Ward Savings Bank, FSB at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/
--------------------------

Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 7, 1997 (May 21, 1997 as to Note 10)

NINTH WARD SAVINGS BANK, FSB
STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------


                                                               December 31,
                                            June 30,         ------------------
ASSETS                                        1997           1996          1995
------                                        ----           ----          ----
                                           (Unaudited)
Cash and cash equivalents ............   $  2,838,215   $  2,643,452   $  1,060,856
Investment securities held to maturity
 (fair value - $11,449,156) ..........                                   11,488,192
Investment securities available for
 sale (amortized cost - 1997,
 $5,998,746; 1996, $6,494,860) .......      5,992,005      6,475,800
Mortgage-backed securities held to
 maturity (fair value - $705,680) ....                                      698,669
Mortgage-backed securities available
 for sale (amortized cost - 1997,
 $188,666; 1996, $200,666) ...........        190,414        203,147
Loans receivable-net .................     92,919,385     98,042,118     78,835,306
Loans held for sale ..................      5,547,674                     1,020,000
Federal Home Loan Bank stock -
 at cost .............................      1,332,500      1,500,000        727,500

Accrued interest receivable:
 Loans ...............................        999,064        975,244        664,189
 Investments .........................         94,666         93,526        180,304
 Mortgage-backed securities ..........          1,111          1,171          3,886
Office property and equipment, net ...      1,983,423      2,020,957      2,103,463
Prepaid expenses and other assets ....         86,527         66,012         75,166
Prepaid income taxes .................         63,564        166,850
Mortgage servicing rights ............        322,533        317,435        297,969
Deferred taxes taxes .................        173,618        177,506        221,704
                                         ------------   ------------   ------------
TOTAL ASSETS .........................   $112,544,699   $112,683,218   $ 97,377,204
                                         ============   ============   ============

LIABILITIES AND RETAINED EARNINGS

Liabilities:

 Deposits.............................   $ 78,351,363   $ 78,408,793  $  81,522,249
 Advances from Federal Home Loan Bank      25,200,000     25,900,000      7,950,000
 Advances by borrowers for taxes
  and insurance.......................      1,879,033        812,569        652,533
 Accrued interest payable.............        276,461        265,764        220,553
 Accrued income taxes.................                                      135,890
 Accounts payable and accrued expenses        750,900      1,338,503        833,073
                                         ------------   ------------  -------------
   Total liabilities..................    106,457,757    106,725,629     91,314,298

Commitments

Retained earnings.....................      6,090,170      5,968,365      6,062,906
Unrealized losses on available for
 sale securities, net of tax..........         (3,228)       (10,776)
                                          -----------    -----------   ------------
  Total retained earnings.............      6,086,942      5,957,589      6,062,906
                                          -----------    -----------   ------------
TOTAL LIABILITIES AND
 RETAINED EARNINGS....................  $ 112,544,699  $ 112,683,218    $97,377,204
                                        =============  =============    ===========

See notes to financial statements.

NINTH WARD SAVINGS BANK, FSB
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                        Six-Month Period Ended            Year Ended
                                               June 30,                  December 31,
                                       ------------------------   --------------------------
                                          1997           1996        1996            1995
                                          ----           ----        ----            ----
                                              (Unaudited)
INTEREST INCOME
 Interest on loans ................   $ 3,797,982    $ 3346,748   $ 7,092,065    $ 6,408,566
 Interest on mortgage-backed
  securities ......................         6,821        22,141        38,982         40,336
 Interest and dividends on
  investments .....................       267,555       393,758       791,062        843,845
                                      -----------   -----------   -----------    -----------
    Total interest income .........     4,072,358     3,762,647     7,922,109      7,292,747
                                      -----------   -----------   -----------    -----------
INTEREST EXPENSE:
 Deposits .........................     2,196,245      2276,637     4,497,657      4,351,008
 Federal Home Loan Bank
  advances ........................       780,646       364,473     1,252,482        704,133
                                      -----------   -----------   -----------    -----------
   Total interest expense .........     2,976,891     2,641,110     5,750,139      5,055,141
                                      -----------   -----------   -----------    -----------

NET INTEREST INCOME ...............     1,095,467     1,121,537     2,171,970      2,237,606
PROVISION FOR LOAN LOSSES .........        10,000        26,000        47,000          5,000
                                      -----------   -----------   -----------    -----------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES ........     1,085,467     1,095,537     2,124,970      2,232,606
                                      -----------   -----------   -----------    -----------

OTHER INCOME:
 Service fees .....................        47,563        98,840       189,604         51,700
 Gain on sale of loans ............        16,632        48,766        68,629        438,970
 Realized market adjustment
  on loans ........................        10,691                                     11,060
 Other ............................        10,027         9,664        46,543         18,469
                                      -----------   -----------   -----------    -----------
   Total other income .............        84,913       157,270       304,776        520,199
                                      -----------   -----------   -----------    -----------

OTHER EXPENSES:
 Salaries and employee benefits ...       477,953       511,016       916,635        941,086
 Advertising ......................       101,210       142,024       202,825        169,170
 Federal insurance premiums .......        15,265        94,053       187,057        171,097
 SAIF Special Assessment ..........                                   491,992
 Occupancy expense ................       101,425       135,238       214,968        236,687
 Data processing expense ..........        69,761        65,703       121,121        103,178
 Directors fees ...................        53,738        57,046       105,817         99,036
 Other general and administrative
  expenses ........................       141,223       176,881       352,872        347,957
                                      -----------   -----------   -----------    -----------
    Total other expenses ..........       960,575     1,181,961     2,593,287      2,068,211
                                      -----------   -----------   -----------    -----------

INCOME (LOSS) BEFORE PROVISION
 (BENEFIT) FOR INCOME TAXES .......       209,805        70,846      (163,541)       684,594
                                      -----------   -----------   -----------    -----------

PROVISION BENEFIT FOR INCOME TAXES:
 Current ..........................        88,000        30,000      (119,000)       214,670
                                      -----------   -----------   -----------    -----------
 Deferred .........................                                    50,000         50,000
                                      -----------   -----------   -----------    -----------
    Total provision (benefit) for
     income taxes .................        88,000        30,000       (69,000)       264,670
                                      -----------   -----------   -----------    -----------
NET INCOME (LOSS) .................   $   121,805   $    40,846      $(94,541)      $419,924
                                      ===========   ===========   ===========    ===========


See notes to financial statements

NINTH WARD SAVINGS BANK, FSB
STATEMENTS OF CHANGES IN RETAINED EARNINGS
--------------------------------------------------------------------------------

                                                       Unrealized
                                                        Losses on
                                                        Available     Total
                                           Retained     for Sale     Retained
                                           Earnings    Securities    Earnings
                                           --------    ----------    --------
BALANCE, JANUARY 1, 1995 ..............   $ 5,642,982             $ 5,642,982
 Net income for the year ended
  December 31, 1995 ...................       419,924                 419,924
                                          -----------              -----------
BALANCE, DECEMBER 31, 1995 ............     6,062,906               6,062,906
 Net loss for the year ended
  December 31, 1996 ...................       (94,541)                (94,541)
  Unrealized losses on available
   for sale securities, net of tax ....                  $(10,776)    (10,776)
                                          -----------    ---------  ----------
BALANCE, DECEMBER 31, 1996 ............     5,968,365     (10,776)  5,957,589
 Net income for the six-month
  period ended June 30, 1997
 (unaudited) ..........................       121,805                 121,805
 Change in unrealized losses
  an available for sale securities,
  net of tax (unaudited) ..............                      7,548      7,548
                                          -----------    ---------   ---------
BALANCE, JUNE 30, 1997 1997 (UNAUDITED)   $ 6,090,170      $(3,228) $6,086,942
                                          ===========    =========   =========


See notes to financial statements.

NINTH WARD SAVINGS BANK, FSB
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                        Six-Month Period Ended                  Year Ended
                                                 June 30,                      December 31,
                                      --------------------------     -------------------------------
                                           1997           1996           1996                1995
                                           ----           ----           ----                ----
                                              (Unaudited)
OPERATING ACTIVITIES:
 Net income (loss) ...............   $    121,805    $     40,846    $    (94,541)         5,419,924
 Adjustments to reconcile
  net income (loss) to net
  cash (used in) provided by
  operating activities:
  Depreciation ...................         58,079          93,959         121,751            164,780
    Provision for loan losses ....         10,000          26,000          47,000              5,000
    Gain on sale of investment
     and mortgage-backed
     securities ..................                                         (6,925)
    Gain on sale of loans ........        (12,144)        (16,727)        (68,629)          (438,970)
    Realized market adjustment
     on loans ....................        (19,439)                                           (11,060)

    Amortization of:
     Deferred loan fees ..........        (40,988)       (7l,159)        (130,226)          (126,475)
    Discount on investment and
     mortgage-backed securities ..         (4,048)         (3,803)         (8,827)            (6,782)
    Changes in assets and
     liabilities which provided
     (used) cash:
    Accrued interest receivable ..        (24,900)       (250,824)       (221,562)          (170,295)
    Mortgage servicing rights ....         (5,098)         58,868         (19,466)          (297,969)
    Prepaid expenses and other
     assets ......................        (20,515)         (2,230)          9,153             (7,296)
    Accrued interest payable .....         10,697         (46,108)         45,211            (24,932)
    Accounts payable and
     accrued expenses ............       (587,603)        177,515         505,430             28,720
    Income taxes .................        103,286        (340,140)       (252,740)           452,205
    Deferral of loan fees ........         57,420         179,484         379,572            564,350
                                     ------------    ------------    ------------       ------------
      Net cash (used in) provided
       by operating activities ...       (353,448)       (154,319)        305,201            551,200
                                     ------------    ------------    ------------       ------------

INVESTING ACTIVITIES
 Proceeds from sale of investments
  held to maturity ...............                                     2,996,406
 Proceeds from maturity of
  investments ....................        500,000       3,999,844       6,998,205          7,500,000
 Principal collected on long-term
  loans and mortgage-backed
  securities .....................      6,463,211       8,010,488      15,576,441          9,865,735
 Long-term loans originated ......     (7,999,170)    (20,587,053)    (38,236,036)       (47,296,058)
 Proceeds from sale of loans .....      1,128,181       1,013,297       4,407,397         29,869,979
 Proceeds from sale of
  mortgage-backed securities
  held to maturity ...............                                        346,427
  Sale of Federal Home Loan
   Bank stock ....................        277,300          28,200         263,200             25,700
  Purchase of Federal Home
   Loan  Bank stock ..............       (109,800)       (435,700)     (1,035,700)          (104,400)
  Purchase of investments ........                     (3,997,375)     (4,996,281)        (6,997,017)
  Proceeds from sale of real
   estate owned ..................                                                             63,000
  Purchases of premises and
   equipment .....................        (20,545)        (13,304)        (39,244)            (62,167)
                                     ------------    ------------    ------------        ------------
      Net cash provided
       by (used in) investing
       activities ................        239,177     (11,981,603)    (13,719,185)        (7,135,228)
                                     ------------    ------------    ------------       ------------

FINANCING ACTIVITIES:
 Net (decrease) increase in
  deposits .......................        (57,430)     (2,135,009)     (3,113,456)        11,025,699
 Increase in advances by
  borrowers for taxes and
  insurance ......................      1,066,464       1,125,935         160,036            123,382
 Proceeds from Federal Home
  Loan Bank advances .............     38,345,726      41,031,957      79,119,823         26,950,000
  Repayments of Federal Home
   Loan Bank advances ............    (39,045,726)    (26,281,957)    (61,169,823)       (31,900,000)
                                     ------------    ------------    ------------       ------------
    Net cash provided by
     financing activities ........        309,034      13,740,926      14,996,580          6,199,081
                                     ------------    ------------    ------------       ------------

NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS .......        194,763       1,605,004       1,582,596           (384,947)
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD .............      2,643,452       1,060,856       1,060,856          1,445,803
                                     ------------    ------------    ------------       ------------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD ...................   $  2,838,215    $  2,665,860    $  2,643,452       $  1,060,856
                                     ============    ============    ============       ============

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
  Cash paid during the period
   for:
   Interest ......................   $  2,966,194    $  2,687,219    $  5,704,928       $  5,080,072
                                     ============    ============    ============       ============
   Income taxes ..................   $      9,978    $    310,140    $    310,140       $     31,018
                                     ============    ============    ============       ============


  See notes to financial statements

NINTH WARD SAVINGS BANK, FSB

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
--------------------------------------------------------------------------------

1.   NATURE OF OPERATIONS

     Ninth Ward Savings Bank, FSB (the "Bank") is a federally chartered savings and loan association. The Bank is a member of the Federal Home Loan Bank System and has its savings accounts insured to the applicable limits by the Federal Deposit Insurance Corporation ("FDIC").

     The Bank's primary market is concentrated in New Castle County, Delaware, to which it offers mainly conventional residential real estate loans on new and existing properties and mortgage refinancing. Since 1994, the Bank has been active in offering equity lines of credit.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and Liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Unaudited Financial Statements - The financial statements as of June 30, 1997 and for the six-month periods ended June 30, 1997 and 1996 are unaudited, but in management's opinion, reflect all adjustments necessary for a fair presentation.

     Interest on Loans - The Bank recognizes interest on loans when earned. The Bank does not recognize interest on loans deemed to be uncollectible, generally when a loan is three months or more delinquent. Such interest ultimately collected is credited to income in the period of recovery.

     Investment and Mortgage-Backed Securities - The Bank accounts for debt and equity securities as follows:


          Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using a method which produces results which approximate the interest method over the period remaining until maturity.

          Available for Sale - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of retained earnings until realized.

     Office Property and Equipment - Office property and equipment is recorded at cost. Depreciation is computed using either the straight-line method or an accelerated method over the expected useful lives of the assets, ranging from three to fifty years. The costs of maintenance and repairs are
     expensed  as  they  are  incurred,   and  renewals  and   betterments   are
     capitalized.

     Loan Fees - The Bank defers all loan fees, net of certain costs, and accretes them into income over the contractual life of the loan using the interest method.

     Allowance for Loan Losses - The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     The Bank has adopted Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, respectively. SFAS No. 114 requires that certain impaired loans be measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

     Federal Home Loan Bank Advances - Periodically, the Bank borrows from the Federal Home Loan Bank of Pittsburgh. These borrowings are collateralized by Federal Home Loan Bank stock and qualified investments.

     Income Taxes - Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing accounts.

     Interest Rate Risk - The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to make loans secured by real estate and, to a lesser extent, consumer loans.

     At December 31, 1996, the Bank had interest-earning assess of approximately $108,885,000, haying a weighted average effective yield of 7.47% which have a weighted average term to maturity greater than the interest-bearing liabilities of approximately $104,309,000 having a weighted average effective interest rate of 5.69%. At June 30, 1997, the Bank had interest earring assets of approximately $108,820,000 having a weighted average effective yield of 7.41% which have a weighted average term to maturity greater than the interest-bearing liabilities of approximately $103,551,000 having a weighted average effective interest rate of 5.81%. The shorter duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk because, in a rising rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income For this reason, management regularly monitors the maturity structure of the Bank's assets and liabilities in order to measure this risk and enact measures to manage volatility of future interest rate movements.

     Mortgage Loans Held for Sale - The Bank originates mortgage loans for sale in the secondary market to provide additional funds for lending. These loans are carried at the lower of cost or market value, determined on a net aggregate basis.


     Real Estate Owned - Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations of foreclosed real estate and changes in the valuation allowance are included in loss on foreclosed real estate.

     Mortgage Servicing Rights - The Bank adopted SFAS No. 122, Accounting for Mortgage Servicing Rights during 1995. The statement requires the Bank, which services mortgage loans for others in return for servicing fees, to recognize these servicing rights as assets, regardless if such assets were acquired or originated. Additionally, the Bank is required to assess the fair value of these assets at each reporting date to determine any potential impairment.

     Accounting Principles Issued and Not Adopted - In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement, which is effective for transactions occurring after December 31, 1996, requires an entity to recognize, prospectively, the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amounts between the asset sold, if any, and retained interest, if any, based on their relative fair values at the date of transfer. It also provides implementation guidance for servicing of financial assets, securitizations, loan syndications and participations and transfers of receivables with recourse. The statement supersedes SFAS No. 122, Accounting for Mortgage Servicing Rights. In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 127 defers for one year the effective date of Statement No. 125 as it relates to transactions involving secured borrowings and collateral, and transfers and servicing of financial assets. This statement also provides additional guidance on these types of transactions. Management of the Bank does not believe the statement will have a material impact on the Bank's results of operations or financial position when adopted.

     Reclassifications - Certain items in the 1995 and 1996 financial statements have been reclassified to conform with the presentation in the 1997 financial statements.

3.   INVESTMENT SECURITIES

     Investment securities are summarized as follows:

                                                    June 30, 1997
                                  ----------------------------------------------
                                                Gross      Gross
                                  Amortized  Unrealized  Unrealized  Approximate
                                     Cost       Gain        Loss      Fair Value
                                  ---------- ----------  ----------  -----------
Available for sale:
 Debt securities:
  Obligations of U. S.
   Government agencies-
   Due in one year or less.....   $5,998,746   S4,193    $(10,934)    $5,992,005
                                  ----------   ------    --------     ----------
Total..........................   $5,998,746   $4,193    $(10,934)    $5,992,005
                                  ==========   ======    ========     ==========


                                                  December 31, 1996
                                  ----------------------------------------------
                                                Gross      Gross
                                  Amortized  Unrealized  Unrealized  Approximate
                                     Cost       Gain        Loss      Fair Value
                                  ---------- ----------  ----------  -----------
Available for sale:
 Debt securities:
  Obligations of U.S.
   Government agencies:
   Due in one year or less.....   $2,499,285   $4,520    $(10,870)    $2,492,935
   Due after one year through
    five years.................    3,995,575    2,899     (15,609)     3,982,865
                                  ----------   ------    --------     ----------
Total..........................   $6,494,860   $7,419    $(26,479)    $6,475,800
                                  ==========   ======    ========     ==========

                                                 December 31,1995
                                  ----------------------------------------------
                                                Gross      Gross
                                  Amortized  Unrealized  Unrealized  Approximate
                                     Cost       Gain        Loss      Fair Value
                                  ---------- ----------  ----------  -----------
Held to maturity:
 Debt securities:
  Obligations of U.S.
   Government agencies:
   Due in one year or less.....   $ 5,499,715  $10,336   $(13,840)   $ 5,496,211
   Due after one year through
    five years.................     5,988,477   16,459    (51,991)     5,952,945
                                  -----------  -------   --------    -----------
Total..........................   $11,488,192  $26,795   $(65,831)   $11,449,156


     Included in investment securities are step-up and floating rate bonds with various U.S. Government agencies. At June 30, 1997, December 31, 1996 and 1995, the par value of these bonds was $1,500,000, $1,500,000 and $3,500,000, respectively.

     On November 29, 1996, the Bank sold investment securities with a book value of $2,998,205 from the held to maturity portfolio resulting in a net loss of $1,798. Included in these securities were investments with a book value of $998,205 that had a maturity of April 17, 1997, which exceeded the three-month example as discussed in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The securities were sold in order to achieve "well capitalized" regulatory capital levels as defined by the Office of Thrift Supervision. As a result of the sale, the Bank transferred all securities previously classified as held to maturity to available for sale.

4.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed  securities  are  summarized  as  follows:


                                              June 30, 1997                               December 31 1996
                                  ---------------------------------------      --------------------------------------
                                                 Gross                                        Gross
                                  Amortized    Unrealized    Approximate       Amortized    Unrealized    Approximate
                                     Cost         Gain       Fair Value           Cost         Gain       Fair Value
                                  ---------    ----------    -----------       ---------    ----------    -----------
Availiable for sale-FHLMC
 pass-through certificates.....   $ 188,666     $ 1,748       $ 190,414        $ 200,666     $ 2,481       $ 203,147
                                  =========     =======       =========        =========     =======       =========

                                            December 31, 1995
                                  --------------------------------------
                                                 Gross
                                  Amortized    Unrealized    Approximate
                                     Cost         Gain       Fair Value
                                  ---------    ----------    -----------
Held to maturity-FHLMC
 pass-through certificates.....   $ 698,669     $ 7,011       $ 705,680
                                  =========     =======       =========

     In connection with the sale discussed in Note 3, the Bank sold mortgage-backed securities with a book value of $335,918 from the held to maturity portfolio resulting m a net gain of $8,723. Included in these securites was a mortgage-backed security with a book value of $173,227 that had a maturity of March 1, 1997 which exceeded three-month example. As a result of the sale, the Bank transferred all mortgage-backed securities previously classified as held to maturity to available for sale.

5.   LOANS RECEIVABLE

     Loans  receivable   consist  of  the  following:

                                                           December  31,
                                       June 30,     --------------------------
                                         1997           1996            1995
                                      -----------    -----------    -----------
First mortgage loans (primarily
 one to four-family residential)....  $82,625,969    $87,918,256    $67,937,470
Loans on savings accounts...........      710,275        528,198        839,344
Home equity loans-fixed rate........    7,942,666      8,082,865      8,387,260
Equity lines of credit-variable rate    2,963,299      2,823,273      2,753,989
                                      -----------    -----------    -----------
    Total...........................   94,242,209     99,352,592     79,918,063
Less:
 Allowance for loan  losses.........     (257,000)      (247,000)      (200,000)
 Deferred loan fees.................   (1,065,824)    (1,063,474)      (882,757)
                                      -----------    -----------    -----------
    Total...........................  $92,919,385    $98,042,118    $78,835,306
                                      ===========    ===========    ===========

     The Bank is servicing loans for the benefit of others totaling approximately $53,286,000, $54,321,000 and $56,698,000 at June 30, 1997,
     December 31, 1996 and 1995, respectively. Serving loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the cash basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Bank held borrowers' escrow balances of $710,679, $ 301,325 and $55,373 at June 30,1997, December 31,1996 and 1995, respectively.

     At June 30,1997 and December 31,1996, the Bank had outstanding loan origination commitments of $387,100 and $2,270,200, respectively, for fixed and adjustable rate loans, with rates ranging from 6.50% to 7.75% and 6.75% to 8.50%, respectively. These commitments are expected to be funded within one year. Commitments are issued in accordance with the same loan policies and underwriting standards as settled loans. Additionally, in November 1994, the Bank entered into an agreement with a community investment company to purchase $250,000 of loans for low and moderate income housing over the next three years. At June 30,1997, December 31,1996 and 1995, the Bank had purchased $120,000, $64,000 and $46,000 of these loans, respectively.

     Certain directors and officers of the Bank have loans with the Bank. Such loans were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization, and do not represent more than a normal risk of collection. The following is a summary of loans to these officers and directors:


                                                           December  31,
                                       June 30,     --------------------------
                                         1997           1996            1995
                                      -----------    -----------    -----------
Balance, beginning of period........   $ 367,780      $ 394,195      $ 406,324
Additions...........................      59,300         34,000         25,000
Repayments..........................     (27,372)       (60,415)       (37,129)
                                       ---------      ---------      ---------
    Balance, end of period..........   $ 399,708      $ 367,780      $ 394,195
                                       =========      =========      =========

The following is a summary changes in the allowance for loan losses:


                                    Six-Month Period Ended       Year Ended
                                           June 30,              December 31,
                                    ----------------------    ------------------
                                       1997      1996          1996      1995
                                       ----      ----          ----      ----

Balance, beginning of period....... $247,000   $200,000       $200,000  $195,000
Provision charged to operations....   10,000     26,000         47,000     5,000
                                    --------   --------       --------  --------
Balance, end of period............. $257,000   $226,000       $247,000  $200,000
                                    ========   ========       ========  ========

     Loans delinquent more than 90 days are placed on nonaccrual status. Interest reserved from these loans amounted to $4,382, $3,123 and $4,351 at June 30, 1997, December 31, 1996 and 1995, respectively.

     The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No.
     114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not require application of SFAS No. 114. For this purpose, delays less than 90 days are considered to be insignificant. As of June 30, 1997, December 31, 1996 and 1995, 100% of the impaired loan balance was measured for impairment based on the fair value of the loan's collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment except for those loans restructured under a troubled debt restructuring. At June 30, 1997, December 31, 1996 and 1995, the Bank's impaired loans consisted of smaller balance residential mortgage loans.

     Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected.

  6. OFFICE PROPERTY AND EQUIPMENT

     Office property and equipment is summarized by major classification as follows:

                                       June 30,            Deccember 31,
                                      ----------      ----------------------
                                        1997                1996       1995
                                        ----                ----       ----
Land and  buildings...........        $2,278,764      $2,278,764   $2,268,948
Furniture  and  equipment.....           976,264         955,720      926,291
                                      ----------      ----------   ----------
Total.........................         3,255,028       3,234,484    3,195,239

Accumulated deprecation.......        (1,271,605)     (1,213,527)  (1,091,776)
                                      ----------      ----------   ----------
Net...........................        $1,983,423      $2,020,957   $2,103,463
                                      ===========     ==========   ==========

     Depreciation expense totaled $ 58,079 and $93,959 for the six-month periods ended June 30, 1997 and 1996, respectively, and $ 121,751 and $ 164,780 for the years ended December 31, 1996 and 1995, respectively.

  7. MORTGAGE SERVICING RIGHTS

     The Bank adopted SFAS No. 122 effective January 1, 1995. The effect of adopting this new statement was an increase of approximately $300,000 to gain on sale of loans on the 1995 statement of operations, and to mortgage servicing rights on the 1995 statement of financial condition. For potential impairment evaluation purposes, the market value of the servicing portfolio was determined through independent valuation of the aggregate portfolio.

     The Bank's servicing portfolio for which mortgage servicing rights have been capitalized in accordance with SFAS No. 122 at December 31,1996 consists of fixed rate, predominately conforming mortgage loans, as follows:

          Whole Loans Sold - $25,366,132 - interest rates range from 6.50% to 8.875%; original terms range from 180 to 360 months with a weighted average coupon of 7.479%, weighted average remaining maturity of 346 months, and an average servicing fee of 0.25%.

          Participations Sold - $5,416,805 - interest rates range from 6.75% to 8.00%; original terms range from 120 months to 240 months with a weighted average coupon of 7.316%, weighted average passthrough rate of 7.10%, and a weighted average remaining term of 167 months.

     The Bank's servicing portfolio for which mortgage servicing rights have been capitalized at June 30, 1997 consists of fixed rate, predominately conforming mortgage loans, as follows:

          Whole Loans Sold - $25,832,170 - interest rates range from 6.50% to 8.875%; original teens range from 180 to 360 months with a weighted average coupon of 7.486%, weighted average remaining maturity of 346 months, and an average servicing fee of 0.25%.

          Participations Sold - $5,234,976 - interest rates range from 6.75% to 8.00%, original terms range from 120 months to 240 months with a weighted average coupon of 7.315%, weighted average pass-through rate of 7.09% and a weighted average remaining term of 163 months.

     Evaluation of potential impairment of the carrying value of mortgage servicing rights is determined based upon market valuation of loans within specified interest rate ranges. At June 30, 1997, December 31, 1996 and 1995, the fair value of mortgage servicing rights approximates its carrying value. Mortgage servicing rights are amortized in proportion to projected net servicing revenue.

  8. DEPOSITS

     Deposits by stated type are summarized as follows:
                                                        December 31,
                                            ------------------------------------
                            June 30, 1997          1996               1995
                         ------------------  -----------------  ----------------
                          Amount   Percent    Amount  Percent    Amount  Percent
                          ------   -------    ------  -------    ------  -------
Demand deposit accounts:
 1997:2.05%              $1,124,691   1.4%
 1996-2.05%                                 $ 881,302    1.1%
 1995-2.05%                                                    $  590,286   0.7%
Passbook accounts:
 1997-4.14%               2,537,459   3.2
 1996-4.14%                                  2,536,443   3.2
 1995-4.14%                                                     2,866,884   3.5
Money market deposit
  accounts:
 1997-3.37%               8,903,754  11.4
 1996-3.35%                                  8,246,455  10.5
 1995-2.91%                                                     8,724,919  10.7
91-day to five-year money
  market certificates:
 1997-4.94%-8.33%        65,785,459  84.0
 1996-4.82%-8.33%                           66,744,593  85.2
 1995-4.93%-8.33%                                              69,340,160  85.1
                        ----------- -----  ----------- -----  -----------  -----
Total                   $78,351,363 100.0% $78,408,793 100.0% $81,522,249 100.0%

     The weighted average cost of funds was 5.64%, 5.62% and 5.87% at June 30,1997, December 31, 1996 and 1995, respectively.

     A summary of certificates by maturity is as follows:

                                            June 30,         December 31,
                                              1997                1996
                                          -----------        ------------
            Less than 1 year............. $44,199,404         $41,736,900
            1 to 3 years.................  17,952,851          16,073,655
            3 years or more..............   3,633,204           8,934,038
                                          -----------        ------------

            Total........................ $65,785,459         $66,744,593
                                          ===========        ============

     A summary of interest expense on savings accounts is as follows:

                        Six-Month Period Ended             Year Ended
                                June 30,                  December 31,
                        ----------------------    --------------------------
                             1997        1996           1996         1995
                             ----        ----           ----         ----
Passbooks.............. $   50,261  $   56,024     $  109,303    $  132,819
Demand deposit
 accounts..............      9,246       6,466         14,534        11,262
Money market deposit
 accounts..............    142,588     140,579        281,797       329,419
Certificates...........  1,994,150   2,073,568      4,092,023     3,877,508
                         ---------   ---------      ---------     ---------
Total                   $2,196,245  $2,276,637     $4,497,657    $4,351,008
                         =========   =========      =========     =========

     At June 30, 1997, the Bank had $14,320,000 of deposits in denominations of $ 100,000 or more. Deposits in excess of $100,000 are not federally insured The Bank does not accept brokered deposits.

9. ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances  from the Federal Home Loan Bank consists of the  following:

                                                      December 31,
                        June 30,       -----------------------------------------
                         1997                 1996                 1995
                  -------------------  ------------------  ---------------------
                             Weighted            Weighted               Weighted
                             Interest            Interest               Interest
Maturing Period    Amount      Rate      Amount    Rate    Amount         Rate
---------------    ------      ----      ------    ----    ------         ----
Line of credit...                     $   400,000  7.23%  $1,850,000       6.05%
12 months
  or less........  $11,100,000 5.96%   13,600,000  6.05    3,600,000       5.83
13 to 24 months..    6,100,000 6.41     5,100,000  6.42      600,000       6.38
25 to 36 months..    3,400,000 6.63     4,000,000  6.55      600,000       6.68
37 to 48 months..    3,300,000 6.84       300,000  7.11      500,000       6.85
49 to 60 months..    1,300,000 7.04     2,400,000  7.09      300,000       7.11
Thereafter                                100,000  7.35      500,000       7.27
                    ----------          ---------           --------
Total              $25,200,000        $25,900,000         $7,950,000
                    ==========         ==========          =========

     The weighted average interest rate for these advances at June 30, 1997, December 31, 1996 and 1995 was 6.34%, 6.33% and 6.19%, respectively.

     The advances are collateralized by Federal Home Loan Bank stock, qualified investments and mortgage loans.

     As of June 30, 1997 and December 31, 1996, the Bank had an unused line of credit of $8,592,000 and $7,363,000, respectively, with the Federal Home Loan Bank of Pittsburgh.

10. REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements admministered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of June 30, 1997 and December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the Office of Thrift Supervision (OTS) (as of September 30, 1996) categorized the Bank as adequately-capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately-capitalized, the Bank must maintain minimum tangible, core and risk-based ratios as set forth in the table. Since the most recent notification from the OTS, the Bank's ratios have improved. As a result, management believes that the Bank would be considered well-capitalized by the OTS at December 31, 1996 and June 30, 1997.

     The Bank's actual capital amounts (in thousands) and ratios are presented in the table below:

                                                               To be Considered
                                                               Well  Capitalized
                                            Required for         Under Prompt
                                         Capital  Adequacy     Correction Action
                          Actual              Purposes             Provisions
                         --------------   -----------------    -----------------
                          Amount  Ratio      Amount  Ratio      Amount    Ratio
                          ------  -----      ------  -----      ------    -----
AT June 30, 1997:
 Tangible............     $6,058   5.38%     $1,688   1.5%       N/A       N/A
 Core (Leverage).....      6,058   5.38       3,375   3.0     $5,626       5.0%
 Tier 1 risk-based...      6,058   9.86        N/A    N/A      3,687       6.0
 Total risk-based....      6,315  10.28       4,916   8.0      6,145      10.0

At December 31, 1996:
 Tangible............     $5,926   5.26%     $1,690   1.5%       N/A        N/A
 Core (Leverage).....      5,926   5.26       3,380   3.0     $5,633        5.0%
 Tier 1 risk-based...      5,926   9.63         N/A   N/A      3,693        6.0
 Total risk-based....      6,173  10.03       4,924   8.0      6,155       10.0

At December 31, 1995:
 Tangible............     $6,033   6.19%     $1,461   1.5%       N/A        N/A
 Core (Leverage).....      6,033   6.19       2,922   3.0     $4,870        5.0%
 Tier 1 risk-based...      6,033  11.33         N/A   N/A      3,196        6.0
 Total risk-based....      6,233  11.70       4,261   8.0      5,326       10.0

     Under the framework, an adequately-capitalized bank's capital levels will not allow the Bank to accept brokered deposits without prior approval from regulators.

     On May 21, 1997, the Bank entered into a supervisory agreement with the OTS which requires the Bank to develop, adopt and in some cases modify, certain policies and procedures relating to interest rate risk management, improvement of operating performance and capital adequacy.

     It is management's opinion, based on the Bank's compliance with all regulatory capital requirements and compliance with various agreements and directives, that no further regulatory action will be taken and that no adjustments to the financial statements will be required.

11. INCOME TAXES

     In August 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Act will require the Bank, as of January 1, 1996 to change its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method will allow the Bank to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Bank's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years' net charge-offs divided by the sum of the previous six years' total outstanding loans at year end.

     A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential lending requirements are met. For financial reporting purposes, the Bank will not incur any additional tax expense due to previously provided deferred taxes. At December 31, 1996 under SFAS No. 109, deferred taxes were provided on the difference between the book reserve at December 31, 1996 and the applicable excess reserve in the amount equal to the Bank's increase in the tax reserve from December 31, 1987 to December 31, 1996. Retained earnings at June 30, 1997, December 31, 1996 and 1995 includes approximately $1,300,000 representing bad debt deductions for which no deferred income taxes have been provided.

Income tax expense consists of the following components


                                                   Six-Months Ended June 30,                           Year Ended December 31,
                         ---------------------------------------------------------------------   -----------------------------------
                                        1997                                1996                                 1996
                         ---------------------------------   ---------------------------------   -----------------------------------
                          Federal      State       Total      Federal      State       Total      Federal       State        Total
                          -------      -----       -----      -------      -----       -----      -------       -----        -----
Current tax provision    $  72,000   $  16,000   $  88,000   $  26,000   $   4,000   $  30,000   $ (96,200)   $ (22,800)  $(119,000)
Deferred tax provision                                                                              50,000                   50,000
                         ---------   ---------   ---------   ---------   ---------   ---------   ---------    ---------    ---------
Total ................   $  72,000   $  16,000   $  88,000   $  26,000   $   4,000   $  30,000   $ (46,200)   $ (22,800)  $ (69,000)
                         =========   =========   =========   =========   =========   =========   =========    =========    =========

                              Year Ended December 31,
                         ---------------------------------
                                       1995
                         ---------------------------------
                           Federal     State       Total
                           -------     -----       -----
Current tax provision    $ 172,670   $  42,000   $ 214,670
Deferred tax provision      50,000                  50,000
                         ---------   ---------   ---------
Total ................   $ 222,670   $  42,000   $ 264,670
                         =========   =========   =========


The Bank's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:



                                                           June 30,                                     December 31,
                                        ---------------------------------------------  ---------------------------------------------
                                                  1997                   1996                    1996                   1995
                                        ----------------------  ---------------------  ----------------------  ---------------------
                                          Amount    Percentage   Amount    Percentage    Amount    Percentage   Amount    Percentage
                                          ------    ----------   ------    ----------    ------    ----------   ------    ----------
Tax at federal tax rate ............    $  73,431      35.0%   $  24,796      35.0%   $ (57,239)     (35.0)%  $ 239,607      35.0%
Increase (decrease)
 resulting from:
  Benefit of surtax
   exemption .......................       (2,098)     (1.0)        (708)     (1.0)       1,635        1.0       (6,845)     (1.0)
  State income taxes
   net of federal income
   tax benefit .....................       10,560       5.0        2,640       3.7      (15,048)      (9.2)      27,720       4.1
  Other ............................        6,107       2.9        3,272       4.6        1,652        1.0        4,188       0.6
                                        ---------      ----    ---------      ----     ---------      ----     --------      ----
Total ..............................    $  88,000      41.9%   $  30,000      42.3%   $ (69,000)     (42.2)%  $ 264,670      38.7%
                                        =========      ====    =========      ====     =========      ====     ========      ====

Items that give rise to significant portions of the deferred tax accounts at June 30, 1997, December 31, 1996 and 1995 are as follows:


                                                             December 31,
                                           June 30,     ------------------------
                                             1997         1996          1995
                                             ----         ----          ----
Deferred tax assets:
 Deferred loan fees ..................    $ 260,120     $ 260,120     $ 240,702
 Other ...............................       65,806        73,455       131,215
                                          ---------     ---------     ---------
 Total deferred tax assets ...........      325,926       333,575       371,917
                                          ---------     ---------     ---------

Deferred tax liabilities:
 Reserve for bad debts ...............      (28,240)      (28,240)      (44,220)
 Property ............................       (3,417)       (3,417)       (4,684)
 Mortgage servicing rights ...........     (120,651)     (124,412)     (101,309)
                                          ---------     ---------     ---------
 Total deferred tax liabilities ......     (152,308)     (156,069)     (150,213)
                                          ---------     ---------     ---------
 Net deferred tax assets .............    $ 173,618     $ 177,506     $ 221,704
                                          =========     =========     =========


12.  PENSION PLAN

     The Bank has a noncontributory defined benefit pension plan which covers all eligible employees. Pension expense totaled $22,649, $18,000, $50,739 and $55,168 for the six-month periods ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995, respectively.

     Net pension expense, based on the latest data available, included the following components:


                                                               December 31,
                                                        ------------------------
                                                            1996         1995
                                                            ----         ----
Service cost - benefits earned during the year .....    $  69,168     $  65,980
Interest cost on projected benefit obligation ......       59,198        55,891
Actual return on assets ............................      (29,910)     (116,479)
Net amortization of transition costs ...............      (47,717)       49,776
                                                        ---------     ---------
Net pension expense ................................    $  50,739     $  55,168
                                                        =========     =========

     The following table sets forth the aggregate funded status of the pension plan for the years ended:





                                                          December 31,
                                                     ------------------------
                                                        1996          1995
                                                        ----          ----
Actuarial present value of benefit obligation:
  Vested .........................................   $ 545,453      $ 598,066
  Nonvested ......................................      22,727         30,011
                                                     ---------      ---------
Total-accumulated benefit obligation .............   $ 568,180      $ 628,077
                                                     =========      =========
Plan assets at fair value ........................   $ 950,845      $ 938,136
Projected benefit obligation .....................    (928,292)      (902,284)
                                                     ---------       ---------
Projected benefit obligation less than plan assets      22,553         35,852
Unrecognized:
  Net gain from past experience ..................     (95,462)      (130,593)
  Net transition asset ...........................     (22,667)       (24,411)
                                                     ---------       ---------
Accrued pension liability ........................   $ (95,576)     $(119,152)
                                                     =========       =========


     The projected benefit obligation was determined using a weighted average assumed discount rate of 7% and a rate of compensation increase of 4.5%. The expected weighted average long-term rate of return of plan assets is 7.75%. Assumed average remaining service lives of employees is approximately 22 years.

     The type of assets held by the plan are general trust investments including rich equivalents, fixed income assets, and group annuities.

     Deferred compensation agreements are in effect with certain members of the Board of Directors. Payment of Director fees is being deferred until retirement. For the years ended December 31, 1996 and 1995, $11,590 and $15,348, respectively, of fees were deferred under these agreements. For the six-month period ended June 30, 1997, $6,144 of fees were deferred under these agreements.

13.  CONCENTRATION OF CREDIT RISK

     Most of the Bank's lending activity is with customers located within the state of Delaware. Generally, the loans are secured by real estate cosisting of single-family residential properties. The ultimate repayment of these loans is dependent to a certain degree on the local economy.


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assertions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                                                                      December 31,
                                                         June 30,               --------------------------------------------------
                                                           1997                        1996                         1995
                                                  ----------------------        -------------------           --------------------
                                                    Carrying Estimated           Carrying Estimated            Carrying Estimated
                                                     Amount Fair Value            Amount Fair Value             Amount Fair Value
                                                      (in thousands)               (in thousands)                (in thousands)
                                                  ----------------------        -------------------           --------------------
Assets:
 Cash and cash equivalents ...............        $ 2,838        $ 2,838        $ 2,643        $ 2,643        $ 1,061        $ 1,061
 Investment securities
  held to maturity .......................                                                                     11,488         11,449
 Investment securities
  available for sale .....................          5,992          5,992          6,476          6,476
 Mortgage-backed securities
  held to maturity .......................                                                                        699            706
 Mortgage backed securities
  available for sale .....................            190            190            203            203
 Loans, net ..............................         92,919         94,549         98,042         99,570         78,835         81,682
 Loans held for sale .....................          5,548          5,548                                        1,020          1,022

Liabilities:
 Demand deposits and
  passbook accounts ......................          3,662          3,662          3,418          3,418          3,457          3,457
 Money market accounts ...................          8,904          8,904          8,246          8,246          8,725          8,725
 Savings certficates .....................         65,785         65,876         66,745         67,391         69,340         69,402
 Advances from Federal
  Home Loan Bank .........................         25,200         25,186         25,900         26,024          7,950          7,948



     Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

     Investments and  Mortgage-backed  Securities - The fair value of investment
     securities  and  mortgage-backed   securities   (including   collateralized
     mortgage obligations) is based on quoted market prices or dealer quotes.

     Loans Receivable - The fair value of loans is estimated based on present value using approximate current entry-value interest rates applicable to each category of such financial instruments.

     Loans Held for Sale - The fair value of loans held for sale is based upon commitment prices from the Federal Home Loan Mortgage Corporation.

     Demand Deposits, Passbook Accounts, Money Market Accounts, and Savings Certificates - The fair value of demand deposits, passbook accounts and money market accounts is the amount reported in the financial statements. The fair value of savings certificates is based on a present value estimate using rates currently offered for deposits of similar remaining maturity.


     Advances from Federal Home Loan Bank - The fair value of advances is based on a present value estimate using rates currently offered for Federal Home Loan Bank borrowings of similar remaining maturity.


     Commitments to Extend Credit and Letters of Credit - The majority of the Bank's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The estimated fair value approximates the recorded amounts.

     The fair value estimates presented herein are based on pertinent information available to management as of the date indicated. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the dates indicated and, therefore, current estimates of fair value may differ significantly from the amounts presented herein


15.  SAVINGS ASSOCIATION INSURANCE FUND

     On September 30, 1996, an omnibus appropriations bill for fiscal year 1997, which included recapitalization of the Savings Association Insurance Fund
     (SAIF) became law. Accordingly, all SAIF insured depository institutions were charged a one-time special assessment based on their SAIF-assessable deposits as of March 31, 1995 at the rate of 65.7 basis points.
     Accordingly, the Bank incurred a pre-tax expose of $491,992 during the third quarter of 1996.

16.  CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP (UNAUDITED)

     On June 30, 1997, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federal chartered mutual savings and loan association to a federal chartered capital stock savings bank with the concurrent formation of a holding company, subject to approval by regulatory authorities and depositors of the Bank. The conversion is elected to be accomplished through amendment of the Bank's federal charter and the sale of the holding company's common stock. A subscription offering of the shares of common stock will be offered initially to eligible account holders, employee benefit plans of the Bank, other members, directors, officers, and employees of the Bank. Any shares of common stock not sold in the subscription offering are expected to be sold by the underwriters to the general public.

     At the time of the conversion, the Bank will establish a liquidation account in an amoums equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases wil1 not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualify balances for accounts then held.

     Subsequent to the conversion, the Bank may not declare or pay cash dividends on, or repurchase any, of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

     Conversion costs will be deferred and reduce the proceeds from the shares sold in the conversion. If the conversion is not completed, all costs will be charged as an expense. As of June 30, 1997, conversion costs of approximately $3,000 have been incurred and are included in other assets in the statement of financial condition.


                                   * * * * * *

                                    GLOSSARY


BIF                   Bank Insurance Fund of the FDIC

Code                  Internal Revenue Code of 1986, as amended

Community Offering    Offering for sale to certain members of the general public of any shares of Common Stock not subscribed for in the Subscription Offering, including the possible offering of Common Stock in a Syndicated Community Offering

Conversion            Simultaneous  conversion  of Ninth Ward Savings Bank, FSB, to  stock  form,  the  issuance  of the Ninth Ward Savings
                      Bank,  FSB's  outstanding  Common  Stock to Delaware First
                      Financial  Corporation   and   Delaware   First  Financial
                      Corporation's offer and sale of Common Stock

Eligible Account      Savings  account  holders of the Savings Bank with account
Holders               balances  of  at  least $50 as of the close of business on
                      December 31, 1995

Employee Plans        Tax-qualified employee benefit plans of Ninth Ward Savings
                      Bank, FSB

ERISA                 Employee Retirement Income Security of 1974, as amended

ESOP                  Employee Stock Ownership Plan

EVR or Estimated      Estimated  pro  forma  market  value  of  the Common Stock
Valuation Range       ranging from $7,440,000 to $10,060,000

Exchange Act          Securities Exchange Act of 1934, as amended

Expiration Date       12:00 p.m., Eastern Time, on ___________, 1997

FASB                  Financial Accounting Standards Board

FDIC                  Federal Deposit Insurance Corporation

FHLB                  Federal Home Loan Bank

FHLMC                 Federal Home Loan Mortgage Corporation

FNMA                  Federal National Mortgage Association

FinPro, Inc.          Ninth  Ward's  independent  appraiser  located  in Liberty
                      Corner, New Jersey

IRA                   Individual retirement account or arrangement

IRS                   Internal Revenue Service

NASD                  National Association of Securities Dealers, Inc.

NASDAQ System         National  Association  of  Securities  Dealers   Automated
                      Quotation System

NPV                   Net portfolio value

Offering             Subscription, Community and Syndicated Community Offerings,
                      collectively

Option Plan           Stock  option  plan  to  be adopted within one year of the
                      Conversion

Order Form            Form  for  ordering  stock  accompanied by a certification concerning certain matters

Other Members         Any  person  other  than  an  Eligible  Account  Holder or
                      Supplemental Eligible Account Holder who is entitled to vote at the Special Meeting due to the existence of a savings account or a borrowing, respectively, on the Voting Record Date for the Special Meeting.

OTC Bulletin Board    An electronic stock data system operated by NASDAQ

OTS                   Office of Thrift Supervision

Pink Sheets           Trademark name for the pink paper upon which stock data is published by the National Quotation Bureau

Plan of Conversion    Plan  of  Ninth  Ward  Savings Bank, FSB to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance of all of Ninth Ward Savings Bank, FSB' s outstanding capital stock to Delaware First Financial Corporation and the issuance of Delaware First Financial Corporation's stock to the public

Purchase Price       $10.00 per share price of the Common Stock

QTI                  Qualified thrift investment

QTL                  Qualified thrift lender

RSP Restricted stock plan to be adopted within one year of the Conversion

SAIF                 Savings Association Insurance Fund of the FDIC

SEC                  Securities and Exchange Commission

Securities Act       Securities Act of 1933, as amended

SFAS                 Statement of Financial Accounting Standards adopted by FASB

Special Meeting      Special Meeting  of members of Ninth Ward Savings Bank, FSB called for the purpose of approving the Plan

Subscription         Offering of  non-transferable  rights  to subscribe for the
Offering             Common  Stock,  in  order  of priority, to Eligible Account
                     Holders,   tax - qualified   employee  plans,  Supplemental
                     Eligible Account Holders and Other Members

Supplemental         Depositors,  who  are not Eligible Account Holders of Ninth
Eligible Account     Ward Savings  Bank,  FSB, with account balances of at least
Holders              $50 on September 30, 1997

Syndicated           Offering  of  shares  of  Common Stock  remaining after the
Community            Subscription

Offering Offering and undertaken prior to the end and as part of the Community Offering, and which may, at our discretion be made to the general public on a best efforts basis by a selling group of broker-dealers

Voting Record Date   The close of business on ______________, 1997, the date for
                     determining  members  entitled  to  vote  at  the   Special
                     Meeting.

================================================================================


No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Ninth Ward Savings Bank, FSB, Delaware First Financial Corporation, or Trident Securities. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus by Ninth Ward Savings Bank, FSB, Delaware First Financial Corporation or Trident Securities nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of Ninth Ward Savings Bank, FSB, since any of the dates as of which information is furnished herein or since the date hereof.


                      DELAWARE FIRST FINANCIAL CORPORATION

                             Up to 1,006,000 Shares
                              (Anticipated Maximum)
                                  Common Stock

                                 ---------------
                                   PROSPECTUS
                                 ---------------

                            TRIDENT SECURITIES, INC.
                           Dated November _____, 1997

                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.


Until the later of ________________, 1997, or 25 days after the commencement of the offering of Common Stock, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

     Article VI of the Company's Bylaws sets forth circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacities as follows:

                                   ARTICLE VI
                                 Indemnification


     SECTION 1. Indemnification of Directors, Officers and Employees.

     The Corporation shall indemnify to the full extent authorized by law any Director or officer made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Corporation or is or was serving, at the request of the Corporation, as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     The Corporation may, at the discretion of the Board of Directors, indemnify to the full extent authorized by law any employee or agent made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he, his testator or intestate is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     SECTION 2. Expenses Advanced.

     Expenses incurred with respect to any claim, action or proceeding of the character, actual or threatened, described in Section 1 of this Article VI, may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by such person to repay the amount so advanced if and. to the extent it shall ultimately be determined by a court of competent jurisdiction that he was not entitled to indemnification under this Bylaw.

     SECTION 3. Automatic Conformity to Law.

     The intention of this Bylaw is to provide indemnification with the broadest and most inclusive coverage permitted by law (a) at the time of the act or omission to be indemnified against, or (b) so permitted at the time of carrying out such indemnification, whichever of (a) or (b) may be broader or more inclusive and permitted by law to be applicable. If the indemnification permitted by law at this present time, or at any future time, shall be broader or more inclusive than the provisions of this Bylaw, then indemnification shall nevertheless extend to the broadest and most inclusive permitted by law at any time and this Bylaw shall be deemed to have been amended accordingly. If any provision or portion of this Article shall be found, in any action, suit or proceeding, to be invalid or ineffective, the validity and effect of the remaining parts shall not be affected.


Item 25. Other Expenses of Issuance and Distribution

         Underwriting Fees and Expenses........................... $151,000
         Legal Fees and Expenses..................................  125,000
         Printing, Postage and Mailing............................   60,000
         Accounting Fees and Expenses.............................   65,000
         Appraisal and Business Plan Fees and Expenses............   24,000
         Blue Sky Filing Fees and Expenses
          (including legal counsel)...............................   10,000
         Federal Filing Fees (OTS and SEC)........................   18,000
         Conversion Agent Fees....................................   10,000
         Stock Certificates.......................................    3,000
         Transfer Agent...........................................    3,000
         Other Expenses...........................................   50,000
                                                                   --------
         Total.................................................... $519,000
                                                                   ========



Item 26. Recent Sales of Unregistered Securities.

         Not applicable.

Item 27.  Exhibits:


    The exhibits schedules filed as a part of this registration statement are as follows:

1.1    Engagement Letter with Trident Securities, Inc.

*1.2   Agency Agreement with Trident Securities, Inc.

2.     Plan of Conversion (Exhibit A to Proxy Statement filed as Exhibit 99.2)

3.1    Certificate of Incorporation of Delaware First Financial Corporation.

3.2    Bylaws of Delaware First Financial Corporation.

*4     Form of Stock Certificate of Delaware First Financial Corporation.

*5.1 Opinion of Peabody & Brown regarding legality of securities being registered

*8.1   Federal Tax Opinion of Peabody & Brown

*8.2   Delaware Tax Opinion of Young, Conaway, Stargatt & Taylor

8.3 Opinion of FinPro, Inc. as to the value of subscription rights for tax purposes

10.1   Deferred   Compensation   Agreements  between  Delaware  First  Financial
       Corporation and each of Directors Gehrke & Baldt

10.2   Employee Stock Ownership Plan and Trust

23.1   Consents of Peabody & Brown

23.2   Consent of Deloitte & Touche

23.3   Consent of FinPro, Inc.

*23.4  Consent of Young, Conaway, Stargatt & Taylor

24     Power of Attorney (reference is made to the signature page)

*99.1  Proposed Stock Order Form and Form of Certification

99.2 Proxy Statement for Special Meeting of Members of Ninth Ward Savings Bank, FSB

*99.3  Miscellaneous Solicitation and Marketing Materials

*99.4  Appraisal Report

*      To be filed by amendment.

Item 28. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act").

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wilmington, State of Delaware, on September 24, 1997.

                                           DELAWARE FIRST FINANCIAL CORPORATION


                                       By: /s/
                                           ------------------------------------
                                           Ronald P. Crouch
                                             Director, President and Chief
                                             Executive Officer
                                             (Duly Authorized Representative)



                                POWER OF ATTORNEY

     We, the undersigned Directors of Delaware First Financial Corporation., hereby severally constitute and appoint Ronald P. Crouch, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Ronald P. Crouch, may deem necessary or advisable to enable Delaware First Financial Corporation. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Delaware First Financial Corporation. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Ronald P. Crouch shall do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signatures                        Title                             Date
----------                        -----                             ----

/s/                               President, Chief                  9/17/97
------------------------          Executive Officer                 -------
Ronald P. Crouch                  and Director

/s/                               Executive Vice President          9/17/97
------------------------          Chief Operating Officer           -------
Jerome P. Arrison                 and Treasurer

/s/                               Chairman                          9/17/97
------------------------                                            -------
J. Bayard Cloud

/s/                               Vice Chairman                     9/17/97
------------------------                                            -------
Ernest J. Peoples

/s/                               Director                          9/17/97
------------------------                                            -------
Dr. William R. Baldt

/s/                               Director                          9/17/97
------------------------                                            -------
Thomas B. Cloud

/s/                               Director                          9/17/97
------------------------                                            -------
Larry D. Gehrke

/s/                               Director                          9/17/97
------------------------                                            -------
Alan B. Levin

/s/                               Director                          9/17/97
------------------------                                            -------
Dr. Robert L. Schweitzer

As filed with the Securities and Exchange Commission on September 29, 1997.
                                                 Registration No. 333-__________


--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                   ----------



                                    EXHIBITS
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                   ----------






                      Delaware First Financial Corporation.
             (Exact name of registrant as specified in its charter)